Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

dated as of October 30, 2018

by and among

TOKIO MARINE & NICHIDO FIRE INSURANCE CO., LTD.,

TOKIO MARINE HOLDINGS, INC., SOLELY WITH RESPECT TO SECTION 5.14 AND ARTICLE XI,

and

RENAISSANCERE HOLDINGS LTD.

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-ii-

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Schedules

Schedule I      List of Transferred Subsidiaries

Exhibits

Exhibit A	Definitions
Exhibit B	Restrictive Legend
Exhibit C	Form of Opinion
Exhibit D	Form of Cooperation Agreement
Exhibit E	Form of Reserve Development Agreement
Exhibit F	TPC Term Sheet
Exhibit G	Form of IP Service Addendum

Disclosure Schedules

Parent Disclosure Schedule

Acquiror Disclosure Schedule

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This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 30, 2018, is entered into by and among TOKIO MARINE & NICHIDO FIRE INSURANCE CO., LTD., a Japanese joint stock corporation (the “Parent”), TOKIO MARINE HOLDINGS, INC., a Japanese joint stock corporation (the “Holding Company”), solely with respect to Section 5.14 and Article XI, and RENAISSANCERE HOLDINGS LTD., a Bermuda exempted company limited by shares (the “Acquiror”).

RECITALS

A. Tokio Millennium Re AG (“TMR AG”) is a Swiss corporation (Aktiengesellschaft) with its registered office in Zurich, Switzerland, registered under the company number CHE-204.370.626 in the commercial register of the Canton of Zurich, and is licensed to conduct reinsurance business in Switzerland (C1 license). TMR AG has a share capital of CHF 227,675,000, divided into 227,675,000 registered shares with a nominal value of CHF 1 each (the “TMR AG Shares”). Tokio Millennium Re (UK) Limited is an English limited company (“TMR UK” and, together with TMR AG, the “Companies”) with a share capital consisting of 125,000,000 ordinary shares with a par value of £1 per share (the “TMR UK Shares”).

B. The Parent directly owns all of the TMR AG Shares and all of the TMR UK Shares (collectively the “Shares”).

C. TMR AG owns, directly or indirectly, all of the issued and outstanding Capital Stock in each of the entities set forth in Schedule I (collectively, the “Transferred Subsidiaries,” and together with the Companies, the “TMR Group Entities” and each Company, Transferred Subsidiary, a “TMR Group Entity”).

D. Contemporaneously with the execution hereof, the parties hereto have entered into that certain Registration Rights Agreement (“RRA”), dated as of the date hereof and effective solely upon the Closing.

E. The Parent desires to sell to the Acquiror, and the Acquiror desires to directly or indirectly purchase from the Parent, the Shares upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A or elsewhere in this Agreement.

ARTICLE II

PURCHASE AND SALE OF THE SHARES

Section 2.01. Purchase and Sale of the Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Parent shall sell, convey, assign, transfer and deliver to the Acquiring Entity (or, as applicable, one or more Affiliates of the Acquiring Entity designated by the Acquiror in writing not less than five (5) Business Days prior to the Closing Date), free and clear of all Liens, and the Acquiror shall cause the Acquiring Entity to (or, as applicable, shall cause such Affiliates of Acquiror to) purchase, acquire and accept from the Parent, all of the Parent’s right, title and interest in and to the Shares free and clear of all Liens other than any Liens arising as a result of any of the Transaction Agreements or restrictions on transfer imposed by applicable securities Laws.

Section 2.02. Closing. Subject to the terms and conditions of this Agreement, on the last Business Day of the first month during which all the conditions set forth in Article VIII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or on such other date as the Parent and the Acquiror may agree in writing, the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) that shall be held at 10:00 a.m., New York City time, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, or such other time or place as the Parent and the Acquiror may agree in writing (the date on which the Closing takes place being the “Closing Date”).

Section 2.03. Purchase Price. On the terms and subject to the conditions set forth in this Agreement, at Closing, the Acquiror shall cause the Acquiring Entity to (i) pay to the Parent an aggregate amount in cash equal to the Closing Cash Consideration and (ii) deliver to the Parent a number of RenRe Shares equal to the RenRe Share Amount. The Closing Cash Consideration shall be paid by wire transfer of immediately available funds to the account designated by the Parent.

Section 2.04. Closing Deliveries.

(a) At the Closing, the Parent shall deliver, or cause to be delivered, to the Acquiror:

(i) a written assignment duly signed by the Parent in which the TMR AG Shares are transferred to the Acquiring Entity;

(ii) transfers in respect of the TMR UK Shares, duly executed in favor of the Acquiring Entity and share certificates or (in relation to share certificates that are missing) a lost share certificate indemnity in favor of TMR UK in a form reasonably acceptable to the Acquiror for the TMR UK Shares;

(iii) an irrevocable power of attorney in a form reasonably acceptable to the Acquiror duly executed by the Parent authorizing the Acquiring Entity (or such Person as it nominates) to exercise all voting and other rights attaching to the TMR UK Shares until the Acquiring Entity or that nominee is registered as the holder of those TMR UK Shares;

(iv) a counterpart of each of (1) the Cooperation Agreement in the form attached hereto as Exhibit D (the “Cooperation Agreement”), (2) Reserve Development Agreement substantially in the form attached hereto as Exhibit E (the “Reserve Development Agreement”), (3) the TPC Agreement (the “TPC Agreement”) substantially on the terms set forth on the TPC Term Sheet attached hereto as Exhibit F, (4) Addendum No. 14 to the Software Development and Consulting Services Agreement substantially in the form attached hereto as Exhibit G (the “IP Service Addendum”) and (5) to the extent entered into pursuant to Section 5.23, the TSA (such agreements collectively, together with this Agreement and the RRA, the “Transaction Agreements”), executed by the Parent and any of its Subsidiaries that are a party thereto, to the extent not previously delivered;

(v) copies (or other evidence) of all valid Governmental Approvals obtained, filed or made by the Parent or any of its Affiliates in satisfaction of Section 8.01(b);

(vi) the certificate referred to in Section 8.03(a);

(vii) a copy of the resolution of the board of directors of TMR UK by which the transfer of the TMR UK Shares is approved and the entry of the Acquiring Entity into the register of members of TMR UK is approved, subject to stamping of the transfers referred to in paragraph (ii) above;

(viii) an updated shareholders’ register of TMR AG in which the Acquiring Entity is recorded as sole owner and shareholder of TMR AG with all voting rights with respect to the TMR AG Shares;

(ix) written notice of reassignment, in form and substance reasonably acceptable to Acquiror, effective as of the Closing, provided to each officer of the Companies and their Subsidiaries identified by the Acquiror to the Parent at least three (3) Business Days prior to the Closing pursuant to which such Person is reassigned to another function within the TMR Group Entities as of the Closing;;

(x) written resignations, in form and substance reasonably acceptable to Acquiror, effective as of the Closing, of each director of the Companies and their Subsidiaries identified by the Acquiror to the Parent at least seven (7) Business Days prior to the Closing pursuant to which such resigning person declares (A) his or her resignation as of the Closing and, (B) for directors of TMR AG, waives any rights of any kind whatsoever he or she has against any of the TMR Group Entities excluding transaction bonuses and severance payments as set forth in Section 6.01(d);

(xi) originals of the share registers and any existing share certificates of the Transferred Subsidiaries evidencing the direct shareholding of TMR AG in the Transferred Subsidiaries;

(xii) a copy of the resolution of the board of directors of TMR AG approving the entry of the Acquiring Entity in the shareholders’ register of TMR AG as owner of, and sole shareholder with all voting rights with respect to, TMR AG;

(xiii) a copy of the minutes of the shareholders’ meeting(s) of TMR AG and/or TMR UK resolving on the Pre-Closing Dividend; and

(xiv) a copy of the minutes of the shareholder’s meeting of TMR AG resolving on the election of the individuals nominated by the Acquiror at least fifteen (15) Business Days prior to the Closing as directors with effect immediately after Closing.

(b) At Closing, the Acquiror shall deliver, or cause to be delivered, to the Parent:

(i) the Closing Cash Consideration paid by wire transfer of immediately available funds to the account designated by the Parent;

(ii) stock certificate(s) representing a number of RenRe Shares equal to the RenRe Share Amount bearing a restrictive legend in the form of Exhibit B;

(iii) any copies (or other evidence) of all valid Governmental Approvals obtained, filed or made by the Acquiror or any of its Affiliates in satisfaction of Section 8.01(b);

(iv) the certificate referred to in Section 8.02(a);

(v) the opinion of Appleby (Bermuda) Limited, Bermuda counsel to the Acquiror, or another Bermuda firm of similar quality, substantially in the form set forth in Exhibit C subject to customary reservations and assumptions; and

(vi) a counterpart of each of the Transaction Agreements, executed by the Acquiror and any of its Subsidiaries that are a party thereto, to the extent not previously delivered.

(c) In addition to the closing deliverables in (a) and (b) above, each party hereto shall take all such other actions and deliver to the other such other documents and instruments as may be required under applicable Law or reasonably necessary to consummate the transactions contemplated by this Agreement.

(d) At and not before the Closing, Parent shall cause the TMR Group Entities to pay the ADC/TPC Premium to Parent by wire transfer of immediately available funds to the account designated by the Parent.

Section 2.05. Purchase Price Adjustment.

(a) No later than five (5) Business Days prior to the Closing Date, the Parent shall prepare and deliver to the Acquiror an estimated unaudited balance sheet on a consolidated basis of TMR AG as of the Closing Date, and an estimated unaudited balance sheet of TMR UK as of the Closing Date, in each case prior to giving effect to the ADC/TPC Premium and prior to giving effect to the Pre-Closing Dividend, together with reasonable supporting documentation, and a statement (the “Closing Statement”) of a duly authorized Representative of the Parent, setting forth the Parent’s good faith estimate of (i) the Closing Tangible Book Value (the

“Estimated Tangible Book Value”), (ii) the Pre-Closing Dividend Amount (the “Estimated Pre-Closing Dividend Amount”) and (iii) the Estimated Closing Consideration and Closing Cash Consideration resulting therefrom, together with reasonable supporting documentation. The Closing Statement shall be subject to the review of and reasonable comment of the Acquiror, which the Parent shall consider in good faith. The Closing Statement shall be in the form of Section 2.05(a) of the Parent Disclosure Schedule and prepared and calculated in accordance with Section 2.06. For illustrative purposes only, attached as Section 2.05(a) of the Parent Disclosure Schedule is a Closing Statement as of and for the period ended on June 30, 2018.

(b) Within ninety (90) days following the Closing Date, the Acquiror shall prepare and deliver to the Parent, in the same format as the Closing Statement, the following (collectively, the “Preliminary Statement”):

(i) a calculation by the Acquiror of the Pre-Closing Dividend Amount (the “Preliminary Pre-Closing Dividend Amount”); and

(ii) a calculation by the Acquiror of the Closing Tangible Book Value determined in good faith in accordance with the terms set forth in Section 2.06 (the “Preliminary Tangible Book Value”).

If the Acquiror fails to deliver the Preliminary Statement to the Parent within ninety (90) days following the Closing Date, the Estimated Pre-Closing Dividend Amount and the Estimated Tangible Book Value shall each be considered final and binding as the “Pre-Closing Dividend Amount” and the “Closing Tangible Book Value,” respectively.

(c) The Parent shall have forty-five (45) days following receipt of the Preliminary Statement to review the calculations of the Preliminary Pre-Closing Dividend Amount and the Preliminary Tangible Book Value, and to notify the Acquiror in writing if it disputes any aspect of the Preliminary Pre-Closing Dividend Amount and the Preliminary Tangible Book Value set forth in the Preliminary Statement (the “Dispute Notice”), specifying the reasons therefor in reasonable detail. The Parent shall be conclusively deemed to have accepted all items and amounts contained in the Preliminary Statement other than the items identified in the Dispute Notice. In connection with the Parent’s review of the Preliminary Statement, the Acquiror shall permit, and shall cause its Representatives to permit, the Parent and its Representatives to have reasonable access, during normal business hours and upon reasonable notice, to (i) the books, records and relevant employees of the TMR Group Entities and (ii) all relevant work papers, schedules, memoranda and other documents prepared by the Acquiror or its Representatives in connection with its preparation of its calculation of the Preliminary Pre-Closing Dividend Amount and the Preliminary Tangible Book Value.

(d) In the event that the Parent shall deliver a Dispute Notice to the Acquiror, the Acquiror and the Parent shall attempt to resolve such dispute as promptly as practicable and, upon such resolution, if any adjustments to the Preliminary Pre-Closing Dividend Amount and/or the Preliminary Tangible Book Value shall be made in accordance with the resolution of the Acquiror and the Parent, then the Acquiror and the Parent shall set forth any such resolution in writing. If the Acquiror and the Parent are unable to resolve any such dispute within ten (10) Business Days (or such longer period as the Acquiror and the Parent shall mutually agree in writing) of the Parent’s delivery of such Dispute Notice, the Acquiror and the Parent shall promptly submit to the Independent Accounting Firm, acting solely as an expert and not as an arbitrator, for resolution of any items remaining in dispute, and any determination of the Independent Accounting Firm shall be final and binding on the parties. The Acquiror and the Parent agree to enter into a customary engagement letter with the Independent Accounting Firm, and any fees, costs or expenses of the Independent Accounting Firm (and the American Arbitration Association if engaged pursuant to the definition of Independent Accounting Firm) in respect of its services as contemplated by this Section 2.05(d) shall be borne by the parties in reverse proportion to the relative success of the parties on the disputed items submitted to the Independent Accounting Firm, with such determination of relative success made by the Independent Accounting Firm, or if the Independent Accounting Firm is unwilling to make such determination, then such fees, costs and expenses shall be borne fifty percent (50%) by the Parent and fifty percent (50%) by the Acquiror. The Independent Accounting Firm shall be instructed to use reasonable best efforts to perform its services and reach a final determination with respect to the matters submitted to it for resolution within thirty (30) days of submission of the dispute thereto and, in any case, as promptly as practicable after such submission. In resolving any disputed item, the Independent Accounting Firm (i) shall be bound by the provisions of this Section 2.05(d) and any other relevant provisions of this Agreement and (ii) may not assign a value to any item greater than the greatest value for such item claimed by either the Acquiror or the Parent or less than the smallest value for such item claimed by either the Acquiror or the Parent. In connection with the Independent Accounting Firm’s consideration of the dispute submitted to it, each party hereto shall permit, and cause its Affiliates and Representatives to permit, the Independent Accounting Firm and its Representatives to have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by such party or its Representatives in connection with its preparation of the Preliminary Statement and/or the Dispute Notice, as the case may be, and to finance personnel of such party and its Affiliates and any other information which the Independent Accounting Firm or any Representative thereof reasonably requests, and the parties hereto shall, and shall cause their respective Affiliates and Representatives to, otherwise cooperate with the Independent Accounting Firm and its Representatives in connection therewith.

(e) The Preliminary Pre-Closing Dividend Amount and the Preliminary Tangible Book Value, (i) if no Dispute Notice has been timely delivered by the Parent, as originally submitted and calculated by the Acquiror, or (ii) if a Dispute Notice has been timely delivered by the Parent, as adjusted pursuant to the resolution of such dispute in accordance with this Section 2.05(e) (whether by mutual written agreement of the Acquiror and the Parent, or by the determination of the Independent Accounting Firm), are referred to herein, respectively, as the “Pre-Closing Dividend Amount” and the “Closing Tangible Book Value,” respectively.

(f) If the Final Closing Consideration (as determined in accordance with Section 2.05(e)) is less than the ECC Lower Amount, then the Parent shall, promptly but in any event within three (3) Business Days following the determination of the Final Closing Consideration as determined in accordance with Section 2.05(e), pay to the Acquiring Entity an amount equal to the amount by which the Estimated Closing Consideration exceeds the Final Closing Consideration by wire transfer of immediately available funds to the account or accounts designated by the Acquiror.

(g) If the Final Closing Consideration (as determined in accordance with Section 2.05(e)) is greater than the ECC Upper Amount, then the Acquiror shall cause the Acquiring Entity to, promptly but in any event within three (3) Business Days following the determination of the Final Closing Consideration as determined in accordance with Section 2.05(e), pay to the Parent an amount equal to the amount by which the Final Closing Consideration exceeds the Estimated Closing Consideration by wire transfer of immediately available funds to the account or accounts designated by the Parent.

(h) The parties acknowledge that the payments contemplated by Section 2.05(f) and Section 2.05(g) are intended by the parties to be treated as part of the Purchase Price and the parties will treat any such payment as an adjustment to the Purchase Price for Tax and financial reporting purposes. The Acquiror and the Parent agree not to take any position that is inconsistent with the intent expressed in this Section 2.05(h) unless required by applicable Law.

Section 2.06. Accounting Principles.

The Closing Statement, the Preliminary Statement and all estimates, calculations and re-calculations of the Closing Tangible Book Value shall be prepared in accordance with IFRS, subject to Section 2.06 of the Parent Disclosure Schedule; provided, that the Acquiror may elect, solely with respect to the Fair Market Value of any Delphi Securities listed in Section 5.12(b)(i)(1) of the Parent Disclosure Schedule that are included as part of the calculation of Closing Tangible Book Value, to be based on the valuation of such Delphi Securities as of the Closing Date as determined by BlackRock Financial Markets Advisory (or another nationally recognized investment manager mutually agreeable to the Parent and Acquiror), which valuation shall be (a) at the Parent’s expense and (b) final and binding on the parties hereto, including for the purposes of Section 2.05(d).

Section 2.07. Withholding Taxes. The Acquiror shall be entitled to deduct and withhold from the Purchase Price and any other amounts otherwise payable to the Parent pursuant to this Agreement such amounts as may be required under applicable Tax Law to be deducted and withheld and any such deducted or withheld amounts shall be deemed paid for all purposes of this Agreement to the extent such amounts are duly and timely remitted to the appropriate Governmental Authority. Without limiting the foregoing, if the Acquiror believes that any such withholding or deduction is required under applicable Tax Law with respect to any payment under this Agreement, then it shall give written notice (setting forth, in reasonable detail, the authority, basis and method of calculation for such proposed withholding or deduction) to the Parent as reasonably practicable prior to making such payment, and it shall provide the Parent a reasonable opportunity to provide any applicable certificates, forms or documentation that would reduce or eliminate, and will otherwise reasonably cooperate with the Parent, at the expense of the Parent, to reduce or eliminate, the requirement to deduct or withhold Tax with respect to such payment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARENT

Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to the Acquiror by the Parent prior to entering into this Agreement (the “Parent Disclosure Schedule”) (it being understood and agreed by the parties hereto that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Parent Disclosure Schedule to which the relevance of such item is reasonably apparent on its face), and subject to Section 11.09, the Parent hereby represents and warrants to the Acquiror as of the date hereof and as of the Closing Date (unless otherwise stated in this Article III) as follows:

Section 3.01. Incorporation and Authority of the Parent. The Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization. The Parent or the applicable Affiliate of the Parent has all requisite corporate or other applicable organizational power to enter into, consummate the transactions contemplated by, and carry out its obligations under, each of the Transaction Agreements to which it is a party. The execution and delivery by the Parent or the Affiliate of the Parent (as applicable) of each of the Transaction Agreements to which it is a party and the consummation by the Parent or the Affiliate of the Parent (as applicable) of the transactions contemplated by each of the Transaction Agreements to which it is a party have been or will be prior to the Closing (as applicable) duly authorized by all requisite corporate or other similar organizational action on the part of the Parent or the Affiliate of the Parent (as applicable). Each of the Transaction Agreements to which the Parent or the Affiliate of the Parent (as applicable) is a party has been, or upon execution and delivery thereof will be, duly executed and delivered by the Parent or the Affiliate of the Parent (as applicable). Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Agreements to which the Parent or the Affiliate of the Parent (as applicable) is a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of the Parent or the Affiliate of the Parent (as applicable), enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 3.02. Incorporation, Qualification and Authority of the TMR Group Entities. Each TMR Group Entity and Norwood is a corporation or other organization duly incorporated or organized and validly existing under the Laws of its jurisdiction of incorporation or organization and has the requisite corporate or other applicable organizational power and authority to conduct its business as presently conducted and as is proposed to be conducted. Each TMR Group Entity, each of the licensed branches of TMR AG set forth in Section 3.02 of the Parent Disclosure Schedule (each, a “TMR Branch”), and Norwood is duly qualified as a foreign corporation or other organization to do business, and is in good standing (or the equivalent, if any, in the applicable jurisdiction), in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification and good standing necessary, except as disclosed in Section 3.02 of the Parent Disclosure Schedule or for failures to so qualify or be in good standing (or the equivalent, if any, in the applicable jurisdiction) that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Section 3.02 of the Parent Disclosure Schedule sets forth the jurisdiction of organization of each TMR Group Entity, each TMR

Branch and Norwood, and each jurisdiction in which each TMR Group Entity, each of the TMR Branches and Norwood is licensed or qualified as a foreign corporation. The copies of the certificate of incorporation and bylaws (or other organizational documents) of each of the TMR Group Entities and Norwood previously made available by the Parent to the Acquiror are true, correct and complete and are in full force and effect.

Section 3.03. Capital Structure of the TMR Group Entities; Ownership and Transfer of the Shares. Section 3.03 of the Parent Disclosure Schedule sets forth the number of shares (or other applicable units) of each class or series of Capital Stock in each TMR Group Entity and Norwood that are authorized, issued and outstanding, together with the registered holder thereof. The Shares, and all the outstanding shares (or other applicable units) of each class or series of Capital Stock in each of the Transferred Subsidiaries and Norwood, have been duly authorized and validly issued, and are fully paid and nonassessable free and clear of all Liens (other than any Liens arising as a result of any of the Transaction Agreements) or restrictions on transfer imposed by applicable securities Laws and have not been issued in violation of any preemptive or similar rights. There are no outstanding options, warrants, rights, calls, preemptive rights, subscription rights, contracts or other commitments that could require any TMR Group Entity or Norwood to issue or sell any equity or equity-linked securities. There are no agreements of any kind which may obligate any TMR Group Entity or Norwood to issue, purchase, redeem or otherwise acquire any Capital Stock of any TMR Group Entity or Norwood. There are no shares (or other applicable units) of any Capital Stock of any TMR Group Entity or Norwood reserved for issuance. The Parent is the legal owner of the Shares. TMR AG owns, directly or indirectly, all of the outstanding Capital Stock in each of the Transferred Subsidiaries. At the Closing, the Parent will transfer to the Acquiror, and the Acquiror will be vested with, good and marketable title in all Shares free of all Liens, other than any Liens arising as a result of any of the Transaction Agreements or restrictions on transfer imposed by applicable securities Laws. The sale and delivery of the Shares as contemplated by this Agreement are not subject to any preemptive rights, right of first refusal or similar right.

Section 3.04. No Conflict. Provided that all consents, notices, approvals, authorizations and other actions described in Section 3.05 have been obtained or taken, except as otherwise provided in this Article III, and except as set forth in Section 3.04 of the Parent Disclosure Schedule, the execution and delivery by the Parent or the Affiliate of the Parent (as applicable) of, and the consummation by the Parent or the Affiliate of the Parent (as applicable) of the transactions contemplated by, the Transaction Agreements to which the Parent or the Affiliate of the Parent (as applicable) is a party do not and will not (a) violate or conflict with the organizational documents of the Parent, any TMR Group Entity or Norwood, (b) conflict with or violate any Law or Governmental Order applicable to the Parent or the Affiliate of the Parent (as applicable), any TMR Group Entity or Norwood, or by which any of them or any of their respective properties or assets is bound or subject or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of any TMR Group Entity or Norwood pursuant to, any Material Contract to which any TMR Group Entity or Norwood is a party or by which any of it or any of its respective properties or assets is bound or subject, except, in the case of clause (c) of this Section 3.04, for any such conflicts, violations, breaches, defaults, terminations, accelerations, cancellations or creations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.05. Consents and Approvals. Except as may result from any facts or circumstances relating to the identity or regulatory status of the Acquiror or its Affiliates and except in connection, or in compliance, with (a) the notification and waiting period requirements of the HSR Act and (b) the approvals, filings and notifications required by applicable Laws that are set forth in Section 3.05 of the Parent Disclosure Schedule, the execution and delivery by the Parent or its applicable Affiliates of the Transaction Agreements to which it is a party do not, and the consummation by the Parent or its applicable Affiliate of the transactions contemplated by the Transaction Agreements to which it is a party will not, require any consent, approval, license, permit, order, qualification or authorization of, or registration with or other action by, or any filing with or notification to, any Governmental Authority (each, a “Governmental Approval”) to be obtained or made by the Parent or its applicable Affiliates (including the TMR Group Entities or Norwood).

Section 3.06. Financial Information.

(a) (i) Section 3.06(a) of the Parent Disclosure Schedule sets forth true, correct and complete copies of the audited consolidated financial statements of TMR AG and the audited financial statements of TMR UK, in each case for the financial years ending on each of December 31, 2017 and 2016 (the “2017/2016 Financial Statements”); (ii) as of or prior to the Closing Date, in accordance with Section 5.15(b), Parent shall have delivered to Acquiror true, correct and complete copies of the audited consolidated financial statements of TMR AG and the audited financial statements of TMR UK, in each case for the financial year ending on December 31, 2018, but solely in the event such audited financial statements have been prepared and completed prior to the Closing (the “2018 Financial Statements”, and collectively with the 2017/2016 Financial Statements, the “Full Year Financial Statements”); (iii) Section 3.06(a) of the Parent Disclosure Schedule sets forth true, correct and complete copies of the unaudited consolidated balance sheet of TMR AG and the unaudited balance sheet of TMR UK (together, the “Reference Balance Sheets”), in each case as of the quarterly period ending on June 30, 2018 (the “Reference Balance Sheet Date”); (iv) Section 3.06(a) of the Parent Disclosure Schedule sets forth true, correct and complete copies of the unaudited consolidated statements of income of TMR AG and the unaudited statements of income of TMR UK, in each case for the quarterly period ended June 30, 2018; and (v) as of or prior to the Closing Date, in accordance with Section 5.15(b), Parent shall have delivered to Acquiror true, correct and complete copies of the unaudited consolidated balance sheet and unaudited consolidated statements of income of TMR AG and the unaudited consolidated balance sheet and unaudited statements of income of TMR UK, in each case for the quarterly period ended September 30, 2018, but solely in the event such unaudited financial statements have been prepared and completed prior to the Closing (the balance sheets and the statements of income referred to in clauses (iii) through (v) of this Section 3.06(a) being collectively referred to herein as the “Interim Financial Statements,” and the Interim Financial Statements together with the Full Year Financial Statements, the “Financial Statements”). The Financial Statements were, or upon completion will be, derived from and prepared in accordance with the books and records of the applicable TMR Group Entities.

(b) The audited consolidated Full Year Financial Statements of TMR AG (except as expressly set forth in such Financial Statements) have been, or upon completion will be, prepared, in all material respects, in accordance with IFRS applied on a consistent basis (except as may be indicated in the notes thereto) and give, or upon completion will give, in all material aspects a true and fair view of the financial position of TMR AG and the Transferred Subsidiaries as at each of December 31, 2018 (if applicable), December 31, 2017 and December 31, 2016 and the results of operations and the cash flows for the twelve-months periods then ended, in accordance with IFRS. The unaudited consolidated Interim Financial Statements of TMR AG present, or upon completion will present, fairly the financial position of TMR AG and the Transferred Subsidiaries as at September 30, 2018 (if applicable) and June 30, 2018 and the results of operations for the six-months period then ended, in accordance with IFRS except for the absence of certain footnote disclosure and for normal and recurring year-end audit adjustments.

(c) The audited Full Year Financial Statements of TMR UK (except as expressly set forth in such Financial Statements) have been, or upon completion will be, prepared, in all material respects, in accordance with UK GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and give, or upon completion will give, in all material aspects a true and fair view of the financial position of TMR UK as at each of December 31, 2018 (if applicable), December 31, 2017 and December 31, 2016 and the results of operations and the cash flows for the twelve-months periods then ended, in accordance with UK GAAP. The unaudited Interim Financial Statements of TMR UK present, or upon completion will present, fairly the financial position of TMR UK as at September 30, 2018 (if applicable) and June 30, 2018 and the results of operations for the six-months period then ended, in accordance with UK GAAP except for the absence of certain footnote disclosure and for normal and recurring year-end audit adjustments.

(d) Each Company, each Transferred Subsidiary that is an insurance company, and each TMR Branch (each, a “Reinsurance Entity”) has filed or submitted all statutory financial statements, together with any exhibits, schedules and notes thereto (collectively, the “Statutory Statements”), required to be filed with or submitted to the appropriate insurance regulatory authorities of each jurisdiction in which such Reinsurance Entity is licensed or authorized on forms prescribed or permitted by such insurance regulatory authority, except for such failures to file or submit that would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. Norwood has filed or submitted all statutory financial statements, together with any exhibits, schedules and notes thereto (the “Norwood Statutory Statements”) required to be filed with or submitted to the appropriate insurance regulatory authorities of each jurisdiction in which Norwood is licensed or authorized on forms prescribed or permitted by such insurance regulatory authority, except for such failures to file or submit that would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. The Parent has made available to Acquiror true and complete copies of the Statutory Statements for each quarterly and annual period from December 31, 2016 to June 30, 2018, each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable insurance regulatory authority. The Statutory Statements and the Norwood Statutory Statements have been prepared in accordance with the Accounting Principles consistently applied for the periods covered thereby, were derived from the books and records of the applicable Reinsurance Entity or Norwood, as applicable, and present fairly in all material respects the statutory financial position of such Reinsurance Entity or Norwood as of the respective dates thereof and the results of operations, cash flows, and changes in capital and surplus (or stockholders’ equity, as applicable) of such Reinsurance Entity or Norwood for the respective periods then ended (subject, in the case of the unaudited Statutory Statements, to normal year-end adjustments). The Statutory Statements and the Norwood Statutory Statements complied in all material respects with all applicable Laws when filed or submitted, and no material violation or deficiency has been asserted by any Governmental Authority with respect to any of the Statutory Statements or Norwood Statutory Statements that has not been cured or otherwise resolved to the satisfaction of such Governmental Authority. The statutory balance sheets and income statements included in the annual Statutory Statements have been audited by the Company’s independent auditors, and the Parent has made available to Acquiror true and complete copies of all audit opinions related thereto for the periods beginning December 31, 2016 to June 30, 2018, in each case as filed with the insurance regulatory authority of the jurisdiction of domicile of such Reinsurance Entity. Except as indicated therein, the admitted assets that are reflected on the Statutory Statements comply in all material respects with all applicable insurance Laws with respect to admitted assets and are in an amount at least equal to the minimum amount required by applicable insurance Laws. The financial statements included in the Statutory Statements accurately reflect in all material respects the extent to which, pursuant to applicable Laws and Accounting Principles, the applicable Reinsurance Entity is entitled to take credit for reinsurance (or any local equivalent concept) on such Statutory Statements. Except as set forth in Section 3.06(d) of the Parent Disclosure Schedule, no Reinsurance Entity has obtained any permitted accounting practice from any insurance regulatory authority that is currently in effect or was in effect at any time since December 31, 2016, and the Statutory Statements were not prepared on the basis of any permitted accounting practice.

(e) Each TMR Group Entity has implemented and maintains a system of internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of the Financial Statements and Statutory Statements for external purposes in accordance with IFRS, UK GAAP, SAP, applicable Law or accounting standards to the extent applicable to such entity, including the following: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS, UK GAAP, SAP, applicable Law or accounting standards to the extent applicable to such entity and to maintain asset accountability; (iii) access to and disposition of assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2016, there have been no disputes between any TMR Group Entity and its external auditor. Since January 1, 2016, there has been (1) no material weakness or significant deficiency in any TMR Group Entity’s internal control over financial reporting (whether or not remediated) and (2) no change in such TMR Group Entity’s internal control over financial reporting that has materially affected, or is reasonably likely to materially and adversely affect, such TMR Group Entity’s internal control over financial reporting.

(f) The books and records of each TMR Group Entity (i) have been maintained in all material respects in accordance with applicable Law and sound business practices and (ii) are accurate in all material respects.

(g) Section 3.06(g) of the Parent Disclosure Schedule sets forth a true and complete list of all outstanding Indebtedness of the TMR Group Entities as of September 30, 2018 and all outstanding Indebtedness of, or other means of capital support provided by, the Parent and its Affiliates (other than the TMR Group Entities) that has been used since January 1, 2016 to fund the Business. Neither Parent nor any of its Affiliates is in default, and no waiver of default is presently in effect, in the payment of any principal or interest on any such Indebtedness and, to the Knowledge of Parent, no event or condition exists with respect to any such Indebtedness that would permit (or that with notice or lapse of time, or both, would permit) one or more Persons to cause any such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled date of payment.

(h) Except as set forth in the Financial Statements, there are no material off-balance sheet liabilities.

(i) The insurance loss reserves contained or reflected in the financial statements delivered pursuant to this Section 3.06: (i) have been computed in all material respects in accordance with generally accepted actuarial standards consistently applied; (ii) are fairly stated, in all material respects, in accordance with sound actuarial principles and (iii) were determined, in all material respects, in accordance with IFRS, UK GAAP or SAP, as applicable, consistently applied, and all applicable requirements of Law. The books and records of the TMR Group Entities include all material work papers used as the basis for establishing and verifying the accuracy of such insurance loss reserves for the periods presented in such financial statements.

(j) The Parent has made available to the Acquiror a true and complete copy of (i) the actuarial report prepared by KPMG AG (“KPMG”) with respect to the Business as at June 30, 2018 and dated September 5, 2018, and all attachments, addenda, supplements and modifications thereto (collectively, the “KPMG Report”), (ii) the actuarial report prepared by Milliman, Inc. (“Milliman”) with respect to the Business as at December 31, 2017, and all attachments, addenda, supplements and modifications thereto (collectively, the “Milliman Report”) and (iii) the actuarial report prepared by Towers Watson Limited (collectively with KPMG and Milliman, the “Actuarial Firms”) with respect to the Business as at December 31, 2017, and all attachments, addenda, supplements and modifications thereto (collectively, together with the KPMG Report and the Milliman Report, the “Actuarial Report”). The historical financial and actuarial information and data furnished by the Parent and its Affiliates to the Actuarial Firms in connection with the preparation of the Actuarial Reports were (1) obtained from the books and records of the TMR Group Entities, (2) generated from the same underlying sources and systems that were utilized by the Parent or their applicable Affiliates to prepare the Statutory Statements for the year ended December 31, 2017 to the extent applicable, (3) accurate in all material respects as of the date delivered. Neither Actuarial Firm has issued to the Parent or its Affiliates, nor does the Parent have any pending request for, any new report or errata with respect to any Actuarial Report nor has it notified the Parent that either Actuarial Report is inaccurate in any material respect. Section 3.06(j) of the Parent Disclosure Schedule lists all actuarial reports (other than the Actuarial Reports) that (x) were prepared since January 1, 2016, (y) relate to the Business and (z) were prepared by external actuaries or, to the extent made available to any Governmental Authority or otherwise material to the Business, internal actuaries. The Parent has made available to the Acquiror complete and accurate copies of all such actuarial reports, together with all attachments, opinions, addenda, supplements and modifications thereto.

Section 3.07. Absence of Certain Changes. Except as expressly contemplated by this Agreement, from the Reference Balance Sheet Date to the date hereof, (a) the TMR Group Entities and Norwood have conducted the Business in the Ordinary Course of Business, and (b) there has not occurred any event or events that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect and (c) the Parent has not and the TMR Group Entities and Norwood have not taken any action that, if taken on or after the date hereof, would require the consent of the Acquiror pursuant to Section 5.01(i) (ii), (iii), (iv), (v), (ix), (xvii), (xviii), (xx), (xxvi) and, to the extent relating to the foregoing sub-sections of Section 5.01, (xxii).

Section 3.08. Absence of Litigation. There are no Actions (other than claims under or in connection with Reinsurance Contracts in the Ordinary Course of Business that are not material in amount to the TMR Group Entities taken as a whole or as set forth on Section 3.08 of the Parent Disclosure Schedule) pending or, to the Knowledge of the Parent, threatened in writing against any TMR Group Entity or Norwood that (i) would reasonably be expected to result in damages in excess of $250,000, (ii) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (iii) limit or alter the conduct of the Business in any material respects.

Section 3.09. Compliance with Laws.

(a) None of the TMR Group Entities, TMR Branches and Norwood are, and the Business has not been and is not being conducted, in material violation of any Laws (including any Laws regulating the insurance business) or Governmental Orders applicable to it or its assets, properties or businesses. The TMR Group Entities and TMR Branches and Norwood have not received at any time since January 1, 2016 any notice or communication from any Governmental Authority regarding any actual, alleged or potential violation of, or failure to comply with, any Laws.

(b) There are no agreements, memoranda of understanding, commitment letters or similar undertakings binding on the TMR Group Entities, TMR Branches and Norwood, or to which any TMR Group Entity, TMR Branch or Norwood is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand, or any Governmental Orders or directives by, or supervisory letters or cease-and-desist orders from, any Governmental Authority, nor has any TMR Group Entity, TMR Branch or Norwood adopted any board resolution at the request of any Governmental Authority, in each case specifically with respect to any of the TMR Group Entities, TMR Branches or Norwood, which, except to the extent already required under applicable Law with respect to reinsurers and insurers generally, (i) limit the ability of the TMR Group Entities, TMR Branches or Norwood to issue insurance policies or enter into Reinsurance Contracts, (ii) require any divestiture of any investment of any TMR Group Entity, TMR Branch or Norwood, (iii) in any manner relate to the ability of any TMR

Group Entity, TMR Branch or Norwood to pay dividends, (iv) require any investment of Reinsurance Entities to be treated as non-admitted assets (or local equivalent), or (v) otherwise restrict the conduct of Business, nor has any TMR Group Entity, TMR Branch or Norwood been advised by any Governmental Authority that it is contemplating any of the foregoing.

(c) Each TMR Group Entity, TMR Branch and Norwood has implemented and maintains in effect policies and procedures designed to ensure compliance by it with Anti-Corruption Laws. Since January 1, 2016, the TMR Group Entities, the TMR Branches and Norwood and, to the Knowledge of the Parent, their respective officers, employees, directors and agents are in compliance with Anti-Corruption Laws.

(d) Except as set forth in Section 3.09(d) of the Parent Disclosure Schedule, (i) since January 1, 2016, the TMR Group Entities, TMR Branches and Norwood are and have been in compliance with all applicable economic sanctions and regulations (including, for the avoidance of doubt, those administrated by the Office of Foreign Assets Control) and (ii) none of the TMR Group Entities, TMR Branches and Norwood or, to the Knowledge of the Parent, any of the TMR Group Entities’ or Norwood’s Affiliates, directors, officers, agents, employees or other Persons acting on behalf of the TMR Group Entities or Norwood is owned or controlled by, or is acting on behalf of, a sanctioned party or engaged in any activity that could result in the imposition of secondary sanctions under Laws existing as of the date hereof on any of the foregoing in any jurisdiction in which the TMR Group Entities, the TMR Branches or Norwood conduct business.

(e) Since January 1, 2016, the TMR Group Entities, TMR Branches and Norwood are and have been in compliance with all applicable Laws relating to money laundering, currency transfers or other regulations concerning the transfer of monetary instruments (“AML Measures”). The TMR Group Entities, TMR Branches and Norwood maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with AML Measures.

(f) With respect to the TMR Group Entities, TMR Branches and Norwood, there is no pending or, to the Knowledge of the Parent, threatened, and there has not been in the past, any audit, review, enforcement action, Governmental Order or disclosure by any TMR Group Entity, TMR Branch and Norwood to a Governmental Authority regarding legal noncompliance with respect to corrupt practices, money laundering, terrorism financing, unlawful trade or commerce, or unlawful technology transfer.

Section 3.10. Governmental Permits.

(a) Except as set forth in Section 3.10(a) of the Parent Disclosure Schedule, the TMR Group Entities, the TMR Branches and Norwood hold all material governmental qualifications, registrations, filings, licenses, permits, approvals, certifications, permissions, consents, franchises, concessions, variances, exemptions, waivers, orders or authorizations issued or granted by Governmental Authorities necessary to conduct the Business and to own or use their respective assets and properties, as such Business, assets and properties are conducted, owned and used, respectively, on the date hereof (collectively, the “Permits”). True, complete and correct copies of the Permits have been and all other directions, approvals, consents and acceptances of any Governmental Authority in relation to the TMR Group Entities, the TMR Branches or Norwood have been disclosed or otherwise made available to the Acquiror.

(b) Where required, the TMR Group Entities, the TMR Branches and Norwood have been duly registered under the Bermuda Insurance Act 1978 (“Insurance Act”) and related regulation for each line of business that they write. Copies of such registrations together with all directions issued under the Insurance Act have been disclosed to the Acquiror.

(c) All material Permits are valid and in full force and effect. Except as set forth in Section 3.10(c) of the Parent Disclosure Schedule, none of the TMR Group Entities, TMR Branches or Norwood are the subject of any pending or, to the Knowledge of the Parent, threatened in writing Action seeking the revocation, suspension, termination of any Permit, and none of the TMR Group Entities, TMR Branches or Norwood are in default in any material respect under any Permit. None of the TMR Group Entities, or the TMR Branches or Norwood is subject to any formal or informal agreement or understanding with any Governmental Authority of any jurisdiction or any Governmental Order specifically naming them that restricts their authority to conduct their business or requires any of them to take, or refrain from taking, any action relating to the conduct of its business otherwise permitted by applicable Laws. The TMR Group Entities, TMR Branches and Norwood have not received, at any time since January 1, 2016, any notice or communication from any Governmental Authority regarding any actual, alleged or potential violation of, or a failure to comply with, the terms and requirements of any Permit or any actual or potential revocation, withdrawal, suspension, cancellation, modification, or termination of any Permit. All applications required to have been filed for the renewal of each Permit and any other filings required to have been made with respect to each Permit have been duly filed on a timely basis with the appropriate Governmental Authority. Subject to obtaining the Governmental Approvals, none of the Permits will be subject to revocation, suspension, withdrawal or termination as a result of the consummation of the transactions contemplated by this Agreement.

(d) Each TMR Group Entity and Norwood has filed all material reports, statements, documents, renewals, registrations, filings or submissions required to be filed by it with any Governmental Authority in respect of its business since January 1, 2016. All such registrations, filings and submissions were in compliance in all material respects with applicable Law when filed or as amended or supplemented, and no material deficiencies have been asserted in writing by any Governmental Authority with respect to such registrations, filings or submissions that have not been resolved.

Section 3.11. Intellectual Property.

(a) Section 3.11(a) of the Parent Disclosure Schedule sets forth an accurate and complete list of all Registered Intellectual Property and material Software included in the Company Owned Intellectual Property, indicating for each such item the TMR Group Entity that is the owner of record, the registration and application number, as applicable, and the applicable filing jurisdiction.

(b) As of the date hereof, a TMR Group Entity is the sole and exclusive owner of the Company Owned Intellectual Property, free and clear of any Liens (other than Permitted Liens). The Company Owned Intellectual Property constitutes all of the Intellectual Property and Software owned by the Parent and its Affiliates that is used in the Business as presently conducted and as conducted within the twelve (12) months prior to the date hereof. The Company Owned Intellectual Property and the Intellectual Property that is licensed to any TMR Group Entity by the Holding Company, the Parent and their respective Affiliates or any third party constitutes all of the Intellectual Property used or held for use in or necessary for, and material to, the conduct of the Business. The TMR Group Entities own or otherwise have a valid right to use all Intellectual Property used in and material to the Business, and the consummation of the transactions contemplated by this Agreement shall not alter or impair any TMR Group Entity’s right in or to any such Intellectual Property in any material respects. For the avoidance of doubt, the representations in this Section 3.11(b) shall not be deemed to constitute, or be construed as, a representation or warranty of non-infringement of the Intellectual Property of any third party, which is addressed exclusively in Section 3.11(c) and Section 3.11(d).

(c) As of the date hereof and during the two (2) years prior to the date hereof, none of the TMR Group Entities or Norwood has received any written claim or notice from any Person that any TMR Group Entity or Norwood is engaging in any activity that infringes upon, constitutes the misappropriation of, or otherwise violates any Intellectual Property right of such Person that has not been resolved.

(d) As of the date hereof, (i) the registered or issued items included in the Registered Intellectual Property owned by each TMR Group Entity are subsisting, and to the Knowledge of the Parent, valid and enforceable and (ii) none of the Registered Intellectual Property is subject to any pending or outstanding Governmental Order that adversely restricts the use, transfer, registration or licensing of any such Registered Intellectual Property or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any Registered Intellectual Property. To the Knowledge of the Parent, no Person is infringing upon, misappropriating, or otherwise violating the Company Owned Intellectual Property, and the operation of the Business does not infringe, misappropriate or otherwise violate, and has not during the two (2) years prior to the date hereof, infringed, misappropriated or otherwise violated the Intellectual Property right of any third party.

(e) The TMR Group Entities have taken commercially reasonable measures to protect the confidential nature of the trade secrets and confidential information that they own. To the Knowledge of the Parent, there has been no unauthorized disclosure to a third party of such trade secrets or confidential information. Except as set forth on Section 3.11(e) of the Parent Disclosure Schedule, since April 1, 2018, policies applicable to all current and former employees and contractors of each TMR Group Entity involved in the development of material Intellectual Property for or on behalf of such TMR Group Entity have provided that all such Intellectual Property developed by them are solely and exclusively owned by, the applicable TMR Group Entity. To the Knowledge of the Parent, no current or former employee, officer or contractor has any right, title or interest in or to any Intellectual Property created, modified or developed by such employee, officer or contractor for or on behalf of a TMR Group Entity.

(f) None of the Software owned by any TMR Group Entity is subject to the terms of any Open Source License that requires or purports to require: (i) any Company Software to be disclosed, distributed or otherwise made available or provided in source code form or to be licensed for the purpose of making derivative works; or (ii) any material restriction on the use or distribution of, or any restriction on the consideration to be charged for the use or distribution of, any Company Software; or (iii) any TMR Group Entity to permit reverse-engineering of any Company Software. To the Knowledge of the Parent, each TMR Group Entity is and has been, since January 1, 2016, in compliance with the terms of each applicable Open Source License.

(g) The TMR Group Entities’ respective IT Systems operate and perform in all material respects as required by the Business and have not materially malfunctioned or failed during the two (2) years prior to the date hereof. Each TMR Group Entity has taken commercially reasonable actions to protect the integrity and security of the IT Systems within its operational control and the information stored therein, processed thereon or transmitted therefrom from unauthorized use, access, or modification by third parties, and to the Knowledge of the Parent, there has been no such unauthorized use, access or modification that has adversely affected the Business. Each TMR Group Entity owns or has a valid right to access and use the IT Systems that are used in the conduct of its business as presently conducted, including valid licenses to use all Software present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees or contractors for their use in connection with the Business. The TMR Group Entities have implemented commercially reasonable backup, security and disaster recovery technology and procedures.

(h) To the Knowledge of the Parent, the Company Software does not contain any computer code or any other mechanisms that (i) contain any “back door,” virus, malware, Trojan horse, or similar devices (each, a “Contaminant”), (ii) disrupt, disable, erase or harm the operation of any Software, or cause any Software to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (iii) permit any Person to access such Software, data, hardware, storage media, programs, equipment or communications without authorization, in each case, that could have a material and adverse effect on the Business. To the Knowledge of the Parent, the IT Systems are free from Contaminants that materially interfere with their normal operation, or allow circumvention of security controls, or that cause damage to or allow unauthorized access to the IT Systems or any Software or data stored therein, processed or executed thereon or transmitted therefrom.

Section 3.12. Privacy and Data Security.

(a) The TMR Group Entities and Norwood are, and since January 1, 2016, have been, compliant in all material aspects with (i) all Data Protection Laws; (ii) all published policies, procedures, agreements, and notices relating to the TMR Group Entities’ collection, use, storage, or disclosure of Personal Data; and (iii) all contractual commitments or codes of conduct to which the TMR Group Entities or Norwood are bound concerning the TMR Group Entities’ or Norwood’s collection, use, storage, or disclosure of Personal Data.

(b) As of the date hereof, none of the TMR Group Entities nor Norwood have received any written subpoenas, demands, or other written notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Law, nor is any TMR Group Entity nor Norwood under investigation by any Governmental Authority for any actual or potential violation of any Data Protection Law.

As of the date hereof, no written notice, complaint, claim, enforcement action, or litigation of any kind has been served on, or initiated against any TMR Group Entity or Norwood.

(c) The TMR Group Entities and Norwood have implemented and maintain commercially reasonable technical, administrative, and organizational safeguards, compliant with applicable Data Protection Laws and contractual requirements, to protect (i) the operation, confidentiality, integrity and security of the TMR Group Entities’ and Norwood’s Software, systems, applications, and websites involved in the collection and/or processing of Personal Data and (ii) against the loss or unauthorized access, use, modification, or disclosure of Personal Data in the TMR Group Entities’ possession or control.

(d) As of the date hereof, there are not and since January 1, 2016, have been no failures, crashes, security breaches, unauthorized access, use, modification, or disclosure or other adverse events or incidents related to Personal Data. As of the date hereof, there are no and since January 1, 2016, have not been any pending or expected complaints, claims, enforcement actions, or litigation of any kind against any TMR Group Entity or Norwood in connection with any such failures, crashes, security breaches, unauthorized access, use, modification, or disclosure or other adverse events or incidents.

Section 3.13. Material Contracts. Section 3.13 of the Parent Disclosure Schedule lists each of the Material Contracts as in effect on the date hereof. No TMR Group Entity or Norwood is in material default or material breach of a Material Contract and, to the Knowledge of Parent, there are no outstanding or threatened claims against the Parent, its Affiliates or the TMR Group Entities or Norwood under or in relation to any Material Contract. To the Knowledge of Parent, each other party to a Material Contract is not in material default or material breach of such Material Contract, and, as of the date hereof, there does not exist any event, condition or omission that would constitute such a material default or material breach (whether by lapse of time or notice or both). Except as set forth in Section 3.13 of the Parent Disclosure Schedule, true, correct and complete copies of the Material Contracts listed in Section 3.13 of the Parent Disclosure Schedule have been delivered or made available to Acquiror or its agents or Representatives. Each of the Material Contracts listed pursuant to Section 3.13 of the Parent Disclosure Schedule (i) is in full force and effect, and (ii) represents a valid and binding obligation of the TMR Group Entity or Norwood party thereto, and, to the Knowledge of the Parent, represents the valid and binding obligation of the other parties thereto and is enforceable against the TMR Group Entity or Norwood party thereto, and, to the Knowledge of the Parent, each such other party, in accordance with its terms (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law)). Except, in each case, where the occurrence of such breach or default would not reasonably be expected to be material to the TMR Group Entities, taken as a whole, (x) neither the TMR Group Entities nor Norwood nor, to the Knowledge of the Parent, any other party thereto is in breach of or default under any such Material Contract, (y) to the Knowledge of the Parent, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Material Contract (in each case, with or without notice or lapse of time or both).

Section 3.14. Employee Benefits; Employees.

(a) Section 3.14(a) of the Parent Disclosure Schedule sets forth an accurate and complete list of all TMR Group Entity Plans and all other material Company Benefit Plans, and with respect to each Company Benefit Plan listed in Section 3.14(a) of the Parent Disclosure Schedule, as of the Closing the Parent will have delivered or made available to the Acquiror, to the extent applicable, accurate and complete copies of (i) each Company Benefit Plan, (ii) the most recent annual report and accompanying schedules, (iii) a written description of such Company Benefit Plan if such plan is not set forth in a written document, (iv) the most recently prepared financial and actuarial reports, (v) the most recent summary plan description and (vi) the most recent IRS determination or opinion letter. “Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and all other compensation and benefits plans, policies, programs, agreements or arrangements, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other incentive, profit sharing, bonus, stock option, stock purchase, restricted stock, other equity-based, employment, consulting, compensation, vacation or other leave, change in control, retention, supplemental retirement, pension, superannuation, severance, employee loan, fringe benefit, health, medical, disability, life insurance, deferred compensation, collective bargaining or other employee compensation or benefit plan, policy, program, agreement or arrangement (including any related funding mechanism now in effect or ), whether or not in writing and whether or not funded, in each case, that is sponsored, established, maintained, contributed to or required to be contributed to by the Parent, the Companies or any of their Affiliates for the benefit of current and former employees of the TMR Group Entities (and their beneficiaries and dependents), or under which any TMR Group Entity has any current or potential liability. Section 3.14(a) of the Parent Disclosure Schedule identifies each Company Benefit Plan that is sponsored or maintained or entered into by any of the TMR Group Entities (each, a “TMR Group Entity Plan”). There are no participants in any of the TMR Group Entity Plans, and none of the TMR Group Entity Plans provides benefits to any Person, in each case, other than current and former employees of the TMR Group Entities (and fixed term contractors in the United Kingdom (and, in each case, their beneficiaries and dependents)).

(b) Neither the Parent, the Companies nor any of their Affiliates has engaged in a transaction with respect to any Company Benefit Plan that is subject to ERISA that would reasonably be expected to subject any TMR Group Entity or any TMR Group Entity Plan to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which could be material. Each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable IRS determination or opinion letter and no event has occurred and, to the Parent’s Knowledge, no condition exists that would reasonably be expected to result in the revocation of such determination or opinion letter. No stock or other securities issued by the Parent, any TMR Group Entity or their Affiliates forms or has formed any part of the assets of any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code.

(c) No Controlled Group Liability has been incurred by the TMR Group Entities or a Company ERISA Affiliate that has not been satisfied in full, and no condition exists that reasonably presents a risk to the TMR Group Entities or any Company ERISA Affiliate of incurring any such liability. For purposes of this Agreement, “Controlled Group Liability”

means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA and (iii) under Sections 412 and 4971 of the Code, and “Company ERISA Affiliate” means all employers (whether or not incorporated) that are, or were at the relevant time, treated together with any TMR Group Entity as a “single employer” within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA.

(d) All payments relating to compensation or benefits for any Employee required to be made by any TMR Group Entity under the terms of any Company Benefit Plan or by Law (including all contributions (including all employer contributions and employee salary reduction contributions), insurance premiums or intercompany charges) with respect to all prior periods have been deducted and timely made when due and are appropriately reflected on the Reference Balance Sheets.

(e) None of the TMR Group Entities have any obligations for retiree welfare benefits other than coverage mandated by applicable Law (including employer subsidies for such coverage that continue during an applicable severance period). No current or former Employee has any legal entitlement to benefits in excess of those set out under the terms of the Company Benefit Plans. No announcements have been made or assurances have been given or implied as to the introduction, continuance, increase or improvement of any retirement, death or disability benefits or as to the enhancement of any benefits in connection with the Closing.

(f) Other than as set forth in Section 3.14(f) of the Parent Disclosure Schedule, none of the execution and delivery of this Agreement, shareholder or other approval of this Agreement, nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any current or former Employee to severance pay (other than severance pay required by any Law), (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former Employee or (iii) result in any payment becoming due, or increase the amount of any compensation or benefits otherwise payable, under any TMR Group Entity Plan.

(g) None of the execution and delivery of this Agreement, shareholder or other approval of this Agreement, nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from any TMR Group Entity as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(h) There are no pending, in-progress or, to the Parent’s Knowledge, threatened Actions against or relating to the TMR Group Entity Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the TMR Group Entity Plans with respect to the operation of such plans (other than routine benefits claims) that could reasonably be expected to result in any material liability to the TMR Group Entities. No TMR Group Entity Plan is presently under audit, investigation or examination (nor has written notice been received of a potential audit, investigation or examination) by any Governmental Authority.

(i) Each TMR Group Entity Plan has been established, administered and funded in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and other applicable Laws. There is not now, nor, to the Parent’s Knowledge, do any circumstances exist that could reasonably give rise to, any requirement for the posting of security with respect to a TMR Group Entity Plan, or the imposition of any lien on the assets of any TMR Group Entity under ERISA or the Code with respect to a Company Benefit Plan.

(j) Each TMR Group Entity Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with, and has been administered in compliance with, Section 409A of the Code.

(k) Each Company Benefit Plan that is subject to the laws of any jurisdiction outside of the United States (each, a “Non-U.S. Plan”) (i) if intended to be funded and/or book-reserved is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and does not have unfunded liabilities or liabilities that could reasonably be imposed upon the assets of any TMR Group Entity by reason of such Non-U.S. Plan, (ii) is in compliance in all material respects with its terms and all applicable Laws, and (iii) if intended or required to be qualified, approved or registered with a Governmental Authority or under applicable Tax rules, is and has been so qualified, approved or registered and, to the Parent’s Knowledge, nothing has occurred that could reasonably be expected to result in the loss of such qualification, approval or registration, as applicable.

(l) The TMR Group Entities do not, and have not at any time, been “connected” with or an “associate” of any company that participates in, or has at any time participated in, a scheme to which Section 38 or 43 of the UK Pensions Act 2004 applies. For these purposes “connected” and “associate” have the meanings given to them in Sections 249 and 435 of the UK Insolvency Act 1986, respectively.

(m) The UK Group Personal Pension provided by Scottish Widows (the “UK Pension Plan”) is used to meet employer duties under the UK Pensions Act 2008. The UK Pension Plan provides only money purchase benefits within the meaning of Section 181 of the UK Pension Schemes Act 1993 and is registered under the UK Finance Act 2004 for the purposes of HM Revenue and Customs.

(n) Any benefits payable on the death of an employee while in employment (other than a return of his own contributions and contributions paid in respect of him) or during a period of sickness or disability are fully insured, and all premiums due to the insurance company have been paid in full.

Section 3.15. Labor and Employment.

(a) As of the date hereof, (i) there is no pending, in-progress or, to the Parent’s Knowledge, threatened strike, lockout, slowdown, work stoppage or other industrial dispute or action with respect to the Employees or against any TMR Group Entity, and, since January 1, 2016, none of the TMR Group Entities has experienced any strike, lockout, slowdown or work stoppage or other collective labor action by or with respect to any current or former employee; (ii) there is no unfair labor practice charge or complaint pending before any applicable

Governmental Authority relating to any TMR Group Entity or any current or former employee or other service provider thereof; (iii) there is no representation, claim or petition regarding labor or employment with respect to the Employees or relating to any TMR Group Entity pending before any applicable Governmental Authority; and (iv) there are no charges, investigations (including regulatory investigations) or prosecutions (including regulatory prosecutions) with respect to or relating to any TMR Group Entity existing or pending, or commenced by, before any applicable Governmental Authority responsible for the prevention of unlawful employment practices, including work, health and safety matters.

(b) As of the date hereof, (i) none of the TMR Group Entities are a party to or bound by any collective bargaining agreement, labor union contract, award, enterprise agreement, other agreement or understanding, work rules or practice or arbitration award with any labor union, works council or any other similar organization and (ii) none of the Employees is subject to or covered by any such collective bargaining agreement, labor union contract, award, enterprise agreement, other agreement or understanding, work rules or practice or arbitration award, or is represented by any labor union, works council or any other similar organization. To the Parent’s Knowledge as of the date hereof, there are not any activities or proceedings of any labor union, works council or any other similar organization to organize any Employees and no request for recognition of a labor union, works council or any other similar organization has been made or is pending in respect of any of the Employees.

(c) Each TMR Group Entity is and since January 1, 2016 has been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices and terms and conditions of employment, including all applicable Laws relating to wages and hours, overtime, record-keeping, collective bargaining, employment discrimination, civil rights, occupational safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes and superannuation. There is no existing, pending or, to the Parent’s Knowledge, threatened material dispute between any TMR Group Entity and any current or former Employees. Each TMR Group Entity has met in all material respects all requirements required by Law or regulation relating to the employment of foreign citizens.

(d) No TMR Group Entity is delinquent (beyond the TMR Group Entity’s ordinary course payroll practices) in payment to any of its current or former directors, officers, employees, consultants or other service providers for any wages, fees, salaries, commissions, bonuses, allowances, loadings, penalty rates, or other direct compensation for service performed by them or amounts required to be reimbursed to such directors, officers, employees, consultants and other service providers or in payments owned upon any termination of such person’s employment or service.

(e) Each TMR Group Entity is, and since January 1, 2016 has been, in compliance with the United States Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”). No TMR Group Entity has effectuated a “plant closing” or “mass layoff” (as defined in the WARN Act) or taken any other action that would trigger notice or liability under any state, local or foreign plant closing notice Law.

(f) To the Parent’s Knowledge, no employee or individual independent contractor of any TMR Group Entity is subject to any judgment, decree or order of any Governmental Authority that would materially interfere with the use of such individual’s best efforts to promote the interests of the TMR Group Entities or that would materially conflict with the TMR Group Entities’ business as currently conducted.

(g) To the Parent’s Knowledge as of the date hereof, since January 1, 2016, no allegations of sexual harassment have been made to any TMR Group Entity against any individual in his or her capacity as director or an employee of any TMR Group Entity.

(h) To the Parent’s Knowledge, no individual who is not an Employee or an independent contractor of a TMR Group Entity spends the whole or the majority of their working time, and is assigned to, the Business.

(i) No TMR Group Entity has been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended).

(j) No TMR Group Entity is a party to, bound by, or proposing to introduce in respect of any of its Employees any redundancy, termination or severance payment scheme in addition to the minimum required by applicable Laws, and nor is there any agreed procedure for redundancy selection.

(k) With respect to each Employee whose place of work is in Australia, each TMR Group Entity has provided to each such Employee the prescribed legislative minimum level of superannuation so as not to incur a superannuation guarantee charge liability under applicable superannuation laws. There are no outstanding and unpaid superannuation contributions which are presently due and payable for any such Employee.

Section 3.16. Reinsurance.

(a) Section 3.16(a)(i) of the Parent Disclosure Schedule sets forth a true, correct and complete list of all Material Reinsurance Contracts in effect as of September 30, 2018. The Parent has made available to the Acquiror, prior to the date hereof, true, correct and complete copies of each Material Reinsurance Contract. Each Reinsurance Contract is in full force and effect and is a valid and binding obligation of the Reinsurance Entity or Norwood that is a party thereto and, to the Knowledge of the Parent, each other party to such Reinsurance Contract. All reinsurance premiums due under each of the Material Reinsurance Contracts have been paid in full when due or, where the Reinsurance Entities are the assuming reinsurer, have been adequately accrued or reserved for by such Reinsurance Entity. None of the TMR Group Entities or Norwood is party to any Action by or against any counterparty to a Reinsurance Contract resulting from any material amounts recoverable or payable by such Reinsurance Entity or Norwood pursuant to a Reinsurance Contract since January 1, 2016. Each Reinsurance Contract is enforceable against the Reinsurance Entity or Norwood that is a party thereto and, to the Knowledge of the Parent, each such other party, in accordance with its terms (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law)). No Reinsurance Entity or Norwood that is a party to a Reinsurance Contract or, to the Knowledge of the Parent, any other party to such Reinsurance Contract is in material default or material breach of such Reinsurance Contract, and there does not exist any event, condition or omission that would constitute such a material default or material breach (with or without the giving of notice or lapse of time, or both) or that would permit the termination, cancellation, avoidance, recission or acceleration of performance of any material obligation of the Reinsurance Entity or Norwood or, to the Knowledge of the Parent, any other party to such Reinsurance Contract. Since January 1, 2016, none of the Parent, the TMR Group Entities, Norwood and the TMR Branches has received any written notice of any material default under any Material Reinsurance Contract. Except as set forth in Section 3.16(a)(ii) of the Parent Disclosure Schedule, no Material Reinsurance Contract contains any provision providing that any such other party thereto may terminate, cancel, modify, accelerate or commute the same by reason of the transactions contemplated by this Agreement.

(b) Since January 1, 2016, none of the Parent, the TMR Group Entities, Norwood and the TMR Branches have received any written notice from any other party to a Material Reinsurance Contract (i) that the financial condition of such other party to any Material Reinsurance Contract is impaired with the result that a default thereunder may reasonably be anticipated; or (ii) that any amount of reinsurance ceded by any of the Reinsurance Entities will be uncollectible or otherwise defaulted upon.

Section 3.17. Investment Assets. Section 3.17 of the Parent Disclosure Schedule sets forth a true, correct and complete list of the investment assets beneficially owned by each of the Reinsurance Entities (other than any investment assets held in segregated accounts of Shima Reinsurance Ltd.) as of June 30, 2018 that are of the type required to be disclosed in the Statutory Statements, excluding the Capital Stock in any of the Transferred Subsidiaries (the “Investment Assets”). Each of the Reinsurance Entities has good title to all of the material Investment Assets it purports to own, free and clear of all Liens other than Permitted Liens.

Section 3.18. Insurance. Section 3.18 of the Parent Disclosure Schedule contains a list of all policies of property, fire and casualty, product liability, workers’ compensation and other forms of insurance (including self-insurance programs) of any TMR Group Entity. True, correct and complete copies of all such insurance policies have been made available to the Acquiror. All such policies are in full force and effect (and all premiums due and payable thereon have been paid in full on a timely basis), and no written notice of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect or that the issuer of any such insurance policy is not willing or able to perform its obligations thereunder has been received by any TMR Group Entity and, to the Knowledge of Parent, none of the TMR Group Entities is in default of any provision thereof or duty associated therewith. The limits of all such policies have not been materially eroded or exhausted and there have been no material claims asserted under such policies or relating to the properties, assets or operations of any TMR Group Entity since the Reference Balance Sheet Date. All such policies covering any TMR Group Entity are entered into by a TMR Group Entity, and the TMR Group Entities are not insured by the Parent’s or its Affiliates’ (other than the TMR Group Entities) (as the case may be) blanket insurance policies or by any of their self-insured programs.

Section 3.19. Real Property.

(a) There is no real property or interests in real property owned in fee by any TMR Group Entity, other than any real property or interests in real property that are Investment Assets or would have been Investment Assets if beneficially owned by any of the Reinsurance Entities.

(b) Section 3.19(b) of the Parent Disclosure Schedule sets forth a list of all Real Property Leases, the name of each lessor, and the address for each such Leased Real Property. Except for the Leased Real Properties, no TMR Group Entity leases, subleases, licenses, or otherwise occupies or uses any real property. The Parent has delivered or made available to the Acquiror a true and complete copy of each Real Property Lease.

(c) Except as set forth in Section 3.19(c) of the Parent Disclosure Schedule, with respect to each of the Real Property Leases:

(i) the transactions contemplated by this Agreement (A) do not require the consent of any other party to such Real Property Lease, (B) will not result in a breach of or default under such Real Property Lease, (C) will not otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect following the Closing, and (D) will not entitle the applicable landlord or sublandlord to terminate the Real Property Lease or recapture such Leased Real Property or any portion thereof, increase rent, charge any additional fees, or require any other modifications to the terms and conditions of such Real Property Lease;

(ii) no TMR Group Entity has assigned its interest in any such Real Property Lease or subleased, licensed or otherwise granted the right to any third party to use or occupy the Leased Real Property or any portion thereof; and

(iii) (A) no TMR Group Entity has prepaid rent or any other amounts due under such Real Property Lease more than thirty (30) days in advance, and (B) to the Knowledge of the Parent, no party has any rights of offset against any rents, required security deposits and/or additional rents payable under such Real Property Lease.

(d) At least one of the TMR Group Entities has good and valid title to, or a valid leasehold or other right to use, all of the fixtures, furniture, vehicles, and other tangible personal property (“Equipment”) owned or leased by it, free and clear of all Liens, other than Permitted Liens. All Equipment conforms in all material respects to all laws and Permits, and none of such Equipment is in need of material maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(e) As of the date hereof, none of the TMR Group Entities has received any written notice of any default under any Real Property Lease, and, to the Knowledge of the Parent, no event has occurred and no condition exists that, with notice or lapse of time or both, would constitute a default by any TMR Group Entity under any of the Real Property Leases, except for such default that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.20. Taxes.

(a) All Tax Returns for income (including franchise) Taxes and other material Tax Returns required to be filed by or on behalf of each TMR Group Entity have been timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time within which to make such filings) and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by or with respect to the TMR Group Entities (whether or not shown as due on such Tax Returns) or for which any TMR Group Entity may be liable, have been fully and timely paid.

(b) The unpaid Taxes of the TMR Group Entities did not exceed the provisions for such Taxes set forth on the face of the balance sheets (rather than in any notes thereto) included in the Financial Statements, as of the dates thereof.

(c) Each TMR Group Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and has duly and timely withheld from employees’ salaries, wages and other compensation, and from payments to independent contractors, creditors, shareholders and other third parties, and has timely paid over to the appropriate Tax Authority, all material amounts required to be so withheld and paid over. Each TMR Group Entity has complied in all material respects with all exchange of information, information reporting, and similar requirements (including maintenance of required records with respect thereto), of any applicable Law including under the Foreign Account Tax Compliance Act (FATCA), the OECD Common Reporting Standards (CRS), and any treaty or agreement which facilitates the implementation of such rules.

(d) All material deficiencies and adjustments proposed, asserted or assessed in writing against or with respect to the TMR Group Entities have been fully paid. No examination, audit, investigation or other proceeding (other than routine Tax audits by a Tax Authority in the UK or Switzerland) has occurred in the last four (4) years or, as of the date hereof, is in progress, pending or threatened in writing against or with respect to the TMR Group Entities for the assessment or for the collection of any material Taxes.

(e) The Parent has made available to the Acquiror for inspection (i) complete and correct copies of all income Tax Returns of the TMR Group Entities that have been requested by Acquiror to be made available in the Virtual Data Room and (ii) statements of deficiencies assessed against, or agreed to by, or with respect to, the TMR Group Entities, and all material written correspondence with a Tax Authority relating thereto.

(f) None of the TMR Group Entities are a party to or bound by any closing agreement, letter or advance ruling, technical advance memoranda, any other form of comfort letter or similar agreement or arrangement with any Tax Authority which are still in effect.

(g) There are no material Liens for Taxes upon any assets of the TMR Group Entities, other than Permitted Liens.

(h) There is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns of or with respect to the TMR Group Entities (other than an automatic extension for which approval of a Tax Authority is not required), and there has been no waiver or extension (which waiver or extension is still in effect) of any applicable statute of limitations for the assessment or collection of any Taxes of or with respect to the TMR Group Entities.

(i) Except as set forth in Section 3.20(i) of the Parent Disclosure Schedule, none of the TMR Group Entities is a party to any Contract (including any Tax allocation, Tax indemnity, Tax sharing, Tax distribution or Tax gross-up agreement or arrangement) providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters (other than any Contract entered into in the Ordinary Course of Business, the primary purpose of which is not to govern the sharing of Taxes, and other than the Transaction Agreements).

(j) None of the TMR Group Entities have distributed the stock of another Person, or had its stock distributed by another Person, during the two-year period ending on the date hereof, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k) None of the TMR Group Entities (i) has been a member of an affiliated group filing a consolidated, combined, or unitary income Tax Return (other than an affiliated group where a TMR Group Entity is the common parent) or (ii) have liability for the Taxes of any Person as a transferee or successor.

(l) None of the TMR Group Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of any: (i) use of an improper or change in method of accounting for a Tax period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) entered into prior to the Closing; (iii) election pursuant to Section 108(i) of the Code; (iv) installment sale or open transaction disposition made prior to the Closing; (v) deferred intercompany gain or any excess loss account; or (vi) prepaid or deposit amount received or deferred revenue accrued on or prior to the Closing.

(m) No TMR Group Entity has been party to or otherwise involved in a transaction, scheme or arrangement designed with a main purpose of avoiding Tax. None of the TMR Group Entities has participated in a “reportable transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b) or any predecessor thereof or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax Law.

(n) Each of the TMR Group Entities is and always has been resident for tax purposes only in its jurisdiction of incorporation, formation or relocation. Except as provided in Section 3.20(n) of the Parent Disclosure Schedule, none of the TMR Group Entities has, or has had, a permanent establishment or other place of business (within the meaning of the Code or applicable Tax treaty) in any jurisdiction other than its jurisdiction of incorporation or formation. No written claim has been made (i) in the last four (4) years or (ii) in any prior period that has not been resolved, by any Tax Authority in any jurisdiction where a TMR Group Entity has not filed a Tax Return that it is or may be subject to taxation by that jurisdiction.

(o) None of the TMR Group Entities has any excise tax liability, and no such liability may be asserted against any TMR Group Entity, under Sections 4371 through 4374 of the Code.

(p) All agreements and transactions entered into by the TMR Group Entities have been executed and performed at arm’s length for purposes of any applicable transfer pricing Laws, and the TMR Group Entities have complied in all material respects with all applicable requirements and procedures (including any documentation requirements, disclosure, reporting and recordkeeping) of any applicable transfer pricing Laws.

(q) Section 3.20(q) of the Parent Disclosure Schedule sets forth as of January 1, 2018 the amount of any net operating losses of the TMR Group Entities.

(r) Except as set forth in Section 3.20(r) of the Parent Disclosure Schedule, no TMR Group Entity is, or will be, obliged to make or refund any payment for the surrender of any Tax losses after the Closing Date in respect of any Pre-Closing Taxable Period.

(s) Except as set forth in Section 3.20(s) of the Parent Disclosure Schedule, no TMR Group Entity is a member of any VAT group.

Section 3.21. Regulatory Filings. To the extent permitted by applicable Law and any confidentiality obligations pursuant to any Contract with any Governmental Authority, the Parent has made available for inspection by the Acquiror (a) all reports of examination (including financial, market conduct and similar examinations) of any Reinsurance Entity issued by any insurance regulatory authority, in any case, since December 31, 2016 and prior to the date hereof and (b) any solvency and financial condition reports or other material reports or filings of any Reinsurance Entity required to be filed with any insurance regulatory authority, in each case, since December 31, 2016 and prior to the date hereof. Any material deficiencies or violations noted in the examination reports described in clause (a) of this Section 3.21 have been resolved to the reasonable satisfaction of the insurance regulatory authority that noted such deficiencies or violations. Each Reinsurance Entity has duly and timely filed all reports or other filings required to be filed with any insurance regulatory authority in the manner prescribed therefor under applicable Laws and Permits, and no Governmental Authority has asserted any deficiency or violation with respect thereto, except as has been cured or resolved to the satisfaction of the Governmental Authority or except those the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.22. Affiliate Transactions. Section 3.22(a) of the Parent Disclosure Schedule contains a complete and correct list, as of the date hereof, of (a) all Intercompany Agreements and (b) Contracts in connection with transactions between or among a TMR Group Entity or Norwood, on the one hand, and any present or former officer, employee or director of a TMR Group Entity, Norwood or any member of his or her immediate family or any of their respective Affiliates or associates, on the other hand. Except as set forth in Section 3.22(a) of the Parent Disclosure Schedule, the Parent has made available to the Acquiror, prior to the date hereof, true, correct and complete copies of each Intercompany Agreement and each Contract that is or is required to be listed on Section 3.22(a) of the Parent Disclosure Schedule pursuant to clause (b) above. All Intercompany Agreements (other than the Surviving Intercompany Agreements) will be terminated prior to the Closing at no cost or liability to the TMR Group Entities or the Acquiror or any of its Affiliates. Section 3.22(b) of the Parent Disclosure Schedule contains a complete and correct list, as of the Reference Balance Sheet Date, of all inter-company balances, including a description and an amount of each Intercompany Payable and Intercompany Receivable, as of the Reference Balance Sheet Date between Parent or any of its Affiliates (other than the TMR Group Entities or Norwood), on the one hand, and any TMR Group Entity or Norwood, on the other hand. Since the Reference Balance Sheet Date, there has not been any accrual of liability by any TMR Group Entity or Norwood to Parent or any of its Affiliates (other than the TMR Group Entities or Norwood) or other transaction between any TMR Group Entity or Norwood and Parent or any Affiliate of Parent (other than the TMR Group Entities or Norwood), except in the Ordinary Course of Business consistent with past practice.

Section 3.23. Brokers. Except for Evercore Group L.L.C., whose fees will be paid by the Parent, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or its Affiliates.

Section 3.24. Sufficiency of Assets.

(a) Except as set forth in Section 3.24 of the Parent Disclosure Schedule, as of immediately following the Closing and after giving effect to the transactions contemplated by this Agreement and the Transaction Agreements, the TMR Group Entities, Norwood or their Affiliates will own, possess, license, lease or, through an enforceable written obligation have access to, all assets, properties and contractual rights sufficient for the Acquiror to operate and conduct the Business immediately following the Closing in all material respects in the manner in which the Business is being conducted by the Parent and its Affiliates immediately prior to the Closing.

(b) Each TMR Group Entity or Norwood has good and valid title to all assets and properties (other than Investment Assets) purported by such TMR Group Entity or Norwood to be owned by it.

Section 3.25. Undisclosed Liabilities. Except (a) to the extent expressly reflected or specifically identified or reserved for on the Financial Statements or the Statutory Statements as of December 31, 2017, (b) that have arisen since the date of the Reference Balance Sheets in the ordinary course of the operation of business of the Company and its Subsidiaries that are not material in amount, or (c) disclosed in Section 3.25 of the Parent Disclosure Schedule hereto, none of the TMR Group Entities has any material liability, debt or obligation or claim (contingent or otherwise) against it.

Section 3.26. Environmental Matters. (a) (i) No written notice, order, request for information, complaint or penalty has been received by any TMR Group Entity or Norwood, and (ii) there is no Action pending or, to the Knowledge of the Parent, threatened that, in the case of each of the foregoing clauses (i) and (ii), alleges a violation of any Environmental

Law and is against any TMR Group Entity or Norwood, or against any Person whose liability the TMR Group Entities or Norwood have retained or assumed either contractually or by operation of law; (b) TMR Group Entities and Norwood have all environmental permits required to carry on their businesses as now conducted in compliance with all applicable Environmental Laws, and are in compliance with the terms of such permits, and are otherwise in full compliance with all other applicable Environmental Laws; and (c) there has been no environmental audit conducted by or on behalf of the TMR Group Entities or Norwood of any property currently or formerly leased, owned, shared or operated by the TMR Group Entities or Norwood, that is in the TMR Group Entities’ or Norwood’s control or possession, which has not been made available to Acquiror.

Section 3.27. Letters of Credit. Section 3.27 of the Parent Disclosure Schedule sets forth a true, correct and complete list of each guarantee, letter of credit, security agreement, capital maintenance agreement, keep-well agreement, collateral support agreement or other similar Contract in favor of or supporting any TMR Group Entity, Norwood or TMR Branch, whether or not a TMR Group Entity, Norwood or TMR Branch is a party thereto, including the limit of such letter of credit and the beneficiary thereof. All such Contracts are in full force and effect. No default or past due payments (or an event which with notice or lapse of time or both would become a default) exist with respect to the obligations of any TMR Group Entity or Norwood under any such Contract and none of the TMR Group Entities, Norwood, the Parent or any of their respective Affiliates has received any notification of cancellation of any of such Contract.

Section 3.28. Certain Payments. Neither the TMR Group Entities, nor Norwood, nor, to the Parent’s Knowledge, any of their respective directors, officers, agents, or employees, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property or services in violation of applicable Law with respect to corruption or bribery, including (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured or (C) to obtain special concessions or for special concessions already obtained, for or in respect of the TMR Group Entities or Norwood or (ii) established or maintained any fund or asset for or on behalf of the TMR Group Entities that has not been recorded in the books and records of the TMR Group Entities.

Section 3.29. Investigation. The Parent acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Acquiror and the RenRe Shares, and neither the Acquiror, nor any of its Affiliates nor their respective Representatives make any representation or warranty as to (a) the operation of the Acquiror after the Closing in any manner or (b) the probable success or profitability of the Acquiror or its business (whether before or after the Closing). Except for the representations and warranties contained in Article IV, the Parent has not relied upon any other representations or warranties or any other information made or supplied by or on behalf of the Acquiror or its Affiliates or its Representatives, and the Parent acknowledges and agrees that, except in the case of willful misconduct or fraud, neither the Acquiror nor its Affiliates nor its Representatives have any liability or responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to the Parent or its Affiliates or their respective Representatives (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to the Parent by any Representative of the Acquiror or its Affiliates).

Section 3.30. Securities Laws. The Parent acknowledges that the RenRe Shares comprising the RenRe Share Amount have not been registered under the Securities Act or under any state securities laws. The Parent (1) acknowledges that it is acquiring the RenRe Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the RenRe Shares to any person in violation of applicable securities laws, (2) will not sell or otherwise dispose of any of the RenRe Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act, any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the RenRe Shares and of making an informed investment decision, (4) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), and (5) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the RenRe Shares.

Section 3.31. Disclaimer.

(a) Except for the representations and warranties contained in this Article III, (i) none of the Parent or any of its Affiliates or Representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to the Parent, its Affiliates, the TMR Group Entities, the Business, the Transaction Agreements or the transactions contemplated by the Transaction Agreements, including any relating to the financial condition, results of operations, assets or liabilities of any of the foregoing entities, and (ii) the only representations and warranties made by Parent or its Affiliates or their respective Representatives or any other Person are the representations and warranties made in Article III or in any of the other Transaction Agreements.

(b) Except for the representations and warranties contained in this Article III or in any of the other Transaction Agreements, (i) the Parent disclaims, on behalf of itself, its Affiliates and their respective Representatives, any other representations or warranties, whether made by the Parent or any of its Affiliates or their respective Representatives or any other Person and, (ii) except in the case of willful misconduct or fraud, the Parent disclaims, on behalf of itself, its Affiliates and their respective Representatives, all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to the Acquiror or its Affiliates or their respective Representatives (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to the Acquiror or its Affiliates or Representatives by any Representative of the Parent or any of its Affiliates).

(c) The representations and warranties made in Section 3.20 are the only representations and warranties made by the Parent with respect to matters relating to Taxes (including Tax Returns, Tax claims and Actions related to Taxes).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to the Parent by the Acquiror prior to entering into this Agreement (the “Acquiror Disclosure Schedule”) (it being understood and agreed by the parties hereto that disclosure of any item in any section or subsection of the Acquiror Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Acquiror Disclosure Schedule to which the relevance of such item is reasonably apparent on its face), and subject to Section 11.09, the Acquiror hereby represents and warrants to the Parent as of the date hereof and (unless otherwise stated in this Article IV) as of the Closing Date as follows:

Section 4.01. Incorporation and Authority of the Acquiror. The Acquiror is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Acquiror or the Affiliate of the Acquiror (as applicable) has all requisite corporate or other applicable organizational power to enter into, consummate the transactions contemplated by, and carry out its obligations under each of the Transaction Agreements to which it is a party. The execution and delivery by the Acquiror or the Affiliate of the Acquiror (as applicable) of each of the Transaction Agreements to which it is a party and the consummation by the Acquiror or the Affiliate of the Acquiror (as applicable) of the transactions contemplated by each of the Transaction Agreements to which it is a party have been or will be prior to the Closing (as applicable) duly authorized by all requisite corporate or other similar organizational action on the part of the Acquiror or the Affiliate of the Acquiror (as applicable). Each of the Transaction Agreements to which the Acquiror or the Affiliate of the Acquiror (as applicable) is a party has been, or upon execution and delivery thereof will be, duly executed and delivered by the Acquiror or the Affiliate of the Acquiror (as applicable). Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Agreements to which the Acquiror or the Affiliate of the Acquiror (as applicable) is a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of the Acquiror or the Affiliate of the Acquiror (as applicable), enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.02. No Conflict. Provided that all consents, notices, approvals, authorizations and other actions described in Section 4.03 have been obtained or taken, except as otherwise provided in this Article IV, the execution and delivery by the Acquiror or the Affiliate of the Acquiror (as applicable) of, and the consummation by the Acquiror or the Affiliate of the Acquiror (as applicable) of the transactions contemplated by, the Transaction Agreements to which the Acquiror or the Affiliate of the Acquiror (as applicable) is a party do not and will not (a) violate or conflict with the organizational documents of the Acquiror or the Affiliate of the Acquiror (as applicable), (b) conflict with or violate any Law or other Governmental Order applicable to the Acquiror or the Affiliate of the Acquiror (as applicable) or by which any of them or any of their respective properties or assets is bound or subject or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of the Acquiror or any of its Affiliates pursuant to, any material contract to which the Acquiror or any of its Affiliates is a party or by which any of them or any of their respective properties or assets is bound or subject, except, in the case of clauses (c) of this Section 4.02, for any such conflicts, violations, breaches, defaults, terminations, accelerations, cancellations or creations as, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect or materially impair or delay the Acquiror’s or any Affiliate of the Acquiror’s ability to perform or comply with its obligations under the Transaction Agreements to which the Acquiror or the applicable Affiliate of the Acquiror is a party or to consummate the transactions contemplated hereby or thereby.

Section 4.03. Consents and Approvals. Except as may result from any facts or circumstances relating to the identity or regulatory status of the Parent or its Affiliates and except in connection, or in compliance, with (a) the notification and waiting period requirements of the HSR Act and (b) the approvals, filings and notifications required by applicable Laws that are set forth in Section 4.03 of the Acquiror Disclosure Schedule, the execution and delivery by the Acquiror or its applicable Affiliate of the Transaction Agreements to which it is a party do not, and the consummation by the Acquiror or its applicable Affiliate of the transactions contemplated by the Transaction Agreements to which it is a party will not, require any Governmental Approval to be obtained or made by the Acquiror or the applicable Affiliate of the Acquiror (as applicable).

Section 4.04. Absence of Litigation. As of the date hereof, there are no Actions pending or, to the Knowledge of the Acquiror, threatened in writing against the Acquiror or any of its Affiliates or any of their respective assets, properties or businesses that (a) question the legality of the transactions contemplated by any of the Transaction Agreements or (b) individually or in the aggregate would reasonably be expected to have an Acquiror Material Adverse Effect.

Section 4.05. Compliance with Laws.

(a) None of the Acquiror and its Subsidiaries are in violation of any material Laws or Governmental Orders applicable to it or its assets, properties or businesses, except for violations that, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect. As of the date hereof, none of the Acquiror and its Subsidiaries are a party to, or bound by, any Governmental Order that (i) is material to the Acquiror’s business and (ii) imposes obligations on the Acquiror or any Subsidiary to be performed after the date hereof.

(b) Each of the Acquiror and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by it with Anti-Corruption Laws. Since January 1, 2016, the Acquiror, its Subsidiaries and, to the Knowledge of the Acquiror, their respective officers, employees, directors and agents are in compliance with Anti-Corruption Laws.

(c) Since January 1, 2016, the Acquiror and its Subsidiaries are and have been in compliance with all applicable economic sanctions and regulations (including, for the avoidance of doubt, those administrated by the Office of Foreign Assets Control). None of the Acquiror and its Subsidiaries or, to the Knowledge of the Acquiror, any of the Acquiror’s or its Subsidiaries’ Affiliates, directors, officers, agents, employees or other Persons acting on behalf of the Acquiror or its Subsidiaries is owned or controlled by, or is acting on behalf of, a sanctioned party.

(d) Since January 1, 2016, the Acquiror and its Subsidiaries are and have been in compliance with AML Measures. The Acquiror and its Subsidiaries maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with AML Measures.

(e) With respect to the Acquiror and its Subsidiaries, there is no pending or, to the Knowledge of the Acquiror, threatened, and there has not been in the past, any audit, review, enforcement action, Governmental Order or disclosure by the Acquiror or its Subsidiaries to a Governmental Authority regarding legal noncompliance with respect to corrupt practices, money laundering, unlawful trade or commerce, or unlawful technology transfer.

(f) The Acquiror and its Subsidiaries hold all governmental qualifications, registrations, filings, licenses, permits, approvals or authorizations issued or granted by Governmental Authorities necessary to conduct its business and to own or use their respective assets and properties, as such business, assets and properties are conducted, owned and used, respectively, on the date hereof, except those the absence of which, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect (collectively the “Acquiror Permits”).

(g) All Acquiror Permits are valid and in full force and effect. Neither the Acquiror nor any of its Subsidiaries, as of the date hereof is the subject of any pending or, to the Knowledge of the Acquiror, threatened in writing Action seeking the revocation, suspension, termination, modification or impairment of any Acquiror Permits, except for those Actions that, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect.

Section 4.06. Securities Matters. The Shares are being acquired by the Acquiror for its own account and without a view to the public distribution or sale of any of the Shares or any interest in them. The Acquiror has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and the Acquiror is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares. The Acquiror understands and agrees that it may not sell, transfer, assign, pledge or otherwise dispose of any of the Shares other than pursuant to a registered offering in compliance with, or a transaction exempt from, the registration requirements of the Securities Act and applicable state and foreign securities Laws.

Section 4.07. Financial Ability. The Acquiror has as of the date hereof, and will have at the Closing, sufficient funds, or access to sufficient funds, necessary to pay the Closing Cash Consideration, to pay any and all fees and expenses in connection with the transactions contemplated under this Agreement and the Transaction Agreements and to consummate the transactions contemplated by this Agreement and the Transaction Agreements.

Section 4.08. Capital Structure of Acquiror; Ownership and Transfer of the RenRe Shares. As of close of business on October 29, 2018, the Acquiror has an authorized share capital of 225,000,000 RenRe Shares and 100,000,000 Preference Shares, par value $1.00 per share (“Preference Shares”), with 40,265,961 RenRe Shares and 16,010,000 Preference Shares in issue. All shares of each class or series of Capital Stock in the Acquiror that are in issue have been duly authorized and validly issued, and are fully paid and nonassessable and were not issued in violation of any preemptive or subscription rights enforceable under applicable Law. The Acquiror has sufficient authorized and unissued RenRe Shares to satisfy the Acquiror’s obligations under this Agreement. The RenRe Shares to be delivered to the Parent hereunder have been duly authorized and, as of the Closing Date, shall be validly issued, fully paid and non-assessable and not subject to pre-emptive rights created by statute, the Acquiror’s Memorandum of Association or Bye-Laws or any Contract to which the Acquiror is a party or is otherwise bound, and will be issued in compliance with all applicable federal and state securities Laws. As of the Closing, the Acquiror shall have the right, authority and power to sell, assign and transfer the RenRe Shares to the Parent. Upon delivery of such RenRe Shares to the Parent, the Parent shall acquire good, valid and marketable title to the Parent, free and clear of all Liens other than any Liens arising as a result of any of the Transaction Agreements or restrictions on transfer imposed by applicable securities Laws.

Section 4.09. Private Placement. No registration under the Securities Act is required for the issuance and delivery of the RenRe Shares to the Parent pursuant to Section 2.03. The issuance and delivery of the RenRe Shares pursuant to this Agreement does not contravene the rules and regulations of the New York Stock Exchange.

Section 4.10. SEC Filings. The Acquiror has filed all forms, reports and documents (together with all amendments thereof and supplements thereto) required to be filed by it with the SEC since January 1, 2017 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Acquiror SEC Reports”). The Acquiror SEC Reports (as of the date filed with the SEC and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Acquiror SEC Reports amended or superseded by a filing prior to the date hereof, then on the date of such amending or superseding filing) (a) have complied in all material respects in accordance with either the applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as the case may be, and the applicable rules and regulations promulgated by the SEC thereunder and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.11. RenRe’s Financial Statements. The consolidated financial statements of the Acquiror included or incorporated by reference in the Acquiror SEC Reports, as of the date filed with the SEC (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Acquiror SEC Report amended or superseded by a filing prior to the date hereof, then on the date of such amending or superseding filing), have complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented, in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments not material in amount), the consolidated financial position of the Acquiror and its consolidated Subsidiaries as of the date of such financial statements and the consolidated results of their operations and cash flows for each of the periods then ended.

Section 4.12. Investigation. The Acquiror acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the TMR Group Entities and the Business, and none of the Parent or its Affiliates and their respective Representatives make any representation or warranty as to (a) the operation of any TMR Group Entity by the Acquiror or its Affiliates after the Closing in any manner or (b) the probable success or profitability of the TMR Group Entities or the Business (whether before or after the Closing). Except for the representations and warranties contained in Article III, the Acquiror has not relied upon any other representations or warranties or any other information made or supplied by or on behalf of the Parent and its Affiliates or their respective Representatives, and the Acquiror acknowledges and agrees that, except in the case of willful misconduct or fraud, none of the Parent and its Affiliates or their respective Representatives have any liability or responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to the Acquiror or its Affiliates or their respective Representatives (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to the Acquiror by any Representative of the Parent or its Affiliates).

Section 4.13. Brokers. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose fees will be paid by the Acquiror, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquiror or its Affiliates.

Section 4.14. Disclaimer.

(a) Except for the representations and warranties contained in this Article IV, none of the Acquiror or any of its Affiliates or Representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to itself, its Affiliates, their respective businesses, the Transaction Agreements or the transactions contemplated by the Transaction Agreements, including any relating to the financial condition, results of operations, assets or liabilities of any of the foregoing entities, and the only representations and warranties made by the Acquiror or its Affiliates or their respective Representatives or any other Person are the representations and warranties made in Article IV or in any of the other Transaction Agreements.

(b) Except for the representations and warranties contained in this Article IV or in any of the other Transaction Agreements, (i) the Acquiror disclaims, on behalf of itself, its Affiliates and their respective Representatives, any other representations or warranties, whether made by the Acquiror or any of its Affiliates or their respective Representatives or any other Person and, (ii) except in the case of willful misconduct or fraud, the Acquiror disclaims, on behalf of itself, its Affiliates and their respective Representatives, all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to the Parent or its Affiliates or their respective Representatives (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to the Parent or its Affiliates or Representatives by any Representative of the Acquiror or any of its Affiliates).

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01. Parent Conduct of Business Prior to the Closing. Subject to any applicable Laws or as required or prohibited by any regulatory requirement, directive or order of any Governmental Authority, during the period from the date hereof through the Closing, except (a) as otherwise required by or necessary to effectuate the Transaction Agreements, (b) for matters identified in Section 5.01 of the Parent Disclosure Schedule or (c) as the Acquiror requests or otherwise consents in writing in advance (which consent shall not be unreasonably withheld, delayed or conditioned), the Parent shall cause each TMR Group Entity and Norwood to (x) conduct the Business in the Ordinary Course of Business and to use their commercially reasonable best efforts to preserve intact their respective business organizations and maintain the current business relationships and goodwill with the policyholders and other customers, reinsurers, brokers, business associates, suppliers, vendors, Governmental Authorities, employees, service providers and others having business dealings with their respective businesses and (y) not do any of the following:

(i) declare, make or pay any dividend or other distribution to equityholders of any member of the TMR Group Entities or Norwood, other than any Pre-Closing Dividend in accordance with Section 5.12;

(ii) repay, redeem or repurchase any share capital of any member of the TMR Group Entities or Norwood;

(iii) create, allot or issue, or grant (w) any equity interests in, or any other security of, a TMR Group Entity or Norwood, (x) any option or warrant for, or any security convertible into, or exercisable or exchangeable for, any equity interest in, or other security of, a TMR Group Entity or Norwood, (y) “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, arrangements or undertakings to which any TMR Group Entity or Norwood is a party or by which any of them is bound (A) obligating any TMR Group Entity or Norwood to issue, deliver or sell, or cause to be issued, delivered or sold, additional units of its equity interests or any security convertible into, or exercisable or exchangeable for, any equity interest in any TMR Group Entity or Norwood, (B) obligating any TMR Group Entity or Norwood to issue, grant, extend or enter into any such option, call warrant, security, right, unit, commitment, arrangement or undertaking or (C) that give any Person the right to receive any economic or governance benefit or right similar to or derived from the economic or governance benefits and rights accruing to holders of the TMR Group Entity or Norwood or (z) any bond, debenture, note or other Indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the holders of equity interests in a TMR Group Entity or Norwood may vote;

(iv) sell or otherwise dispose of any equity interests of any TMR Group Entity or Norwood or split, combine or reclassify any of the equity interests of any TMR Group Entity or Norwood, or issue any other security in respect of, in lieu of or in substitution for the equity interests of any TMR Group Entity or Norwood;

(v) amend the articles of association or bylaws (or comparable constitutional documents) of any TMR Group Entity or Norwood in any material respect;

(vi) make any material change in the guidelines, principles, practices or policies of any of the Reinsurance Entities in effect on the date hereof with respect to pricing, underwriting, risk retention, investing, accounting, reserving, risk management, hedging, underwriting or claims administration (other than any change required by applicable Laws, IFRS, UK GAAP, SAP or Governmental Authorities);

(vii) make any capital expenditure not set out in the applicable TMR Group Entity’s budget made available to Acquiror prior to the date hereof for which the aggregate consideration paid or payable in any individual transaction is in excess of $90,000 or in the aggregate in excess of $1,000,000, or purchase, sell, lease, exchange or otherwise dispose of or acquire any property or assets (other than pledges or other collateral assignments of assets, including by means of a credit for reinsurance trust, to or for the benefit of cedants under reinsurance written by a Reinsurance Entity, or in the Ordinary Course of Business with respect to Investment Assets) or enter into any lease or license of, or otherwise transfer or grant the right to use any real property;

(viii) conduct any material revaluation of any asset of the TMR Group Entities or related to the Business, including any write-off of reinsurance recoverables, other than in the Ordinary Course of Business, or except to the extent required by required by applicable Laws, IFRS, UK GAAP, SAP or Governmental Authorities;

(ix) incur any Indebtedness or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person in respect of Indebtedness or make any loans or advances, other than Indebtedness, loans or advances (A) in the Ordinary Course of Business (x) with respect to letters of credit posted for credit for reinsurance purposes or (y) in an aggregate principal amount not exceeding $1,000,000 outstanding at any time, or (B) Indebtedness in respect of Hedging Activities in the Ordinary Course of Business;

(x) except in the Ordinary Course of Business, enter into or amend, grant any release or relinquishment of any material rights under or, other than pursuant to its current terms, terminate, renew or extend, any Material Contract;

(xi) enter into any Reinsurance Contract(s) under which the term is longer than eighteen (18) months from the date of inception of such Reinsurance Contract(s) (including any required renewals under any such Reinsurance Contract) and that has a multiyear occurrence limit in excess of $25,000,000 individually or $50,000,000 in the aggregate;

(xii) (A) sell, assign, transfer, exclusively license, waive, abandon or otherwise dispose of, or grant or acquire or agree to grant or acquire, any rights in, any tangible assets or any Intellectual Property, in each case that is material to the TMR Group Entities, except for abandonments or limitations during the prosecution of Intellectual Property prior to issuance of a registration in, non-exclusive licenses granted in, and such acquisitions as are consummated in, the Ordinary Course of Business, or (B) acquire a controlling interest in, whether by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any Person or division thereof;

(xiii) except as required by applicable Law or the terms of any Company Benefit Plan as in effect on the date hereof and set forth in Section 3.14(a) of the Parent Disclosure Schedule, (A) increase, or announce any increase in, the base salary of any Employee, other than regular annual increases in base salary or increases in base salary in connection with promotions, in each case, in the Ordinary Course of Business and not in excess of 3% in the aggregate, (B) pay bonuses other than for completed periods based on actual performance, (C) increase bonus entitlements, (D) grant or materially amend long-term incentive compensation awards or grant or announce any increase in severance, termination, retention or change-in-control pay payable or to become payable to any Employee, (E) increase pension or welfare benefits other than routine year end changes or other changes that do not materially increase costs to the TMR Group Entities, (F) materially increase or accelerate the vesting or payment of the compensation or benefits payable or available to any Employee or other current or former individual service provider, (G) adopt, establish, materially amend or terminate any collective bargaining agreement or any TMR Group Entity Plan, or any agreement, plan, policy or arrangement that would constitute a TMR Group Entity Plan if it were in existence on the date hereof, (H) make any loan to, or enter into any other transaction (other than any transaction relating to compensation or benefits otherwise permitted by this Agreement) with, any employee, director, officer or independent contractor providing services to any TMR Group Entity, or forgive or discharge in whole or in part any outstanding loans or advances to such individual, except in the Ordinary Course of Business consistent with past practice, (I) terminate without “cause” any employee, director, officer or independent contractor providing services to any TMR Group Entity or (I) hire, make an offer to hire, promote or change the title (retroactively or otherwise) of any employee, officer, director, consultant or other service provider, other than in the Ordinary Course of Business;

(xiv) make any material changes in the Company’s methods of accounting, except as required by concurrent changes in IFRS, UK GAAP, SAP, applicable Law or accounting standards;

(xv) (A) change or revoke any material election in respect of Taxes, (B) file any amended Tax Return involving a material amount of Taxes, (C) settle or compromise any claim or assessment or enter into any closing agreement with any Tax Authority, in respect of any Taxes of any TMR Group Entity, (D) adopt or change any method or period of Tax accounting of any TMR Group Entity (unless required by applicable Law), (E) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes of any TMR Group Entity, or (E) surrender any right to claim a material Tax refund; except, in each case, where such action would not reasonably be expected to adversely affect the Acquiror or any of the TMR Group Entities for any Post-Closing Taxable Period;

(xvi) settle or compromise any material Action (except for Actions involving claims under Reinsurance Contracts of not more than $10,000,000 individually or $50,000,000 in the aggregate), other than any settlement or compromise that involves solely cash payments not in excess of $500,000 over any applicable reserve in effect on the date thereof;

(xvii) make any filings with any Governmental Authority relating to (A) the withdrawal or surrender of any material Permit held by the TMR Group Entities or Norwood, (B) the withdrawal by any TMR Group Entity or Norwood from any lines or kinds of business or (C) the entering into by any TMR Group Entity or Norwood of any new lines or kinds of business; provided that this clause shall not prevent the TMR Group Entities or Norwood from responding to inquiries from Governmental Authorities;

(xviii) enter into or consent to any agreement with a Governmental Authority that would require any TMR Group Entity or Norwood to take or refrain from taking any action with respect to the Business after the Closing;

(xix) fail to timely pay any insurance premium or reinsurance premium when due that would result in any TMR Group Entity or Norwood no longer being covered under a comparable (re)insurance policy that is material to the Business;

(xx) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other corporate reorganization of any TMR Group Entity or Norwood;

(xxi) conduct any Hedging Activity (other than in the Ordinary Course of Business);

(xxii) transfer or hypothecate the Business or any assets, property, rights or interest thereof or used therein (including any Investment Assets) to Parent or any of its Affiliates (other than the TMR Group Entities or Norwood) or any other Person, or enter into any agreement with any Person other than the Acquiror or its Affiliates in connection with any of the foregoing;

(xxiii) release any insurance reserves or re-value any Investment Assets except in the Ordinary Course of Business or as required by IFRS, UK GAAP, SAP or applicable Law;

(xxiv) take any action that would reasonably be expected to prevent, impede or delay the transactions contemplated by the Transaction Agreements;

(xxv) cease providing any material services to the TMR Group Entities or Norwood that are provided to the TMR Group Entities or Norwood as of the date hereof or change in any material respect the terms upon or manner in which such services are provided;

(xxvi) release any collateral supporting any Reinsurance Contract of the third party capital business where any TMR Group Entity or Norwood would have a liability or obligation in the absence of sufficient collateral other than in the Ordinary Course of Business;

(xxvii) make any capital contribution to any TMR Group Entity, other than to the extent required to meet any applicable solvency capital, risk-based capital, surplus or other similar solvency or capital ratio or measure that is required by applicable Law or as reasonably determined to avoid a rating downgrade; provided, that, the Parent shall provide Acquiror with notice reasonably in advance of such capital contribution;

(xxviii) enter into any Contract that would constitute an Intercompany Agreement, other than Intercompany Agreements that are Reinsurance Contracts placed or sourced in the Ordinary Course of Business through a third-party broker or placement program, which shall be deemed a Surviving Intercompany Agreement hereunder unless the Acquiror elects otherwise; or

(xxix) enter into any legally binding commitment with respect to any of the foregoing.

Section 5.02. Acquiror Conduct of Business Prior to the Closing. Subject to any applicable Laws or as required or prohibited by any regulatory requirement, directive or order of any Governmental Authority, during the period from the date hereof through the Closing, except (a) as otherwise required by or necessary to effectuate the Transaction Agreements, (b) for matters identified in Section 5.02 of the Acquiror Disclosure Schedule or (c) as the Parent otherwise consents in writing in advance (which consent shall not be unreasonably withheld, delayed or conditioned), the Acquiror shall and shall cause its Subsidiaries to not do any of the following:

(i) amend the certificate of incorporation, memorandum of association or bye-laws (or other comparable organizational documents) of the Acquiror in a manner that would (1) affect the Parent (as a holder of the RenRe Shares) adversely relative to other holders of Capital Stock of the Acquiror, (2) otherwise adversely affect the economic benefits, if any, of the RenRe Shares, or (3) materially impair the Acquiror’s ability to perform its obligations under the Transaction Agreements or consummate the transactions contemplated by the Transaction Agreements;

(ii) authorize any action to wind up the Acquiror’s affairs or dissolve the Acquiror or any Significant Subsidiary (as defined in Rule 1-03 of Regulation S-X);

(iii) engage in any action or activity that would require the Acquiror to obtain the approval of its shareholders in connection with the consummation of the transactions contemplated by the Transaction Agreements prior to Closing; or

(iv) enter into any legally binding commitment with respect to any of the foregoing.

Section 5.03. Access to Information. From the date hereof until the Closing Date, subject to applicable Law, upon reasonable prior notice, the Parent shall, and shall cause each TMR Group Entity and Norwood to, use commercially reasonable efforts to cause each such Person’s respective Representatives to, (i) afford the Representatives of the Acquiror reasonable access, during normal business hours, to the offices, properties, financial information and accounts and books and records of the TMR Group Entities and Norwood, (ii) furnish to the Representatives of the Acquiror such additional financial data and other information regarding the TMR Group Entities and Norwood as the Acquiror may from time to time reasonably request in connection with the consummation of the transactions contemplated hereby and (iii) make reasonably available to the Representatives of the Acquiror the employees (including information technology, treasury, tax and risk and regulatory capital personnel) and Representatives (including investment managers, including Delphi Financial Group and BlackRock Solutions, including to discuss security level holdings data) of the Parent and its Affiliates in respect of the TMR Group Entities and Norwood and the businesses conducted by them whose assistance and expertise are reasonably requested to assist the Acquiror in connection with the Acquiror’s preparation to integrate the TMR Group Entities and Norwood and their businesses and personnel into the Acquiror’s organization following the Closing; provided, however, that (A) any such contact with employees of the Parent and its Affiliates and Representatives is conducted in a commercially reasonable manner, (B) all such requests for access, information and communication with employees and Representatives shall not unreasonably interfere with any of the businesses or operations of the Parent, the TMR Group Entities, Norwood or any of their respective Affiliates and (C) that the Parent may limit disclosure of Persons designated in writing by Acquiror as a “clean team” if required by antitrust or competition Laws (as determined in the opinion of Parent’s counsel) (which Persons must be reasonably acceptable to Parent, not to be unreasonably withheld, conditioned or delayed) upon taking into account the competitive positions of the parties and the sensitive nature of the transactions contemplated by this Agreement; provided further that the auditors and independent accountants of the Parent, the TMR Group Entities or any of their respective Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants to the extent such agreement is required by such auditors or independent accountants; provided further that the independent actuaries of the Parent, the TMR Group Entities or any of their respective Affiliates shall not be obligated to make any opinion, report or work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to opinions, reports or work papers in form and substance reasonably acceptable to such independent actuaries to the extent such agreement is required by such independent actuaries; provided further that the Parent shall not be required to provide or cause to be provided (x) any such access or examination by the Acquiror or its Representatives to the extent that the Parent determines in good faith that doing so would be reasonably likely to result in the loss of the attorney-client, attorney work-product or any similar privilege or contravene any confidentiality obligations or applicable Law (it being understood that each party shall cooperate in any reasonable efforts and requests for waivers, joint defense agreements or similar that would enable otherwise required disclosure to the other party to occur without so jeopardizing privilege or contravening such confidentiality obligations or Law) or (y) any books and records or other information of the Parent or any of its Affiliates that do not relate, directly or indirectly, to the Business or any of the TMR Group Entities or Norwood.

Section 5.04. Books and Records. After the Closing, each of the parties hereto shall preserve, until at least the sixth anniversary of the Closing Date, all pre-Closing records possessed or to be possessed by such party relating to the Business, the TMR Group Entities or Norwood that have not been transferred to Acquiror. After the Closing Date until at least the sixth (6th) anniversary of the Closing Date, upon any reasonable request from a party hereto or its employees, agents or Representatives, the party holding such records shall (a) provide to the requesting party or its employees, agents or Representatives reasonable access to such records during normal business hours and (b) permit the requesting party or its employees, agents or Representatives to make copies of such records, in each case at no cost to the requesting party or its employees, agents or Representatives (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall require either party to disclose any information to the other if such disclosure would be reasonably likely to result in the loss of the attorney-client, attorney work-product or any similar privilege or contravene any applicable Law or Governmental Order (it being understood that each party shall cooperate in any reasonable efforts and requests for waivers, joint defense agreement or similar that would enable otherwise required disclosure to the other party to occur without so jeopardizing privilege or contravening such Law or Governmental Order). Such records may be sought under this Section 5.04 for any reasonable purpose, including to the extent reasonably required in connection with the audit, accounting, financial reporting, tax, litigation, federal, foreign or state securities disclosure or other similar needs of the party seeking such records. Notwithstanding the foregoing, any and all such records may be destroyed by a party if such destroying party sends to the other party hereto written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the 60th day following such notice unless the other party hereto notifies the destroying party that such other party desires to obtain possession of such records, in which event the destroying party at the requesting party’s expense shall transfer the records to such requesting party and such requesting party shall pay all reasonable expenses of the destroying party in connection therewith. In addition, following the Closing each party agrees to provide, and shall cause its Subsidiaries and their respective employees, agents or Representatives to provide, such cooperation and assistance to the other party, its Subsidiaries and their respective employees, agents or Representatives (including, for the avoidance of doubt, such party’s auditors), as may be reasonably requested by such other party upon reasonable advance written notice, in connection with the audit, accounting, financial reporting, tax, litigation, federal, foreign or state securities disclosure or other similar needs of such requesting party; provided that such cooperation and assistance shall be provided at the requesting party’s expense.

Section 5.05. Confidentiality.

(a) The terms of the confidentiality agreement, dated July 9, 2018 (the “Confidentiality Agreement”), between the Holding Company, TMR AG and RenaissanceRe Ventures Ltd., an Affiliate of the Acquiror, shall continue in full force and effect until the Closing, at which time all obligations under the Confidentiality Agreement shall terminate; provided, that in no event shall any action required to be taken by this Agreement constitute a breach of the Confidentiality Agreement. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) From and after the Closing, the Parent, on the one hand, and the Acquiror, on the other hand, shall, and shall cause their respective Affiliates and Representatives to, maintain in confidence any written, oral or other confidential and/or proprietary information relating to or obtained from the other party or its Affiliates (including, with respect to Acquiror following the Closing, the TMR Group Entities and Norwood); provided, however, that this Section 5.05(b) shall not be construed as prohibiting: (i) disclosures to legal counsel, independent accountants and other Representatives who agree to maintain the confidential nature of such information or have applicable professional or ethical obligations to do so; (ii) disclosures pursuant to the terms of a Governmental Order or as required to be disclosed by any Governmental Authority; and (iii) disclosures required by any applicable Law, including to the extent any Person is advised by its legal counsel that it is required to make such disclosure in order to avoid violating applicable securities Laws or rules of a national securities exchange to which the Parent or its Affiliates is subject; provided further that in the case of disclosures contemplated by Section 5.05(b)(ii) or (iii), the disclosing party shall, to the extent permitted by Law, and other than in the event of an investigation by a Governmental Authority not targeted at the Transaction Agreements or the transactions contemplated thereby, give written notice thereof to the other party so that such other party may seek an appropriate protective order (at such other party’s expense); provided further that the foregoing requirements of this Section 5.05(b) shall not apply to the extent that (1) any such information is or becomes generally available to the public other than (A) in the case of the Acquiror, as a result of disclosure by the Parent or its Affiliates or any of their respective Representatives in violation of this Section 5.05 and (B) in the case of the Parent, as a result of disclosure by the Acquiror, any TMR Group Entity (after the Closing Date) or any of their respective Affiliates or any of their respective Representatives in violation of this Section 5.05, (2) any such information is reasonably necessary to be disclosed in connection with any Action or in any dispute with respect to the Transaction Agreements (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party in the course of any litigation, arbitration, mediation, investigation or administrative proceeding), or (3) any such information was or becomes available to such party on a non-confidential basis and from a source (other than a party hereto or any Affiliate or Representative of such party) that is not bound by a confidentiality agreement with respect to such information. Each of the parties hereto shall instruct its Affiliates and Representatives having access to such information as to such obligation of confidentiality; provided, however, that the parties hereto may disclose information about the Tax treatment and Tax structure of the transactions contemplated by this Agreement (including any facts or materials relating thereto or reasonably necessary to understand such treatment or structure).

(c) Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that the Parent and its Affiliates may, without prior notice, the Acquiror or any other Person, share any information relating to or obtained from the Acquiror or its Affiliates with (i) any insurance regulatory authority or (ii) the IRS or any other Tax Authority, in each case as the Parent deems necessary or advisable in its good faith judgment.

Section 5.06. Regulatory and Other Authorizations; Reasonable Best Efforts.

(a) Subject to the limitations set forth in this Section 5.06, the parties hereto shall, and shall cause their applicable Affiliates to, use their reasonable best efforts to obtain as promptly as practicable all authorizations, consents, orders, approvals or non-disapprovals of all Governmental Authorities that may be or may become reasonably necessary, proper or advisable under the Transaction Agreements and applicable Laws to consummate and make effective the transactions contemplated by the Transaction Agreements. The parties hereto shall cooperate (and cause their respective Affiliates to cooperate) with the reasonable requests of each other in seeking to obtain as promptly as practicable all such authorizations, consents, orders and approvals, and in conjunction with any Tax rulings sought by either party. Neither the Parent nor its Affiliates nor the Acquiror shall take or cause to be taken any action that they are aware or should reasonably be aware would have the effect of delaying, impairing or impeding the receipt of any such required authorizations, consents, orders or approvals.

(b) The parties hereto shall promptly make (which shall in no event be later than thirty (30) Business Days after the date hereof) all filings and notifications with all Governmental Authorities that are reasonably necessary, proper or advisable under the Transaction Agreements and applicable Laws to consummate and make effective the transactions contemplated by the Transaction Agreements, including (i) the Acquiror or the Acquiring Entity making the notification to FINMA of its intention to acquire 100% of the share capital and voting rights in TMR AG in accordance with Article 21 Section 2 ISA and causing all other change of control applications to be filed in each jurisdiction where required by applicable insurance Laws with respect to the transactions contemplated by the Transaction Agreements, including the change of control filings and applications identified in Section 4.03 of the Acquiror Disclosure Schedule (unless otherwise specified herein or therein), (ii) the Parent and any of its applicable Affiliates, as the case may be, making the notification to FINMA of its intention to sell 100% of the share capital and voting rights in TMR AG in accordance with Article 21 Section 3 ISA and causing all other change of control applications to be filed in each jurisdiction where required by applicable insurance Laws with respect to the transactions contemplated by the Transaction Agreements, including the change of control filings and applications identified in Section 3.05 of the Parent Disclosure Schedule, (iii) the Parent, and any of its applicable Affiliates, as the case may be, and the Acquiror each making any filing that may be required under any antitrust or competition Law or by any Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws, (iv) any application or filing required by a Governmental Authority for payment of the Pre-Closing Dividend and (v) any application to FINMA for the change of the business plan of TMR AG that (x) may be required in connection with the consummation of the transactions contemplated by the Transaction Agreements or (y) are reasonably instructed by the Acquiror in its sole discretion. The Parent, its applicable Affiliates and the Acquiror each shall, subject to prior approval from FINMA, if applicable, supply promptly any additional information and documentary material that may reasonably be requested by a Governmental Authority in connection with the filings set forth in

(i), (ii), (iii), (iv) and (v). The Acquiror shall have responsibility for the filing fees associated with its change of control applications and filings it is required to make under any applicable antitrust or competition Laws, including those set forth in Section 4.03 of the Acquiror Disclosure Schedule, and the Parent shall have responsibility for its respective filing fees associated with filings the Parent or any of its Affiliates are required to make, including those set forth in Section 3.05 of the Parent Disclosure Schedule.

(c) Subject to applicable Laws relating to the sharing of information, each of the Parent and its Affiliates, on the one hand, and the Acquiror, on the other hand, shall promptly notify each other of any material communication it receives from any Governmental Authority and permit the other party to review and comment on in advance any proposed communication by such party to any Governmental Authority and each shall provide the other with copies of all correspondence, filings or communications between such party or any of its Representatives, on the one hand, and any Governmental Authority or members of the staff of any Governmental Authority, on the other hand, in each case to the extent relating to the matters that are the subject of this Agreement. Neither party shall agree to participate in any meeting with any Governmental Authority relating to the matters that are the subject of this Agreement unless it consults with the other party hereto in advance and, to the extent permitted by such Governmental Authority, gives the other party hereto the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the Parent, the Companies and the Acquiror shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing; provided, however, that the foregoing shall not require the Acquiror, Parent, any TMR Group Entity or any of their respective Affiliates (i) to disclose any information that in the reasonable judgment of the Parent, any TMR Group Entity or any of their respective Affiliates (as the case may be) would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality or (ii) to disclose any privileged information or confidential competitive information of the Parent, any TMR Group Entity or any of their respective Affiliates; and provided further that the Acquiror’s obligations to notify the Parent or its Affiliates with respect to communications received from a Tax Authority, as well as the rights and obligations of the parties hereto with respect to any Tax audit or administrative or court proceeding related to Taxes, shall be governed solely by Section 7.06. Neither party hereto shall be required to comply with any provision of this Section 5.06(c) to the extent that such compliance would be prohibited by applicable Law.

(d) The Parent and the Acquiror shall use their reasonable best efforts to obtain, or cause to be obtained, any other consent, agreement, approval, authorization, or waiver of, to or by any third party (other than a Governmental Authority) listed, or required to be listed, on Section 3.04 of the Parent Disclosure Schedule (other than the Letters of Credit, which shall be subject to Section 5.11 and other than Reinsurance Contracts (a “Third Party Consent”)); provided, however, that neither Parent nor Acquiror shall be required to commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such Third Party Consent unless the Acquiror agrees, in its sole discretion, to pay 100% of any costs associated therewith; and provided, further, that neither Parent nor Acquiror shall be required to take any action with respect to any third party unless such action is conditioned upon the Closing. The Parent and Acquiror shall each bear fifty percent (50%) of the costs and expenses payable to third parties in connection with the procurement of any Third Party

Consents; provided, however, that Parent shall not incur or agree to incur any such expense without the prior written consent of Acquiror. In the event that, despite the reasonable best efforts of the parties to obtain a Third Party Consent, such Third Party Consent has not been obtained prior to the Closing, Parent and the Acquiror shall continue to cooperate with each other and use commercially reasonable efforts to obtain such Third Party Consent as promptly as reasonably practicable after the Closing.

(e) In the event Parent or any TMR Group Entity receives notice from any third-party counterparty to any Reinsurance Contract that such Person will exercise, or plans to exercise, any right of termination, cancellation or acceleration under such Reinsurance Contract by reason of the transactions contemplated by the Transaction Agreements, Parent shall promptly notify the Acquiror, and to the extent elected by the Acquiror, reasonably cooperate with the Acquiror and use commercially reasonable efforts to receive a waiver by such Person of such termination, cancellation or acceleration right.

(f) Notwithstanding anything herein to the contrary, including this Section 5.06 or the “reasonable best efforts” standard, nothing in this Agreement shall require the Acquiror to take or refrain from taking or to agree to it or its Affiliates taking or refraining from taking any action, or to suffer to exist any restriction, condition or requirement imposed by a Governmental Authority, which would, or would reasonably be expected to: (A) impose any material limitations on the Acquiror’s or its Affiliates’ ownership or operation of all or any material portion of its or any of its Affiliates’ businesses, operations or assets (including the TMR Group Entities), (B) compel the Acquiror or any of its Affiliates to sell, divest or hold separate, before or after the Closing Date, (1) all or any portion of the Acquiror’s or its Affiliates’ (excluding the TMR Group Entities) businesses, operations or assets unrelated to the acquisition of the TMR Group Entities other than de minimis amounts or (2) all or any portion of the business, operations or assets of the TMR Group Entities other than de minimis amounts, (C) require the Acquiror or any of its Affiliates to take any action (or agree to refrain from taking any action to the extent inconsistent with the Ordinary Course of Business), including an amendment of any Transaction Agreement or the sale, lease, license, disposal or holding separate by the Business or Acquiror or any of its Affiliates of any assets, rights, product lines, licenses, categories of assets or business or other operations or interests therein that would, or would reasonably be expected to, materially adversely affect or impair the economic benefits expected to be delivered to Acquiror under the Transaction Agreements or in connection with the consummation of the transactions contemplated thereby, (D) require Acquiror or any of its Affiliates to alter any agreement, change any agreement or enter into any agreement, in each such case, that materially adversely alters or changes, or has or would have the effect of materially adversely changing or altering, the economic benefits derived or expected to be derived by Acquiror and its Affiliates under the Transaction Agreements; provided, that a requirement that Acquiror or any of its Affiliates enter into any direct or indirect guarantee, capital maintenance agreement, keep-well or other requirement to fund money into the TMR Group Entities shall be an Acquiror Burdensome Condition or (E) otherwise have a material adverse effect on the business, assets, liabilities, operations or results of operations or condition (financial or otherwise) of (x) the Acquiror and its Affiliates (excluding the TMR Group Entities), taken as a whole, or (y) the TMR Group Entities, taken as a whole (each of the conditions or restrictions described in clauses (A), (B), (C), (D) and (E) above, an “Acquiror Burdensome Condition”); provided, however, that none of the following shall constitute an Acquiror

Burdensome Condition or otherwise be taken into account in determining whether an Acquiror Burdensome Condition has occurred or exists: (i) any actual or proposed change in Law generally applicable to reinsurers and insurers or their controlling persons after the date hereof; (ii) the failure of Parent or any Company to obtain any required Governmental Approvals to effect all or any portion of the Pre-Closing Dividend and (iii) any restriction on the declaration or payment of dividends or distributions by any TMR Group Entity that (aa) would be otherwise required by applicable Law (which, for the avoidance of doubt, applies generally to all Persons meeting criteria under such Law as opposed to the Acquiror or its Affiliates individually), (bb) would apply only for so long as the relevant TMR Group Entity fails to meet an applicable solvency capital, risk-based capital, surplus or other similar solvency or capital ratio or measure that is required by applicable Law or (cc) terminates within a reasonable period following the Closing not to exceed the period set forth on Section 5.06(f) of the Acquiror Disclosure Schedule.

Section 5.07. Intercompany Obligations and Arrangements. The Parent shall, and shall cause its Affiliates to, take such actions as may be necessary to terminate or commute, concurrently with the Closing, all Intercompany Agreements, whether written or oral, and to settle, discharge, offset, pay or repay in full all Intercompany Payables and Intercompany Receivables, regardless of their maturity, for the amount due (including any accrued and unpaid interest to but excluding the date of payment), fees and other amounts due or outstanding thereunder; provided, however, that this Section 5.07 shall not apply to any Intercompany Agreement set forth in Section 5.07 of the Parent Disclosure Schedule (the “Surviving Intercompany Agreements”), and Parent shall cause the applicable Affiliate of Parent to waive (x) any right of such Affiliate to terminate, cancel, modify, accelerate or commute such Surviving Intercompany Agreement and (y) any right to claim a breach, default or Lien under such Surviving Intercompany Agreement, in each case as a result of the Transaction Documents or the transactions contemplated thereby or as a result of any action or event occurring prior to the Closing. For the avoidance of doubt, this Section 5.07 shall not apply to (a) any Contract between a third party, on the one hand, and the Parent or any of its Affiliates, on the other hand, to which any TMR Group Entity is not a party, but under which any TMR Group Entity may otherwise derive benefits, such as enterprise-wide licenses or “master” agreements or (b) any Contract among (i) a third party, (ii) the Parent or any of its Affiliates and (iii) any TMR Group Entity; provided, however, that as to such Contracts covered by clauses (a) and (b), Parent shall, and shall cause its Affiliates to, take such actions as it may determine necessary or appropriate to terminate the application of such Contracts to any TMR Group Entity or its entitlement to or receipt of any benefits thereunder. For the avoidance of doubt, no liability in respect of any of the Intercompany Agreements that are terminated, nor any of the Intercompany Payables or Intercompany Receivables that are settled and discharged in accordance with this Section 5.07, shall be recorded, reflected or otherwise provided for in the Closing Statement, the Preliminary Statement or the Closing Tangible Book Value.

Section 5.08. Parent Names and Marks.

(a) Subject to Section 5.08(c), neither the Acquiror nor any of its Affiliates shall have any rights in or to any of the Parent Names and Marks and neither the Acquiror nor any of its Affiliates shall (i) seek to register in any jurisdiction any Trademark that is a derivation, translation, adaptation, combination or variation of the Parent Names and Marks or that is confusingly similar thereto or (ii) contest the use, validity, ownership, or enforceability of any rights of the Parent or any of its Affiliates in or to any of the Parent Names and Marks unless the applicable Parent Names and Marks are asserted, directly or indirectly, against Acquiror or any of its Affiliates.

(b) Subject to Section 5.08(c), following the Closing Date, the Acquiror shall, and shall cause its Affiliates to, reasonably promptly cease and discontinue any and all infringing uses of the Parent Names and Marks, whether or not in combination with other words, symbols or other distinctive or non-distinctive elements, and all Trademarks confusingly similar to any of the foregoing or embodying any of the foregoing whether or not in combination with other words, symbols or other distinctive or non-distinctive elements.

(c) Solely to the extent and for the duration reasonably necessary after the Closing Date, and in no event for more than one hundred and eighty (180) days after the Closing Date or as otherwise specified in this Section 5.08, such period to be extended for an additional period not to exceed one hundred and eighty (180) days only if and to the extent any consent, approval or non-disapproval of Governmental Authorities becomes reasonably necessary before the use of the Parent Names and Marks can be discontinued and such consent, approval or non-disapproval cannot reasonably be obtained during the initial one hundred and eighty (180) day period, the TMR Group Entities shall have the right to use all materials bearing the Parent Names and Marks, including signage, advertising, promotional materials, packaging, inventory, electronic materials, collateral goods, stationery, business cards, websites, invoices, receipts, forms, product, training and service literature and materials, and other materials (“Materials”) solely as such Materials were used in connection with or contemplated to be used in connection with the Business as of the Closing, and solely to the extent such use cannot commercially reasonably be avoided, provided that the Acquiror shall, and shall cause the TMR Group Entities to, commence the removal, destruction, and exhaustion, as applicable, of the Parent Names and Marks from all such Materials promptly following the Closing Date; and provided further that the Acquiror shall, and shall cause the TMR Group Entities to, reasonably promptly after the Closing Date cease all use of the Parent Names and Marks on all stationery, business cards, purchase orders, invoices, receipts and similar correspondence. The Acquiror, for itself and its Affiliates, agrees that after the Closing Date the Acquiror and its Affiliates shall not expressly, or by implication, do business as or represent themselves as the Parent or its Affiliates (other than a TMR Group Entity) and shall use commercially reasonable efforts to correct any confusion to clarify that the TMR Group Entities are no longer affiliated with the Parent or any of its Affiliates.

(d) Within ninety (90) days of the Closing, the Acquiror shall execute, or shall cause the execution of, such amended organizational documents with respect to the TMR Group Entities such that the TMR Group Entities can effect a change in their respective names, to a name not containing any of the Parent Names and Marks or any confusingly similar derivation, translation, adaptation, combination or variation thereof and cause the TMR Group Entities to file such amended organizational documents with the applicable Governmental Authority, subject to any then outstanding consent, approval or non-disapprovals of all Governmental Authorities that become reasonably necessary.

(e) To the extent that a TMR Group Entity owns any rights in or to any Parent Names and Marks, including any registrations or applications for registrations thereof in any jurisdiction, such TMR Group Entity hereby assigns and transfers to the Parent (or its designated Affiliate) all right, title and interest in and to the Parent Names and Marks, and the Acquiror shall cause such TMR Group Entity to promptly execute any documents and perform any acts that are requested by the Parent in order to effectuate or register such assignment (at Parent’s expense). Should the Acquiror or any of its Affiliates, following the Closing Date, become aware of any domain name registration by a TMR Group Entity that includes or incorporates any of the Parent Names and Marks, the Acquiror shall promptly notify the Parent of the existence of such domain name registration and, upon the Parent’s request, shall, or shall cause its Affiliates to, promptly assign and transfer all right, title and interest in or to such domain name registration to the Parent (or its designated Affiliate), and promptly execute any documents and perform any acts that are requested by the Parent in order to effectuate or register such assignment (at Parent’s expense).

Section 5.09. Mutual Release.

(a) Effective as of the Closing, the Parent, for itself and on behalf of its Subsidiaries and its and their successors, heirs and executors (each, a “Parent Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Parent Releasor has, may have or might have or may assert now or in the future, against the TMR Group Entities and their respective successors, assigns, heirs, executors, officers, directors, partners and employees (in each case in their capacity as such) (each, a “Company Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Closing Date; provided, however, that nothing contained in this Section 5.09(a) shall release, discharge, waive or otherwise affect the rights or obligations of any party to the extent related to or arising out of any Surviving Intercompany Agreement. The foregoing release shall not apply to any claim arising under the terms of any Transaction Agreement or any claim alleging fraud or intentional misconduct. The Parent shall, and shall cause each Parent Releasor to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or causing to be commenced, any legal proceeding of any kind against any Company Releasee based upon any matter released pursuant to this Section 5.09(a). The parties hereto hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by any Parent Releasor or Company Releasee of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.

(b) Effective as of the Closing, the Acquiror, for itself and on behalf of its Affiliates and its and their successors, heirs and executors (each, an “Acquiror Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Acquiror Releasor has, may have or might have or may assert now or in the future, against any of the Parent and its Affiliates and their respective successors, assigns, heirs, executors, officers, directors, partners and employees (in each case in their capacity as such) (each, a “Parent Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Closing Date; provided, however, that, with respect to the Acquiror Releasors that are not TMR Group Entities, nothing in this Section 5.09(b) shall release, waive, discharge or otherwise affect the rights or obligations of any such party to the extent such rights or obligations do not arise out of any claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions or causes of action the TMR Group Entities may have had against any Parent Releasee prior to the Closing Date; and provided, further, that nothing contained in this Section 5.09(b) shall release, discharge, waive or otherwise affect the rights or obligations of any party to the extent related to or arising out of any Intercompany Agreement in existence as of the date hereof or as of the Closing. The foregoing release shall not apply to any claim arising under the terms of any Transaction Agreement or any claim alleging fraud or intentional misconduct. The Acquiror shall, and shall cause each Acquiror Releasor to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or causing to be commenced, any legal proceeding of any kind against any Parent Releasee based upon any matter released pursuant to this Section 5.09(b). The parties hereto hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by any Acquiror Releasor or Parent Releasee of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.

(c) Immediately following the Closing, but on the Closing Date, the Acquiror shall hold extraordinary general meetings of each TMR Group Entity to grant to the fullest extent permitted by applicable Law discharge to the directors and other officers in connection with their acts or omissions as directors and officers of these entities for their time of service until the Closing Date, except in the event of fraud or any intentional misconduct.

Section 5.10. Financing.

(a) Prior to the Closing, the Parent shall, and shall cause the TMR Group Entities to, use their respective commercially reasonable efforts to provide, and shall cause each of their respective Subsidiaries and Representatives to use their respective commercially reasonable efforts to provide, to the Acquiror (at the Acquiror’s sole expense) all cooperation as may be reasonably requested by the Acquiror to assist it in arranging and obtaining the Financing to be obtained by the Acquiror in connection with the transactions contemplated hereby no later than the Closing Date, including:

(A)

reasonable participation by senior management and advisors of the TMR Group Entities in a reasonable number of meetings (including customary one-on-one sessions), presentations (including rating agency presentations), road shows, and due diligence sessions with prospective Financing Sources, underwriters and rating agencies, in connection with the Financing, including direct contact between senior management (with appropriate seniority and expertise) of TMR Group Entities, on the one hand, and the potential lenders and underwriters for the Financing, on the other hand, in each case upon reasonable prior notice and at times and locations to be mutually agreed;

(B)

using its commercially reasonable efforts to assist with the preparation of and provide information regarding the TMR Group Entities reasonably requested by the Acquiror for rating agency presentations, materials for bank information memoranda, marketing materials, underwriter presentations, prospectuses, registration statements and similar documents in connection with the Financing, in each case, reasonably necessary and customarily delivered in connection with financings of the type being arranged, including furnishing historical financial information and financial information for the TMR Group Entities of the type that will be required by Rule 3-05 and Article XI of Regulation S-X in the Form 8-K to be filed by the Acquiror and its Affiliates upon the closing of the Transaction, and to assist the Acquiror in connection with the Acquiror’s preparation of pro forma and projected financial information to the extent relating to the TMR Group Entities; provided, that the Parent and the TMR Group Entities shall not be responsible for the preparation of (i) pro forma and/or projected financial information (including any assumptions or footnotes relating thereto), (ii) any description of all or any component of such financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (iii) projections, risk factors or other forward-looking statements relating to all or any component of such financing, (iv) subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or (v) compensation disclosure and analysis required by Item 402(b) of Regulation S-K, each of which shall be prepared solely by the Acquiror, and the Parent and the TMR Group Entities shall have no liability with respect to any of the foregoing information;

(C)

furnishing the Acquiror with the financial statements required to be provided pursuant to Section 5.15(b) hereof within the times specified therein and customary Representation and Authorization Letters relating thereto (the materials set forth in this clause (C), the “Required Financial Information”);

(D)	otherwise providing Financing Assistance;

(E)

assisting with the negotiation, execution and delivery of definitive financing documents, including credit agreements, guarantee and other collateral documents, customary closing certificates, perfection certificates and any schedules thereto as may be required by the Debt Financing Sources and other customary documents as may be reasonably requested by the Acquiror; provided, that such documents (other than the Representation and Authorization Letters) be effective only upon the Closing and that the TMR Group Entities shall have no liability with respect to such documents prior to the Closing; and

(F)

requesting that the administrative agent, lender or other providers of debt financing to the TMR Group Entities deliver to the Acquiror, prior to the Closing Date, a customary payoff letter in respect of any such debt financing (other than to the extent permitted hereunder to survive the Closing).

(i) Nothing in this Section 5.10(a) will require the Parent, the TMR Group Entities, any of their respective Representatives or Affiliates to (i) waive or amend any terms of this Agreement any other Contract it is a party to or agree to pay any fees, reimburse any expenses or otherwise incur any liability prior to the Closing Date for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of the Acquiror; (ii) enter into any definitive agreement that is effective prior to the Closing other than the Representation and Authorization Letters; (iii) give any indemnities in connection with the Financing that are effective prior to the Closing Date; (iv) take any action that, in the good faith determination of the TMR Group Entities or the Parent, would unreasonably interfere with the conduct of the business of the TMR Group Entities or create an unreasonable risk of damage or destruction to any property or assets of the TMR Group Entities; (v) adopt any resolution, grant any approval or authorization or otherwise take any corporate or similar action in respect of the Financing; (vi) take any action that will conflict with or violate its organizational documents or any applicable laws or would result in a violation or breach of, or default under, any agreement to which the Parent or any TMR Group Entities is a party; or (vii) provide any information the disclosure of which is prohibited or restricted under applicable law or is legally privileged. In addition, (A) no action, liability or obligation of the Parent, the TMR Group Entities or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Financing will be effective until the Closing Date, and neither the Parent nor the TMR Group Entities will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument or enter into any agreement or instrument the effectiveness of which is not contingent on the occurrence of the Closing or that must be effective prior to the Closing Date; (B) no officer or Representative of the Parent or the TMR Group Entities shall be required to deliver any certificate or take any other action that could reasonably be expected to result in personal liability to such officer or Representative; and (C) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Financing will contain disclosure reflecting the Acquiror or the TMR Group Entities as the obligor.

(ii) The Acquiror shall promptly, upon request by the Parent, reimburse the Parent or the TMR Group Entities for all reasonable and documented out-of-pocket costs and expenses incurred by the Parent, the TMR Group Entities or any of their respective Representatives (including reasonable and documented fees of attorneys and accountants) in connection with its cooperation contemplated by this Section 5.10(a).

(iii) All non-public or other confidential information provided by the Parent, the TMR Group Entities or any of their respective Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that the Acquiror will be permitted to disclose such information to any

Financing Sources or prospective Financing Sources and other financial institutions and investors that may become parties to the Financing and to any underwriters, initial purchasers or placement agents in connection with the Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto or (ii) are subject to other confidentiality undertaking reasonably satisfactory to the Parent.

(iv) The Acquiror shall indemnify and hold harmless the Parent, the TMR Group Entities and their respective Representatives and Affiliates from and against any and all Losses suffered or incurred by them in connection with the arrangement and completion of any Financing, capital markets transactions or related transactions by the Acquiror in connection with financing the transactions contemplated hereby and any information utilized in connection therewith except to the extent such Losses are caused by the gross negligence or willful misconduct of the Parent, the TMR Group Entities or their Representatives or Affiliates. This Section 5.10(a)(iv) shall survive the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by, the officers and directors of the Parent, the TMR Group Entities and their respective Representatives and Affiliates, who are each third-party beneficiaries of this Section 5.10(a)(iv).

(b) The TMR Group Entities hereby consent to the use of their logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the TMR Group Entities or the reputation or goodwill of the TMR Group Entities.

(c) Acquiror shall keep Parent informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing.

(d) Acquiror and Parent acknowledge and agree that the obtaining of any financing is not a condition to the Closing.

(e) Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 8.03(a), as it applies to the obligations of the Parent and the TMR Group Entities under this Section 5.10, shall be deemed satisfied unless the Parent or the TMR Group Entities have knowingly and willfully materially breached their obligations under this Section 5.10 and such breach has been the primary cause of the financing not being obtained.

(f) The Acquiror agrees to take all actions reasonably necessary to arrange and draw the Financing in an amount sufficient, together with cash on hand, to fund all amounts payable by it pursuant to this Agreement and to consummate the transactions contemplated hereby.

Section 5.11. Letter of Credit Facilities.

(a) From and after the date hereof, the Acquiror shall use its reasonable best efforts to cause, effective no later than the Closing Date, (a) all lenders or other sureties to be unconditionally released in full from any liability or obligation in respect of any surety, performance bond or letter of credit listed in Section 5.11(a) of the Parent Disclosure Schedule

(the “Letters of Credit”) without further recourse to such lenders or sureties, except to the extent any such Letter of Credit is extended past the Closing Date and (b) regardless of whether or not a Letter of Credit is extended past the Closing Date, the Parent and its Affiliates to be unconditionally released in full from any liability or obligation to such lenders or other sureties in connection with the Letters of Credit (including any obligation to reimburse, indemnify or pay any fee (including transfer fees) or expense), in each case without further recourse to the Parent or any such Affiliate. The Acquiror shall solely be responsible for any fees payable to the applicable lender in consideration for the release of such lenders or other sureties from any liability or obligation in respect of any of the Letters of Credit; provided, that the Acquiror shall (x) afford the Parent a reasonable opportunity to participate in negotiations with such lenders or other sureties in connection with such release and (y) negotiate in good faith with such lenders or other sureties to minimize or eliminate such fees. The Acquiror shall indemnify and hold harmless any such lender, any such surety and the Parent and any of its Affiliates from and against any Losses suffered or incurred by any such Person in connection with any of the Letters of Credit from and after the Closing; provided, however, that the foregoing indemnity shall not restrict in any way the Acquiror’s and the TMR Group Entities’ recovery under the Reserve Development Agreement or any other Transaction Agreement.

(b) From the date hereof until the Closing Date, Parent shall cooperate with and provide reasonable assistance to the Acquiror in connection with the Acquiror’s efforts to extend existing Letters of Credit past the Closing Date (provided Parent and its Affiliates shall be released effective the Closing Date from all liabilities or obligations thereunder in accordance with Section 5.11(a)), or to obtain new or replacement surety, performance bonds or letters of credit in connection with the Business; provided, that Parent shall in no way be responsible for any fees or expenses required to extend any Letters of Credit or obtain new or replacement surety, performance bonds or letters of credit. Notwithstanding anything to the contrary herein, the Acquiror’s failure to extend existing Letters of Credit or obtain new or replacement surety, performance bonds or letters of credit shall in no way affect the Acquiror’s obligation to consummate the transactions contemplated by this Agreement.

Section 5.12. Pre-Closing Dividend.

(a) Subject to the making or obtaining of any approvals, consents or authorizations of any Governmental Authority and applicable Law, Parent shall use its reasonable best efforts to cause TMR AG and/or TMR UK to pay to Parent, prior to the Closing, one or more dividends in an aggregate amount equal to $275 million (or such lesser amount as mutually agreed in writing by the Acquiror and Parent); provided, however, that the Parent shall use its reasonable best efforts to maximize the amount of such dividend(s) in an amount up to $500 million (or such lesser amount as mutually agreed in writing by the Parent and the Acquiror) (collectively, the “Pre-Closing Dividend”). The Pre-Closing Dividend shall be declared at least fifteen (15) days prior to the Closing Date, and Parent shall inform Acquiror of such declaration at least two (2) Business Days prior to such declaration.

(b) Prior to the Closing, Parent shall use its reasonable best efforts to, and shall cause the TMR Group Entities to use their reasonable best efforts to, (i) replace the securities set forth on Section 5.12(b)(i) of the Parent Disclosure Schedule (the “Delphi Securities”) with an amount of U.S. dollars or U.S. treasury securities equal to the Fair Market

Value of such Delphi Securities on the books of the relevant TMR Group Entities as of such replacement date, and (ii) subject to the immediately following proviso, pay the entirety of the Pre-Closing Dividend with cash or U.S. treasury securities; provided, however, that Parent shall have the right in its sole discretion to pay any portion of the Pre-Closing Dividend with Delphi Securities, which shall be valued at the Fair Market Value of such Delphi Securities as of the date of such dividend payment. Prior to the Closing Date, Parent shall use its reasonable best efforts to cause all of the Delphi Securities to be either paid in connection with the Pre-Closing Dividend or replaced with U.S. dollars or U.S. treasury securities. At least two (2) Business Days prior to any replacement or transfer of any Delphi Securities by any TMR Group Entity, Parent will provide to the Acquiror a reasonably detailed list of Delphi Securities that will be part of such replacement or transfer, including the CUSIP, book yield, market yield, market value and book value by security and the proceeds therefrom. Prior to the Closing, the Parent shall use reasonable efforts to, and shall cause the TMR Group Entities and Norwood to use their reasonable efforts to, take the actions set forth on Section 5.12(b)(ii) of the Parent Disclosure Schedule. To the extent that, at the Closing, any Delphi Securities set forth on Section 5.12(b)(i)(1) of the Parent Disclosure Schedule are included in the calculation of Closing Tangible Book Value, Parent shall provide, or cause Delphi Financial Group to provide, the applicable TMR Group Entity with the valuation conducted in accordance with Section 2.06, together with any other internal due diligence or historical performance with respect to such Delphi Securities.

Section 5.13. Further Action. Parent and Acquiror and their respective Affiliates shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements.

Section 5.14. Certain Other Covenants.

(a) As consideration for and to induce the Acquiror to pay the consideration set forth in this Agreement, during the Restricted Period (provided that such period shall be extended by any period in which any Person is in material violation of the covenants of this Section 5.14; provided, further, that, notwithstanding the foregoing proviso, such period of tolling shall not be extended (x) for greater than twelve (12) months in the case of any single or continuing violation or (y) from and after such time as the Acquiror or its Affiliates has actual knowledge of such violation) the Holding Company shall not, and the Holding Company shall cause each of its Subsidiaries, not to, directly or indirectly:

(i) Engage in or own any interest in, or control, manage or operate any Person or business division that is primarily engaged in the Business (a “Competitive Business”) in any country in which the Business or the TMR Group Entities then operates; provided, however, that a Competitive Business shall not include (a) any reinsurance or retrocession activities, or other activities conducted by the Business, that are undertaken by any Affiliate of the Holding Company, so long as such Person is not primarily engaged in the Business or (b) reinsurance pools or schemes covering catastrophe, terrorism, earthquake, flood or other risks that are supported, administered, funded or required to be entered into by Governmental Authorities;

(ii) use the Exclusive Business Confidential Information (A) in connection with or with the purpose of pursuing or impairing any Competitive Business or (B) for any purpose other than risk management or modeling or for use in lines of business other than reinsurance, such as for the primary insurance market; or

(iii) knowingly solicit or assist in the solicitation of any supplier, licensee or service provider with whom the Business has a commercial relationship, whether by contract or otherwise, for the purpose of causing such supplier, licensee or service provider to reduce, discontinue or alter, in a manner adverse to the Business or the TMR Group Entities, such commercial relationship.

(b) Notwithstanding anything to the contrary in this Agreement, nothing in Section 5.14(a) shall preclude the Holding Company or any of its Subsidiaries from (i) acquiring (by asset purchase, stock purchase, merger, reinsurance, consolidation or otherwise), directly or indirectly, the stock, business or assets of any Person that at the time of such acquisition is engaged in, or owns any interest in or controls, manages, or operates any Person that is engaged in, a Competitive Business that would otherwise be prohibited by Section 5.14(a) (such Competitive Business being referred to herein as an “Acquired Competitive Business”) so long as such Acquired Competitive Business generated no more than twenty percent (20%) of the net revenues of the combined businesses that are being acquired as part of the same transaction or related transactions in which such Acquired Competitive Business is being acquired (measured over the last twelve (12) months for which such financial data are available prior to the execution of the definitive agreement for such acquisition (or the date of the consummation of such acquisition if there is no such definitive agreement)); or (ii) owning, directly or indirectly, as a passive, non-controlling investor (without any membership on the board of directors or similar governing body of such Person), up to an aggregate of five percent (5%) of any class of securities of a Person that are registered under the Securities Exchange Act of 1934, as amended, or an equivalent Law in a foreign jurisdiction.

(c) During the Restricted Period, the Holding Company shall not, and the Holding Company shall cause each of its Subsidiaries not to, directly or indirectly, solicit or assist in the solicitation of any individual who on the Closing Date is an employee of the TMR Group Entities without the prior written approval of the Acquiror, unless such individual (i) was terminated by the respective TMR Group Entity, (ii) has not been in the employ of the TMR Group Entities during the six-months period prior to such solicitation or (iii) is contacted or solicited through general non-targeted solicitation or advertisement in a newspaper, online or through an employment agency.

(d) During the Restricted Period, the Holding Company and its Subsidiaries shall hold in confidence, and not disclose to any Person without the authorization of the Acquiror, any Exclusive Business Confidential Information; provided, however, that this Section 5.14(d) shall not be construed as prohibiting: (i) disclosures to legal counsel, independent accountants and other Representatives who agree to maintain the confidential nature of the Exclusive Business Confidential Information or have applicable professional or ethical obligations to do so; (ii) disclosures pursuant to the terms of a Governmental Order or as required to be disclosed by any Governmental Authority; and (iii) disclosures required by any applicable Law, including to the extent the Holding Company is advised by its legal counsel that it is required to make such disclosure in order to avoid violating applicable securities Laws or rules of a national securities exchange to which the Holding Company or its Affiliates is subject; provided further that, in the case of disclosures contemplated by Section 5.14(d)(ii) or (iii), the Holding Company shall, to the extent permitted by Law, give prior written notice thereof to the Acquiror so that the Acquiror or its Affiliates may seek an appropriate protective order and/or waive in writing compliance with the non-disclosure provisions of this Section 5.14(d).

(e) Each of the parties has carefully read this Section 5.14 and considered the restraints imposed upon the Holding Company and its Subsidiaries, and is in full accord as to the necessity of such restrictive covenants for the reasonable and proper protection of the Acquiror, its Affiliates and the TMR Group Entities, and agrees that each restraint imposed by the provisions of this Section 5.14 is fair and reasonable with respect to subject matter, geographic scope and time period. It is expressly understood and agreed that although the Holding Company and the Acquiror consider such covenants to be fair and reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or any other restriction contained in this Section 5.14 is an invalid or unenforceable restriction against the Holding Company or any of its Subsidiaries, the provisions of this Section 5.14 shall not be rendered void but shall be deemed amended to apply to such maximum time and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is invalid or unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein, which shall be given full force and effect without regard to such finding.

(f) The Holding Company represents, stipulates and acknowledges on behalf of itself and its Subsidiaries that: (i) the restrictive covenants contained in this Section 5.14 are a material inducement to the Acquiror to enter into this Agreement and consummate the transactions contemplated hereby, for which the Holding Company will receive a substantial financial benefit, and (ii) it would impair the goodwill acquired by the Acquiror and reduce the value of the TMR Group Entities obtained by the Acquiror through the transactions contemplated hereby if the Holding Company were to breach its obligations contained in this Section 5.14.

(g) Representations and Warranties of the Holding Company.

(i) This Agreement has been duly executed and delivered by the Holding Company. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of the Holding Company, enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

(ii) The execution and delivery by the Holding Company of, and the consummation by the Holding Company of the transactions contemplated by, this Agreement does not and will not (a) violate or conflict with the organizational documents of the Holding Company, (b) conflict with or violate any Law or other Governmental Order applicable to the Holding Company or by which the Holding Company or any of its respective properties or assets is bound or subject or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of the Holding Company or any of its Affiliates pursuant to, any material contract to which the Holding Company or any of its Affiliates is a party or by which any of them or any of their respective properties or assets is bound or subject, except, in the case of clauses (b) and (c) of this Section 5.14(g)(i), for any such conflicts, violations, breaches, defaults, terminations, accelerations, cancellations or creations as would not reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of the Holding Company to perform its obligations under this Section 5.14.

Section 5.15. Notification; Cooperation.

(a) From the date hereof through the Closing Date, each of the Parent, on the one hand, and the Acquiror, on the other hand, shall promptly notify the other and keep it advised as to: (i) any pending or threatened Action which challenges or seeks to restrain or enjoin the consummation of any of the transactions contemplated hereby; (ii) the commencement (or scheduling of) any audit or examination with respect to any TMR Group Entity or the Business by any Governmental Authority; (iii) in the case of the Parent, the occurrence of any event that would or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iv) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate or it failing to comply with or satisfy in any respect any covenant or agreement to be complied with or satisfied by it under this Agreement that would result in a failure of a condition set forth in Section 8.01, Section 8.02 or Section 8.03; (v) any other event that would or would reasonably be expected to result in, individually or in the aggregate, any of the conditions set forth in Article VIII not being capable of being fulfilled by the Outside Date; (vi) any written notice received by such party from a Governmental Authority or third party seeking to restrain or prohibit the transactions contemplated by this Agreement and the Transaction Agreements; or (vii) the commencement of any Action against such party or its Affiliates that would materially and adversely affect the ability of such party or its Affiliates to consummate the transactions contemplated by this Agreement and the Transaction Agreements. No notification made pursuant to this Section 5.15 shall have the effect of satisfying any condition set forth in Article VIII, nor shall any such notification have any effect for the purposes of determining the rights of any party to claim or obtain indemnification under this Agreement or otherwise enforce its rights and remedies under this Agreement.

(b) From the date hereof through the Closing Date, the Parent shall (i) promptly deliver to the Acquiror copies of all statutory financial statements filed with or submitted to any Governmental Authority by or on behalf of any TMR Group Entity and (ii) prepare or cause to be prepared financial statements (of the same form and type as the Financial Statements disclosed as of the date hereof) as of and for each fiscal quarter or year ended after June 30, 2018 and, in the case of clauses (i) and (ii), cause copies of such financial statements to be delivered to the Acquiror not later than three (3) Business Days following the date on which such statutory financial statements are so filed or such other financial statements are finalized, as applicable.

(c) For each Large Claim or Disputed Claim between June 30, 2018 and the Closing Date, the Parent shall promptly provide the Acquiror with the applicable documentation, including reasonable supporting detail and analysis of each such Large Claim or Disputed Claim and the expected amount of reserves, funds or provisions for losses, claims, premiums, expenses and other liabilities for such Large Claim or Disputed Claim calculated in accordance with IFRS or UK GAAP, as applicable, and the historical reserving practices of the TMR Group Entities.

Section 5.16. Parent Confidentiality Agreements. Following the date hereof, Parent shall promptly request that all Persons who executed a confidentiality agreement with Parent or any of its Affiliates in connection with the consideration of a possible acquisition of the Business or any other proposed or potential strategic transaction of any kind related to the TMR Group Entities (each a “Parent Confidentiality Agreement”) return, or destroy, all confidential information heretofore furnished to such Persons by or on behalf of Parent or its Affiliates subject to the terms of such Parent Confidentiality Agreement. At the Closing, Parent or its Affiliates shall assign to the Acquiror all of their rights under any Parent Confidentiality Agreement relating to confidentiality obligations of any Person (and related remedies in the event such Person breaches such obligations) with respect to any “Confidential Information” (as such term is defined in the Parent Confidentiality Agreement) that are related to the Business, to the extent such rights are assignable. Following the Closing and during the term of the applicable Parent Confidentiality Agreement, to the extent such rights are not assignable to the Acquiror, Parent shall promptly notify the Acquiror in writing in the event it becomes aware of a breach of any Parent Confidentiality Agreement, and, if so directed by the Acquiror, shall enforce its rights under such Parent Confidentiality Agreement for the Acquiror’s benefit, at the Acquiror’s sole expense.

Section 5.17. Existing Indemnification Rights. From and after the Closing, upon the request of the Acquiror made on or before the sixth (6th) anniversary of the Closing Date, the Parent shall, and shall cause its Affiliates to reasonably cooperate with and assist the Acquiror in submitting claims for and pursuing and recovering any applicable indemnification or reimbursement to which the TMR Group Entities may be entitled from any third party that is not an Affiliate of the Parent under any Contract to which the Parent or any of its Affiliates may be a party. Without the prior written consent of the Acquiror, the Parent shall not waive or release any such claim or right that any TMR Group Entity may have under any such Contract.

Section 5.18. Bank Accounts. Prior to the Closing, Parent and its Affiliates shall change, effective as of the Closing, the individuals authorized to draw on or having access to the bank, savings, deposit or custodial accounts and safe deposit boxes maintained by the TMR Group Entities to the individuals designated in writing by the Acquiror.

Section 5.19. Post-Closing Receipts. To the extent that, after the Closing, (a) the Acquiror or any of its Affiliates receives any mail (including electronic) for the Parent or its Affiliates, or any payment or instrument that is for the account of the Parent or any of its Affiliates according to the terms of this Agreement or any Transaction Agreement, the Acquiror shall promptly deliver such mail, amount or instrument to the Parent, and (b) the Parent or any of its Affiliates receives any mail for the Acquiror or its Affiliates, or any payment or instrument that is for the account of the Acquiror or any of its Affiliates according to the terms of this Agreement or any Transaction Agreement, the Parent shall promptly deliver such mail, amount or instrument to the Acquiror.

Section 5.20. Exclusive Dealing. During the period from the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Parent shall not take, or permit any of its Affiliates or any of their respective Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than the Acquiror) concerning any purchase of the Business or any material portion thereof, through the purchase of equity securities, merger, sale of substantial assets, reinsurance or other similar transaction (each such transaction, a “Competing Transaction”). The Parent shall and shall cause each of its Affiliates to, immediately cease and cause to be terminated any existing activities, discussions, communications, access (including to the Virtual Data Room) or negotiations with any person or entity (other than the Acquiror) conducted heretofore with respect to any possible Competing Transaction.

Section 5.21. Stock Exchange Listing. Acquiror shall use its reasonable efforts to cause the RenRe Shares to be issued to the Parent to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date, and Parent shall reasonably cooperate with Acquiror with respect to such listing and provide to Acquiror or the New York Stock Exchange such information as is reasonably requested in seeking the approval for such listing.

Section 5.22. Post-Closing Financial Statement Cooperation. (a) Prior to the Closing, the Parent shall use commercially reasonable efforts to cause the Companies to provide the Acquiror with the 2018 Financial Statements by March 10, 2019, or, if not provided by such time, promptly upon such statements being completed, and (b) following the Closing Date, unless provided prior to the Closing, the Parent shall use commercially reasonable efforts to cause the Companies to provide the Acquiror with the 2018 Financial Statements promptly upon such statements being completed. In connection with any filing of a Form S-1 or Form S-3 Registration Statement with the SEC or any offering conducted pursuant any such registration statement, Parent shall use its commercially reasonable efforts to cause the Companies’ independent accountants to cooperate with the Acquiror in a manner consistent with customary practice and to participate in customary auditor due diligence calls and provide customary accountants’ “comfort letters” (including customary “negative assurances”) and customary consents to the inclusion of audit reports if historical financial statements or other financial information of the Business are included in any such SEC filing or offering documents.

Section 5.23. Transition Services. Upon the written request of the Acquiror within one month following the date hereof, Parent and the Acquiror shall commence negotiations in good faith with respect to a transition services agreement to be entered into prior to Closing (any such agreement, the “TSA”) in order to provide the TMR Group Entities and Norwood with the services reasonably identified by the Acquiror in such notice.

Section 5.24. Software Development and Consulting Services Agreement. Upon the written request of the Acquiror, prior to the Closing Date, Parent and the Acquiror shall commence negotiations in good faith with respect to revising, in a manner that is agreeable to both Parent and Acquiror, the scope of services and payment terms as such services and terms would apply following the Closing Date, as set forth under that certain Software Development and Consulting Services Agreement, dated September 1, 2007, between TMR AG and Tokio Marine Technologies LLC, as amended and restated.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.01. Employee Matters.

(a) Following the Closing, each Employee at the Closing (a “Continuing Employee”) shall, to the extent he or she remains employed with the Acquiror or any of its Affiliates, be (i) eligible to receive compensation and participate in employee benefit plans that are maintained, sponsored or contributed to by the Acquiror or one of its Affiliates that are provided to Continuing Employees, in each case, as determined by the Acquiror after taking into consideration the compensation and benefits that are generally made available to similarly situated employees of the Acquiror and its Affiliates, and subject to the Acquiror’s standard hiring procedures and the successful completion of a background check and (ii) provided with severance benefits that are no less favorable than those set forth in Section 6.01(a) of the Parent Disclosure Schedule. The Acquiror shall be responsible for communicating the compensation and employee benefits to be provided to the Continuing Employees generally following the Closing and, to the extent such communication is made prior to the Closing, the Acquiror shall provide Parent and the Companies with a copy of such intended communication in advance, Parent and the Companies shall have a reasonable period of time to review and comment on the communication, and the Acquiror shall consider any such comments in good faith.

(b) The Acquiror shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of the Acquiror or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, except to the extent that such pre-existing conditions or eligibility limits would not have been satisfied or waived under the comparable Company Benefit Plan in which the Continuing Employee participated immediately prior to the Closing Date, (ii) give each Continuing Employee credit for the plan year in which the Closing occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Parent and its Affiliates for purposes of vesting and eligibility to participate under each applicable benefit plan of the Acquiror and its Affiliates, as if such service had been performed with the Acquiror or the applicable Affiliate, except (w) for purposes of qualifying for subsidized early retirement benefits, (x) for purposes of any newly established plan for which prior service is not taken into account, (y) for purposes of vesting under new equity-based compensation plan, program, agreement or arrangement or determining years of service under any long service awards or (z) to the extent it would result in a duplication of benefits.

(c) On the Closing Date, TMR AG shall pay to each Employee with an outstanding award under the TMR AG Amended and Restated Value Creation Plan (the “Value Creation Plan”, and such awards the “Value Creation Plan Awards”) a pro-rated amount in respect of each of such participant’s Value Creation Plan Awards, calculated as set forth in Section 6.01(c) of the Parent Disclosure Schedule, and the remaining portion of each Value Creation Plan Award shall be forfeited. Prior to the Closing Date, the board of directors of TMR AG shall take all actions necessary (including adopting any required resolutions and seeking any required consent of Employees with an outstanding Value Creation Plan Award) to provide that the Value Creation Plan and all Value Creation Plan Awards shall terminate effective as of the Closing Date and that the Value Creation Plan Awards shall no longer have any force or effect.

(d) The Acquiror shall, or shall cause its applicable employing Affiliate, to honor in accordance with their terms those written employment, retention and incentive agreements and plans set forth in Section 6.01(d) of the Parent Disclosure Schedule.

(e) As of the Closing Date, the Parent shall, or shall cause an Affiliate to, contribute to the TMNA, Inc. 401(k) Plan (the “401(k) Plan”) all employer matching contributions relating to periods prior to the Closing Date based on the amount or percentage that the Parent or its Affiliate is required to contribute to such plan on behalf of the Employees through the Closing Date as if the Employees had satisfied all prerequisites for receiving such contributions as of the Closing Date. The account balances of the Employees who participate in the 401(k) Plan shall be fully vested as of the Closing Date and the Parent shall make commercially reasonable efforts to ensure that such account balances are distributable from the 401(k) Plan on and after the Closing Date.

(f) Section 6.01(f) of the Parent Disclosure Schedule sets forth certain adjustments and accruals that the Parent and Companies shall cause, as of the Closing, to be reflected in the Closing Tangible Book Value.

(g) In the event that, prior to the Closing, any TMR Group Entity does not pay its Employees the bonus amounts (if any) payable under its applicable annual bonus plans in respect of the 2018 fiscal year in an amount equal to or greater than the amount accrued in the Closing Tangible Book Value, as soon as practicable after the Closing (or at such time as annual bonuses have historically been paid by the applicable TMR Group Entity, if later, but in no case later than the later of (x) March 15, 2019, (y) ten (10) Business Days following the Closing Date and (z) the date that annual bonuses in respect of the 2018 fiscal year are paid to similarly situated employees of the Acquiror and its Affiliates) the Acquiror shall pay, or cause to be paid, such bonus amounts to each Person who was an Employee as of the Closing; provided, that (i) such Person does not resign from his or her employment with the applicable TMR Group Entity or (ii) such Person’s employment is not terminated by the applicable TMR Group Entity for “cause,” in each case, prior to the payment date.

(h) The Acquiror and the Parent acknowledge and agree that all provisions contained in this Section 6.01 are included for the sole benefit of the Acquiror and the Parent and nothing contained herein shall (i) be construed as an amendment to any Company Benefit Plan or Acquiror Benefit Plan, (ii) create any third-party beneficiary or other rights in any other Person, including any employee or former employee of any of the Acquiror, the Parent, any TMR Group Entity or any of their respective Affiliates (including, for the avoidance of doubt, any Continuing Employee), or any dependent or beneficiary thereof, or (iii) otherwise obligate the Acquiror or the Parent or any of their respective Affiliates to maintain any particular employee benefit plan or retain the employment of any particular employee following the Closing Date.

ARTICLE VII

TAX MATTERS

Section 7.01. Tax Returns.

(a) The Parent shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns for Pre-Closing Taxable Periods that are required to be filed by or with respect to the TMR Group Entities on or before the Closing Date (taking into account all extensions properly obtained), and the Parent shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. The Parent shall prepare or cause to be prepared such Tax Returns in accordance with the past practice of the TMR Group Entities unless otherwise required by applicable Law, and, subject to the proviso of Section 7.07, shall deliver any such Tax Returns to the Acquiror for its review, and shall use reasonable best efforts to deliver such Tax Returns at least fourteen (14) days prior to the due date (taking into account all extensions properly obtained) for filing. The Parent shall, prior to filing such Tax Returns, consider in good faith any changes reasonably requested by the Acquiror, provided that such changes are delivered to the Parent at least seven (7) days prior to the due date for filing and conform with the past practice of the TMR Group Entities.

(b) The Acquiror shall file or cause to be filed when due all Tax Returns for Pre-Closing Taxable Periods that are required to be filed by or with respect to the TMR Group Entities that are not Tax Returns which the Parent is required to file or cause to be filed pursuant to Section 7.01(a) and the Acquiror shall remit or cause to be remitted any Taxes due in respect of such Tax Returns and the Parent shall pay to the Acquiror any such Taxes that relate to a Pre-Closing Taxable Period (to the extent such Taxes are not Excluded Taxes) at least five (5) Business Days prior to the Tax Return filing due date. The Acquiror shall prepare such Tax Returns in accordance with the past practice of the TMR Group Entities, unless otherwise required by applicable Law, and, subject to the proviso in Section 7.07, shall use reasonable best efforts to deliver any such Tax Returns to the Parent for its review at least fourteen (14) days prior to the due date (taking into account all extensions properly obtained) for filing. The Acquiror shall, prior to filing such Tax Returns, consider in good faith any changes reasonably requested by the Parent, provided such changes are delivered to the Acquiror at least seven (7) days prior to the due date for filing and conform with the past practice of the TMR Group Entities; provided, that Acquiror shall make any such changes reasonably requested by the Parent if such changes relate solely to Taxes in a Pre-Closing Taxable Period for which the Parent is solely liable pursuant to this Agreement and are consistent with any tax provision reflected in the Closing Tangible Book Value.

Section 7.02. Tax Period Allocations. For purposes of this Agreement, whenever it is necessary to determine the portion of any Taxes of the TMR Group Entities for any Straddle Period, the determination shall be made, (i) in the case of any property or ad valorem Taxes which are imposed on a periodic basis, ratably on a per diem basis, and (ii) in the case of any other Taxes, based on an interim closing of the books of the TMR Group Entities as of the end of the Closing Date. For purposes of the preceding sentence, any Taxes imposed on or with respect to any TMR Group Entity as a result of transactions (other than transactions occurring in the Ordinary Course of Business) occurring on the Closing Date but after the Closing shall be allocated to the taxable period that is deemed to begin at the beginning of the day following the Closing Date.

Section 7.03. Tax Indemnity.

(a) After the Closing and subject to this Article VII, the Parent shall indemnify, defend and hold harmless the Acquiror Indemnified Parties from and against, and reimburse any Acquiror Indemnified Parties for, all Losses that any Acquiror Indemnified Party may at any time suffer or incur, or become subject to as a result of, or in connection with, without duplication, (i) any liability for Taxes imposed on or with respect to any TMR Group Entity with respect to any Pre-Closing Taxable Period, (ii) any liability for Taxes of any Person (other than any TMR Group Entity) for which any TMR Group Entity becomes liable (x) as a result of any TMR Group Entity being included in a consolidated, affiliated, connected, combined, unitary or similar group for Tax purposes prior to the Closing or (y) as a result of an event or a transaction occurring prior to the Closing Date, as a transferee or successor, (iii) any Taxes for which the Parent is responsible under Section 11.01 or (iv) any breach or non-performance by the Parent of any covenant or agreement in this Article VII, except that the Parent shall not indemnify, defend or hold harmless the Acquiror Indemnified Parties from and against, or reimburse any Acquiror Indemnified Parties for, any Losses that any Acquiror Indemnified Party may at any time suffer or incur, or become subject to as a result of, without duplication, (A) any Taxes included as a liability in the Closing Tangible Book Value and had the effect of reducing the Purchase Price, (B) any Taxes imposed on any TMR Group Entity or for which any TMR Group Entity may otherwise be liable as a result of transactions occurring on the Closing Date after the Closing that are not transactions occurring in the Ordinary Course of Business, (C) any Taxes for which the Acquiror is responsible under Section 11.01, (D) any Taxes or Losses imposed on or incurred by any TMR Group Entity arising out of or resulting from any breach or non-performance by the Acquiror of any covenant or agreement in this Article VII, or (E) any Taxes capable of being offset by any relief or any Taxes on profits capable of being offset by any deduction where the relief or deduction arose to any TMR Group Entity from an event before the Closing and is not reflected in Closing Tangible Book Value (Taxes described in clauses (A) through (E) of the proviso to this Section 7.03(a) being hereinafter collectively referred to as “Excluded Taxes”).

(b) After the Closing and subject to this Article VII, the Acquiror shall indemnify, defend and hold harmless the Parent Indemnified Parties from and against, and reimburse any Parent Indemnified Parties for, all Losses that any Parent Indemnified Party may at any time suffer or incur, or become subject to as a result of, or in connection with, without duplication, (i) any liability for Taxes (A) imposed on or with respect to any TMR Group Entity with respect to any Post-Closing Taxable Period or (B) of any Person for which any Parent Indemnified Party becomes liable, in each case of (A) and (B), as a result of a transaction occurring on the Closing Date after the Closing that is not a transaction occurring in the Ordinary Course of Business, (ii) any liability for Taxes resulting from any breach or non-performance by the Acquiror of any covenant or agreement in this Article VII, (iii) any Taxes for which the Acquiror is responsible under Section 11.01 and (iv) any Taxes for which the Acquiror is liable under Section 7.03(d).

(c) Without duplication of any Net Tax Benefit taken into account pursuant to Section 10.08(g), if, as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return, there is any change after the Closing Date in an item of income, gain, loss, deduction, credit or amount of Tax that results in an increase in a Tax liability for which the Parent would otherwise be liable pursuant to Section 7.03(a), and such change results in any Net Tax Benefit to the Acquiror or any Affiliate or successor of any thereof for any taxable year of the settlement of such action, suit, investigation, claim or assessment or the filing of such amended Tax Return, the Parent shall not be liable pursuant to Section 7.03(a) with respect to such increase to the extent of such Net Tax Benefit as of the date the Parent discharges its liability pursuant to Section 7.03(a) (and, to the extent such increase in Tax liability is paid to a Tax Authority by the Parent or any Affiliate of the Parent, the Acquiror shall pay the Parent an amount equal to such decrease). Notwithstanding anything to the contrary in this Agreement, all payments for any Losses or Net Tax Benefits for which a party may be entitled to indemnification under this Article VII shall be made as and when realized.

(d) Notwithstanding anything to the contrary contained herein, the Acquiror shall be liable for, and shall pay, all real property transfer or gains, sales, VAT, use, documentary, stamp, stock transfer or similar Tax (other than income Tax), in each case, arising solely from the transactions contemplated by this Agreement.

Section 7.04. Tax Refunds. The Parent or the Acquiror shall be entitled to any refund of Taxes (whether in the form of cash received or a credit against Taxes otherwise payable) for which it is responsible under this Agreement. The Person receiving such refund shall promptly remit such refund to the Parent or the Acquiror, as applicable (or, if the refund is in the form of a credit, the amount of such credit shall be paid to the Parent or the Acquiror, as applicable, ten (10) days after the due date of the Tax Return claiming such credit); provided that any such refund shall be net of: (a) any reasonable out-of-pocket costs or expenses incurred in obtaining such refund of Taxes or in paying such amounts and (b) any Taxes incurred as a result of receipt of such Tax refund or the payment of such Tax refund, and, provided further, that any Tax refund related to a Straddle Period shall be prorated based upon the method employed in Section 7.02. For the avoidance of doubt, (a) the Parent shall be entitled to any refund of Taxes that are shown as a liability or reserve in the Closing Tangible Book Value, and (b) the Acquiror shall be entitled to any refund of Taxes that is shown as an asset in the Closing Tangible Book Value.

Section 7.05. Post-Closing Acquiror Conduct. Without the prior written consent of the Parent, which consent may be withheld in the reasonable discretion of the Parent, none of the Acquiror or any Affiliate of the Acquiror shall, or shall cause or permit any TMR Group Entity to, to the extent relating in whole or in part to such TMR Group Entity solely with respect to any Pre-Closing Taxable Periods, except as required by applicable Law, (a) amend, re-file or otherwise modify (or waive, or grant an extension of, any statute of limitation with respect to) any Tax Return, (b) self-assess a Tax, (c) engage in any voluntary disclosures or discussions with any Tax Authority regarding any Tax or Tax Returns, (d) file any private letter ruling or similar request with respect to Taxes or Tax Returns, or (e) change any election or tax accounting method that is retroactive to any Pre-Closing Taxable Periods.

Section 7.06. Contest Provisions. The Acquiror shall promptly notify the Parent in writing upon receipt by the Acquiror or any of its Affiliates or any TMR Group Entity of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which the Parent may be liable. The Parent or its designee shall have the right to represent each TMR Group Entity’s interests in any Tax audit or administrative or court proceeding (each, a “Tax Proceeding”) relating to Taxes for which the Parent is solely liable pursuant to this Agreement and to employ counsel of its choice at its expense; provided that (i) the Parent shall not pay, discharge, settle, compromise, or otherwise dispose of any item subject to such Tax Proceeding without obtaining the prior express written consent of the Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed, (ii) the Parent shall keep the Acquiror reasonably informed concerning the progress of such Tax Proceeding, (iii) the Parent shall consult with the Acquiror in good faith before taking any significant action with respect to such Tax Proceeding, including matters of strategy related thereto; and (iv) the Acquiror shall be entitled, at its expense, to participate in the conduct of any such Tax Proceeding. None of the Acquiror, any of its Affiliates, or any TMR Group Entity may settle any Tax Proceeding for any Taxes for which the Parent may be liable pursuant to this Agreement, without the prior written consent of the Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 7.07. Assistance and Cooperation. After the Closing Date, each of the Parent and the Acquiror shall, and shall cause their respective Affiliates to:

(a) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 7.01;

(b) cooperate fully in preparing for any audits of, or disputes with any Tax Authority regarding, any Tax Returns of any TMR Group Entity;

(c) make available to the other and to any Tax Authority as reasonably requested all information, records and documents relating to Taxes of any TMR Group Entity;

(d) furnish the other party with copies of all correspondence received from any Tax Authority in connection with any Tax audit or information request with respect to (i) any Pre-Closing Taxable Period or (ii) any Taxable period for which the other may have a liability under Section 7.03;

(e) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 7.03(c) (relating to sales, transfer and similar Taxes); and

provided that, notwithstanding anything to the contrary contained herein, neither the Parent nor Acquiror nor any of their respective Affiliates (nor their respective Representatives) shall be required to disclose to the other party or any of its agents or Representatives any consolidated, combined, affiliated or unitary Tax Return which includes the Parent or any of its Affiliates or the Acquiror or any of its Affiliates, as the case may be, or any Tax-related work papers, except, in each case, for materials or portions thereof that relate solely to any TMR Group Entity.

Section 7.08. UK Group Relief.

(a) The Acquiror shall ensure that each TMR Group Entity shall (so far as possible in Law) surrender or otherwise make available to the Parent or to any member of the Parent’s group or TMR Group Entity that the Parent may specify, for no payment (unless an asset with respect to such UK Group Relief has been included in the Closing Tangible Book Value), all UK Group Relief as the Parent may at its sole discretion direct in writing in respect of any Tax accounting period of the relevant TMR Group Entity commencing on or before Closing.

(b) The Acquiror hereby undertakes that it shall, and shall ensure that each TMR Group Entity will (i) not revoke or cancel without written Parent consent, (ii) use all reasonable endeavors to ensure that full effect is given to, and (iii) enter into such correspondence with HM Revenue and Customs as the Parent may specify in relation to (A) the surrenders to be made under Section 7.08(a) above and (B) any surrenders of UK Group Relief made before Closing and (without prejudice to the generality of the foregoing) the Acquiror shall procure that the TMR Group Entity shall, to the extent relevant, sign and submit to the relevant Tax Authority all notices of consent to surrender (including provisional or protective notices of consent in cases where any relevant Tax computation has not yet been agreed) and all other documents and returns as may be necessary to secure that full effect is given to this Section 7.08(b).

(c) The Acquiror shall ensure that TMR AG will, if the Parent so requires (and at the expense of the Parent), seek confirmation from the relevant Tax Authority in Switzerland, that the losses arising in its UK branch in 2016 and 2017 will not be offset against taxable Swiss profits for Swiss federal tax purposes.

(d) If after Closing any claimed surrender of UK Group Relief by a TMR Group Entity to the Parent or any member of the Parent’s group for which that TMR Group Entity has received consideration is denied or revoked, the Acquiror shall ensure that the TMR Group Entity repays that consideration. To the extent that the receipt of, or entitlement to, such consideration is taken into account in the determination of Closing Tangible Book Value, the Parent shall be obliged to repay that amount of the Purchase Price, and in any such case the TMR Group Entity’s obligation to repay that consideration and the Parent’s obligation to repay that amount shall be satisfied as follows: the Acquiror shall ensure that the TMR Group Entity pays the Acquiror that amount directly and the Parent shall pay that amount directly to the relevant member of the Parent’s group.

Section 7.09. Other Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, the provisions of Article X shall not apply to any indemnity provided under Section 7.03(a) or Section 7.03(b), except for Section 10.01 (Survival), Section 10.05 (Payment), Section 10.07 (Exclusive Remedies) and Section 10.08 (Additional Indemnification Provisions), and Parent shall have no liability under Article VII or Article X, for any Losses relating to Taxes for any Post-Closing Taxable Period resulting from, relating to, or in connection with, the inaccuracy or breach of any representation or warranty made by the Parent under Section 3.20. To the extent of any inconsistencies between the provisions of this Article VII and of Article X, the provisions of this Article VII shall govern.

(b) Notwithstanding anything to the contrary contained herein, where, as a result of any Taxes, the payment of an amount in respect of an indemnity under this Article VII or Article X directly to an Acquiror Indemnified Party imposes a greater burden on the Parent than the payment of such amount directly to any TMR Group Entity, the Parent may, subject to the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), pay that amount directly to such TMR Group Entity.

(c) Any claim for indemnity under this Article VII may be made at no time later than six (6) months after the expiration of the applicable Tax statute of limitations with respect to the relevant Taxable period (including all periods of extension, whether automatic or permissive).

(d) For all Tax purposes, the parties hereto shall treat the sale and purchase of the Shares hereunder as a sale of the Shares by the Parent to the Acquiror, and the parties hereto shall report the sale and purchase of the Shares consistently for all Tax purposes. The Acquiror agrees and covenants that none of the Acquiror or any Affiliate of the Acquiror shall (i) make any election under Section 338 of the Code (or other similar state, local or foreign Law) with respect to any TMR Group Entity or (ii) engage in any activity or transaction that would cause the transactions contemplated by this Agreement to be treated as a purchase or sale of assets of any TMR Group Entity for income tax purposes.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01. Conditions to Obligations of Each Party. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Order. Subject to Section 8.01(b), there shall be no Law or Governmental Order in existence that prohibits, enjoins, restrains or makes unlawful the consummation of the transactions contemplated by this Agreement.

(b) Approvals of Governmental Authorities. The confirmations of no objection from FINMA and all other approvals of Governmental Authorities for the consummation of the transactions contemplated by this Agreement that are listed in Section 8.01(b) of the Parent Disclosure Schedule, including, for the avoidance of doubt, any non-objection or approval required from FINMA due to changes to the business plan of TMR AG as set out in Section 5.06(b), shall have been obtained or deemed obtained, and all such approvals obtained shall be in full force and effect, no appeal shall have been filed challenging such approvals and all statutory waiting periods in respect thereof shall have expired.

Section 8.02. Conditions to Obligations of the Parent. The obligation of the Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of the Acquiror contained in this Agreement (other than the Acquiror Fundamental Representations and the representations set forth in Section 4.09) shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than the representations and warranties made as of another stated date, which representations and warranties shall be true and correct as of such date) except where the failure to be so true and correct (without giving effect to any limitations as to materiality or “Acquiror Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, or would not reasonably be expected to have, an Acquiror Material Adverse Effect; (ii) the Acquiror Fundamental Representations and the representations and warranties of the Acquiror contained in Section 4.09 shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than the representations and warranties made as of another stated date, which representations and warranties shall be true and correct as of such date) in all respects; (iii) all of the covenants, agreements and obligations of the Acquiror to be performed or complied with on or prior to the Closing pursuant to the terms of this Agreement shall have been duly and fully performed and complied with in all material respects; and (iv) the Parent shall have received a certificate dated the Closing Date of the Acquiror signed by a duly authorized executive officer of the Acquiror stating that the conditions specified in clauses (i), (ii) and (iii) of this Section 8.02(a) have been satisfied (to the extent not waived in writing by the Acquiror).

(b) Each of the items set forth in Section 2.04(b) shall have been delivered to the Parent.

(c) The RenRe Shares to be issued to the Parent shall have been listed on the New York Stock Exchange, subject to official notice of issuance.

(d) The confirmations of no objection from FINMA and all other approvals of Governmental Authorities for the consummation of the transactions contemplated by this Agreement that are listed in Section 8.01(b) of the Parent Disclosure Schedule shall have been obtained or deemed obtained.

Section 8.03. Conditions to Obligations of the Acquiror. The obligations of the Acquiror to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of the Parent contained in this Agreement (other than the Parent Fundamental Representations and the representation set forth in Section 3.07(b)) shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than the representations and warranties made as of another stated date, which representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitations as to materiality or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect; (ii) the Parent Fundamental Representations and the representation set forth in Section 3.07(b) shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than the representations and warranties made as of another stated date, which representations and warranties shall be true and correct as of such date) in all respects; (iii) all of the covenants, agreements and obligations of the Parent to be performed or complied with on or prior to the Closing pursuant to the terms of this Agreement shall have been duly and fully performed and complied with in all material respects; and (iv) the Acquiror shall have received a certificate dated the Closing Date of the Parent signed by a duly authorized executive officer of the Parent certifying that the conditions specified in clauses (i), (ii) and (iii) of this Section 8.03(a) have been satisfied (to the extent not waived in writing by the Acquiror).

(b) The confirmations of no objection from FINMA and all other approvals of Governmental Authorities for the consummation of the transactions contemplated by this Agreement that are listed in Section 8.01(b) of the Parent Disclosure Schedule shall have been obtained or deemed obtained without the imposition of an Acquiror Burdensome Condition.

(c) Since the date hereof there shall not have occurred any event, circumstance, development, state of facts, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Each of the Intercompany Agreements (other than the Surviving Intercompany Agreements) shall have been terminated without any liability to the TMR Group Entities or Norwood.

(e) Each of the items set forth in Section 2.04(a) shall have been delivered to the Acquiror.

ARTICLE IX

TERMINATION

Section 9.01. Termination. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of the Parent and the Acquiror;

(b) by either the Parent or the Acquiror if the Closing has not occurred on or before the Initial Outside Date; provided, however, that if the sole reason that the Closing has not occurred is that one or more of the approvals or non-disapprovals of the Governmental Authorities required pursuant to Section 8.01(b) have not been obtained on or prior to such date, such date may be extended by either party hereto to a date not beyond 6 months following the Initial Outside Date (the Initial Outside Date, to the extent it is extended pursuant to this Section 9.01(b), herein referred to as the “Outside Date”); and provided further that the right to terminate this Agreement under this Section 9.01(b) and the right to extend the Initial Outside Date shall not be available to any party hereto whose breach of any representation, warranty, covenant or agreement in this Agreement has caused or resulted in the failure of the Closing to occur prior to such date;

(c) by either the Parent or the Acquiror in the event of the issuance of a final, non-appealable Governmental Order restraining or prohibiting the consummation of the transactions contemplated by this Agreement;

(d) by the Acquiror, if the Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 8.01 or Section 8.03 and (ii) (A) cannot be cured by the Outside Date or (B) if capable of being cured, such breach or failure shall not have been cured by the earlier of (x) thirty (30) Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and the Acquiror’s intention to terminate this Agreement if such breach or failure is not cured) from the Acquiror of such breach or failure and (y) the earlier of the Outside Date and the date on which this Agreement may otherwise be terminated by the Acquiror in accordance with this Section 9.01; provided that the Acquiror shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 8.01 or Section 8.02; or

(e) by the Parent, if the Acquiror shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 8.01 or Section 8.02 and (ii) (A) cannot be cured by the Outside Date or (B) if capable of being cured, such breach or failure shall not have been cured by the earlier of (x) thirty (30) Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and the Parent’s intention to terminate this Agreement if such breach or failure is not cured) from the Parent of such breach or failure and (y) the earlier of the Outside Date and the date on which this Agreement may otherwise be terminated by the Parent in accordance with this Section 9.01; provided, that the Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(e) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 8.01 or Section 8.03.

Section 9.02. Notice of Termination. Any party hereto desiring to terminate this Agreement pursuant to Section 9.01 shall give written notice of such termination to the other party hereto.

Section 9.03. Effect of Termination. In the event of the termination of this Agreement pursuant to this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except as set forth in Section 5.05, this Article IX and Article XI; provided, however, that nothing in this Agreement shall relieve any party hereto from liability for fraud or any intentional or willful breach of this Agreement.

ARTICLE X

INDEMNIFICATION

Section 10.01. Survival. Subject to the last proviso of Section 10.04(a), the representations, warranties, covenants and agreements of the parties hereto contained in or made pursuant to this Agreement shall survive in full force and effect until the date that is eighteen (18) months after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under Section 10.02 or Section 10.03 thereafter), except: (i) the Parent Fundamental Representations and the Acquiror Fundamental Representations shall survive the Closing indefinitely or to the maximum period of time allowable under Law; (ii) the representations and warranties in Section 3.14 (Employment Benefits; Employees), Section 3.15 (Labor and Employment) and Section 3.20 (Taxes) shall survive until 60 days after the expiration of the applicable statute of limitations; (iii) the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing (“Post-Closing Covenants”) shall survive for sixty (60) days following the period provided in such covenants and agreements, if any, or until fully performed; (iv) the covenants and agreements that by their terms apply or are to be performed in their entirety on or prior to the Closing (“Pre-Closing Covenants”) shall terminate at the Closing and (v) the specified indemnities set forth in Section 10.02(a)(iii) and (iv) and Section 10.03(a)(iii) shall survive indefinitely.

Section 10.02. Indemnification by the Parent.

(a) After the Closing and subject to this Article X, the Parent shall indemnify, defend and hold harmless the Acquiror, its Affiliates and their respective Representatives (collectively, the “Acquiror Indemnified Parties”, who are express and intended third party beneficiaries of this Article X) against, and reimburse any Acquiror Indemnified Party for, all Losses (other than Losses that are (x) the subject of indemnification under Section 7.03(a), or (y) Excluded Taxes) that such Acquiror Indemnified Party may at any time suffer, pay, sustain or incur, or become subject to:

(i) as a result of, relating to, or in connection with, the inaccuracy or breach of any representation or warranty made by the Parent in this Agreement (other than representations and warranties made in Section 3.20);

(ii) as a result of, relating to, or in connection with, any breach or failure by the Parent or its Affiliates to perform any of its covenants or obligations contained in this Agreement or any of the Transaction Agreements;

(iii) as a result of, relating to, or in connection with, any Company Benefit Plan that is not a TMR Group Entity Plan; or

(iv) in connection with the arrangement and completion of any Financing, capital markets transactions or related transactions by the Acquiror in connection with financing the transactions contemplated hereby as a result of any material misstatement or omissions contained in any information provided by the Parent to Acquiror pursuant to Section 5.09 to the extent resulting from the gross negligence or willful misconduct of the Parent, the TMR Group Entities or their Representatives or Affiliates.

(b) Notwithstanding anything to the contrary contained herein, other than in the case of intentional breach, willful misconduct or fraud by the Parent, or its Affiliates or Representatives, the Parent shall not be required to indemnify, defend or hold harmless any Acquiror Indemnified Party against, or reimburse any Acquiror Indemnified Party for, any Losses pursuant to Section 10.02(a)(i) or (a)(iv) (other than Losses arising out of the inaccuracy or breach of any Parent Fundamental Representations) (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of $250,000 (nor shall any such claim or series of related claims that do not meet the $250,000 threshold be applied to or considered for purposes of calculating the aggregate amount of the Acquiror Indemnified Parties’ Losses for which the Parent has responsibility under clause (ii) of this Section 10.02(b)); (ii) until the aggregate amount of the Acquiror Indemnified Parties’ Losses for which the Acquiror Indemnified Parties are determined to be otherwise entitled to indemnification under Section 10.02(a)(i) or (a)(iv) exceeds one-half percent (0.5%) of the Indemnity Base, after which the Parent shall be obligated for all Acquiror Indemnified Parties’ Losses for which the Acquiror Indemnified Parties are determined to be otherwise entitled to indemnification under Section 10.02(a)(i) or (a)(iv) that are in excess of one-half percent (0.5%) of the Indemnity Base; but only if such excess Losses arise with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) that involves Losses in excess of $250,000; and (iii) in a cumulative aggregate amount exceeding ten percent (10%) of the Indemnity Base. For purposes of determining whether the threshold set forth in clause (iii) of this Section 10.02(b) has been met or exceeded, any amount paid by the Parent for Losses pursuant to Section 10.02(a)(i) or (a)(iv), other than any Losses in respect of the inaccuracy or breach of any Parent Fundamental Representations, shall be taken into account. Notwithstanding anything to the contrary contained herein, other than in the case of intentional breach, willful misconduct or fraud by the Parent or its Affiliates or Representatives, the Parent shall not be required to indemnify, defend or hold harmless any Acquiror Indemnified Party against, or reimburse any Acquiror Indemnified Party for, any Losses pursuant to Section 10.02(a)(i), (a)(ii), (a)(iii) or (a)(iv) (including, for this purpose, in respect of the inaccuracy or breach of any Parent Fundamental Representations) in a cumulative aggregate amount exceeding the Indemnity Base.

Section 10.03. Indemnification by the Acquiror.

(a) After the Closing and subject to this Article X, the Acquiror shall indemnify, defend and hold harmless the Parent and its Affiliates and their respective Representatives (collectively, the “Parent Indemnified Parties”, who are express and intended third party beneficiaries of this Article X) against, and reimburse any Parent Indemnified Party for, all Losses that such Parent Indemnified Party may at any time suffer, pay, sustain or incur, or become subject to:

(i) as a result of, relating to, or in connection with, the inaccuracy or breach of any representation or warranty made by the Acquiror in this Agreement;

(ii) as a result of, relating to, or in connection with, any breach or failure by the Acquiror to perform any of its covenants or obligations contained in this Agreement; or

(iii) as a result of or in connection with, or arising under any Guarantee, whether or not such claim, liability or Loss relates to events or circumstances prior to the Closing, excluding as a result of or in connection with, or arising under any breach of the Guarantee prior to the Closing, and except to the extent covered under the Reserve Development Agreement or the TPC Agreement.

(b) Notwithstanding anything to the contrary contained herein, other than in the case of intentional breach, willful misconduct or fraud by the Acquiror or its Affiliates or Representatives, the Acquiror shall not be required to indemnify, defend or hold harmless any Parent Indemnified Party against, or reimburse any Parent Indemnified Party for, any Losses pursuant to Section 10.03(a)(i) (other than Losses arising out of the inaccuracy or breach of any Acquiror Fundamental Representations) (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of $250,000 (nor shall any such claim or series of related claims that do not meet the $250,000 threshold be applied to or considered for purposes of calculating the aggregate amount of the Parent Indemnified Parties’ Losses for which the Acquiror has responsibility under clause (ii) of this Section 10.03(b)); (ii) until the aggregate amount of the Parent Indemnified Parties’ Losses for which the Parent Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 10.03(a)(i) exceeds one-half percent (0.5%) of the Indemnity Base, after which the Acquiror shall be obligated for all Parent Indemnified Parties’ Losses for which the Parent Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 10.03(a)(i) that are in excess of one-half percent (0.5%) of the Indemnity Base, but only if such excess Losses arise with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) that involves Losses in excess of $250,000; and (iii) in a cumulative aggregate amount exceeding ten percent (10%) of the Indemnity Base. For purposes of determining whether the threshold set forth in clause (iii) of this Section 10.03(b) has been met or exceeded, any amount paid by the Acquiror for Losses pursuant to Section 10.03(a)(i), other than any Losses in respect of the inaccuracy or breach of any Acquiror Fundamental Representations, shall be taken into account. Notwithstanding anything to the contrary contained herein, other than in the case of intentional breach, willful misconduct or fraud by the Acquiror or its Affiliates or Representatives, the Acquiror shall not be required to indemnify, defend or hold harmless any Parent Indemnified Party against, or reimburse any Parent Indemnified Party for, any Losses pursuant to Section 10.03(a)(i), (a)(ii) or (a)(iii) (including, for this purpose, in respect of the inaccuracy or breach of any Acquiror Fundamental Representations) in a cumulative aggregate amount exceeding the Indemnity Base.

Section 10.04. Notification of Claims.

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article X, including any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted or unasserted, known or unknown or accrued or unaccrued, by a third party against the Indemnified Party) (each, a “Third Party Claim”), describing in reasonable detail the facts and circumstances (to the extent known based on the then available information) with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent that the Indemnifying Party is materially prejudiced by such failure. The parties agree that (i) in this Article X they intend to shorten (in the case of the limited survival periods specified in Section 10.01) and lengthen (in the case of the indefinite survival periods specified in Section 10.01) (as the case may be) the applicable statute of limitations period with respect to certain claims; (ii) notices for claims in respect of a breach of a representation, warranty, covenant or agreement (other than a Post-Closing Covenant or a Pre-Closing Covenant) must be delivered prior to the expiration of any applicable survival period specified in Section 10.01 for such representation, warranty, covenant or agreement; (iii) notices for claims in respect of a breach of a Post-Closing Covenant or Pre-Closing Covenant must be delivered prior to the date that is 60 days after the last day of the effective period of such Post-Closing Covenant or Pre-Closing Covenant and (iv) any claims for indemnification for which notice is not timely delivered in accordance with this Section 10.04(a) shall be expressly barred and are hereby waived; provided further that, if, prior to such applicable date, a party hereto shall have notified the other party hereto in accordance with the requirements of this Section 10.04(a) of a claim for indemnification under this Article X (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article X notwithstanding the passing of such applicable date.

(b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.04(a) in respect of a Third Party Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third Party Claim (and, for the avoidance of doubt, any failure to deliver any such notice within such time period shall be deemed an election not to assume any such defense and control), assume the defense and control of any Third Party Claim, with its own counsel and at its own expense, but shall allow the Indemnified Party an opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, however, that the Indemnifying Party shall bear the reasonable fees, costs and expenses of one (1) such separate counsel if (i) an actual or potential conflict of interest makes representation by the same counsel inappropriate or (ii) the Indemnifying Party shall have authorized the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the immediately preceding sentence. The Parent or the Acquiror (as the case may be) shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim, which cooperation shall include designating a liaison counsel to whom the Indemnifying Party may direct notices and other communications, and upon the reasonable request of the Indemnifying Party, use reasonable efforts to make witnesses available, and provide records and documents. If the Indemnifying Party has assumed the defense of a Third Party Claim and is in compliance with its obligations under this Section 10.04(b) (or if the twenty (20) Business Day period has not yet elapsed), then the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise, discharge or entry of any judgment does not (1) involve any finding or admission of any violation of Law or admission of any wrongdoing by any Person, (2) provides solely for the payment of money, and (3) does not affect any other claims that may be made against the Indemnified Party in a manner adverse to such Indemnified Party, and the Indemnifying Party shall (x) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment (unless otherwise provided in such judgment), (y) not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (z) obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional release of, or dismissal with prejudice of claims against, any Indemnified Party potentially affected by such Third Party Claim from all matters that were asserted in connection with such claims and any and all liabilities in respect of such Third Party Claim. The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).

(c) Notwithstanding anything to the contrary contained in this Article X (including Section 10.02 and Section 10.03), no Indemnifying Party shall have any liability under this Article X for any Losses arising out of or in connection with any Third Party Claim that is settled or compromised by an Indemnified Party without the consent of such Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).

(d) In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.04(a) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within twenty (20) Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article X. The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.

Section 10.05. Payment. In the event a claim or any Action for indemnification under Article VII or this Article X has been finally determined, the amount of such final determination shall be paid (a) if the Indemnified Party is an Acquiror Indemnified Party, by the Parent to the Indemnified Party and (b) if the Indemnified Party is a Parent Indemnified Party, by the Acquiror to the Indemnified Party, in each case on demand by wire transfer of immediately available funds to the applicable account designated by the applicable Indemnified Party. A claim or an Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article X or Article VII (as the case may be) when the parties hereto have so determined by mutual agreement or, if disputed, when a final non-appealable Governmental Order has been entered into with respect to such claim or Action.

Section 10.06. Limitation on Liability. In no event shall any amount, description, liability or reserve (x) reflected in the Virtual Data Room, (y) set forth in (1) the Financial Statements or (2) the Statutory Statements or (z) otherwise actually or constructively known to Acquiror or any other Acquiror Indemnified Parties on or prior to the Closing Date, limit, preclude, or otherwise prevent any indemnification claims pursuant to Article VII or this Article X (except, in each case, to the extent any such amount, description, liability, or reserve is disclosed in the Parent Disclosure Schedule (other than the Financial Statements and Statutory Statements attached thereto, except to the extent a Financial Statement or Statutory Statement is specifically referenced in a Section 3.06(a) of the Parent Disclosure Schedule); provided, however, that the foregoing exclusion shall not limit, preclude or prevent any indemnification claims pursuant to Article VII); provided, further, that an Acquiror Indemnified Party shall not be entitled to collect on a Loss hereunder to the extent it has already collected on the same Loss under the Reserve Development Agreement.

Section 10.07. Exclusive Remedies. Each party hereto acknowledges and agrees that (a) prior to the Closing, other than in the case of intentional breach, willful misconduct or fraud by the Parent or its Affiliates or Representatives, the sole and exclusive remedy of the Acquiror for any breach or inaccuracy of any representation or warranty contained in this Agreement or any certificate or instrument delivered hereunder shall be, in the event that each of the conditions set forth in Article VIII has not been satisfied or waived, refusal to close the purchase and sale of the Shares hereunder; (b) following the Closing, other than in the case of intentional breach, willful misconduct or fraud, (i) the indemnification provisions of this Article X and Article VII shall be the sole and exclusive remedies of the parties hereto for any breach of the representations or warranties contained in this Agreement and (ii) notwithstanding anything to the contrary contained herein, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto to rescind this Agreement or any of the transactions contemplated by this Agreement; and (c) following the Closing, the indemnification provisions of this Article X and, Article VII shall be the sole and exclusive monetary remedies of the parties hereto for any breach of any Pre-Closing Covenant or any Post-Closing Covenant, but without prejudice to any remedies available under any of the other Transaction Agreements and, with respect to any Post-Closing Covenant, without prejudice to any remedy available under Section 11.12.

Section 10.08. Additional Indemnification Provisions.

(a) The Parent and the Acquiror agree, for themselves and on behalf of their respective Affiliates and Representatives, that with respect to each indemnification obligation set forth in this Article X, any Transaction Agreement or any other document executed or delivered in connection with the Closing: (i) each such obligation shall be calculated net of any Eligible Insurance Proceeds, and (ii) in no event shall the Parent have any liability or obligation to any Acquiror Indemnified Party to the extent that any Loss, or any portion thereof, for which indemnification is sought hereunder is specifically reserved for in the Closing Statement.

(b) Any amount payable by an Indemnifying Party pursuant to this Article X shall be paid promptly and payment shall not be delayed pending any determination of Eligible Insurance Proceeds. In any case where an Indemnified Party recovers from a third Person any Eligible Insurance Proceeds or any other amount in respect of any Loss for which an Indemnifying Party has actually reimbursed it pursuant to this Article X, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount of such Eligible Insurance Proceeds, but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

(c) The parties hereto shall treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price.

(d) If any portion of Losses to be reimbursed by the Indemnifying Party may be covered, in whole or in part, by third party insurance coverage, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party (a “Notice of Insurance”). If the Indemnifying Party so requests within one hundred and eighty (180) days after receipt of a Notice of Insurance, the Indemnified Party shall use its commercially reasonable efforts to collect (at the Indemnifying Party’s expense) the maximum amount of cash insurance proceeds thereunder, in which event all such cash proceeds actually received, net of costs reasonably incurred by the Indemnified Party in seeking such collection, shall be considered “Eligible Insurance Proceeds.”

(e) The parties hereto acknowledge and agree that the same Loss may be subject to indemnification under more than one subsection of Section 10.02(a) or Section 10.03(a), respectively; provided, however, that in no event shall an Indemnified Party be entitled to duplicative recoveries for the same underlying Loss under this Article X, Section 7.03 or under any Transaction Agreement.

(f) For purposes of Article VII and this Article X, in respect of the representations and warranties set forth in Article III or Article IV herein, any and all “Company Material Adverse Effect”, “Acquiror Material Adverse Effect”, “material adverse effect”, “materiality” and similar exceptions and qualifiers and any similar thresholds set forth in such representations and warranties shall be disregarded (or, in the case of “Company Material Adverse Effect,” be read as “adverse effect”) for purposes of determining whether any such representation or warranty has been breached or determining the amount of Losses resulting therefrom.

(g) In determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Losses with respect to each indemnification obligation set forth in this Article X, the amount of such Losses shall be (i) reduced by any Tax benefit actually realized and utilized over the amount of any Tax detriment actually suffered, determined on a “with and without” basis (the “Net Tax Benefit”) by Indemnified Party (or any Affiliate

thereof), as the result of sustaining or paying such Losses (including as the result of facts or circumstances due to which the Indemnified Party sustained or paid such Losses) in the taxable year during which such Losses are sustained and (ii) grossed up for any Taxes deducted at source from any payment to the Indemnified Party (or any Affiliate thereof) or payable by the Indemnified Party (or any Affiliate thereof) in respect of the receipt of such payment. If any Net Tax Benefits are realized by the Indemnified Party, as the result of sustaining or paying such Losses (including as the result of facts or circumstances due to which the Indemnified Party sustained or paid such Losses), after the payment in respect of such Losses was made (without offset therefor), the Indemnified Party shall repay the amount of such Net Tax Benefits as and when realized.

Section 10.09. Mitigation. Each of the parties hereto agrees to take reasonable steps as required under applicable Law to mitigate its respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

Section 10.10. Reserves. Subject to the proviso in the following sentence, notwithstanding anything to the contrary contained herein or in the other Transaction Agreements, the Acquiror acknowledges and agrees that none of the Parent or its Affiliates or their respective Representatives makes any representation or warranty (express or implied), and nothing contained herein or in any other Transaction Agreements or any other agreement, document or instrument to be delivered in connection with the transactions contemplated by this Agreement, the other Transaction Agreements or such other agreement, document or instrument is intended or shall be construed to be a representation or warranty (express or implied) of the Parent or its Affiliates or their respective Representatives, for any purpose of this Agreement, the other Transaction Agreements or any other agreement, document or instrument to be delivered in connection with the transactions contemplated by this Agreement, the other Transaction Agreements or such other agreement, document or instrument, with respect to (a) the adequacy or sufficiency of the reserves of any of the Reinsurance Entities, (b) the effect of the adequacy or sufficiency of the reserves of any of the Reinsurance Entities on any “line item” or asset, liability or equity amount or (c) the future experience or profitability arising from the Business or that the reserves held by the Reinsurance Entities or the assets supporting such reserves have been or will be adequate or sufficient for the purposes for which they were established or that the reinsurance recoverables taken into account in determining the amount of such reserves will be collectible. The Acquiror further acknowledges and agrees that no fact, condition, development or issue relating to the adequacy or sufficiency of the reserves of any of the Reinsurance Entities may be used, directly or indirectly, to demonstrate or support the breach of any representation, warranty, covenant or agreement contained in this Agreement, any other Transaction Agreements or any other agreement, document or instrument to be delivered in connection with the transactions contemplated by this Agreement, the other Transaction Agreements or such other agreement, document or instrument; provided, however, that this Section 10.10 shall not prevent a claim for a breach of any representation or warranty made in Section 3.06(g) or any claim under the Reserve Development Agreement or TPC Agreement.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01. Expenses. Except as may be otherwise specified in this Agreement and the other Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with this Agreement and the other Transaction Agreements and the transactions contemplated by this Agreement and the other Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following respective addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 11.02):

(i) if to the Parent prior to the Closing:

Tokio Marine & Nichido Fire Insurance Co., Ltd.

2-1, Marunouchi 1-Chome, Chiyoda-ku

Tokyo 100-0005 Japan

Attention: Commercial Lines Marketing Dept.

Email: s.naganuma@tokiomarinehd.com

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004-2498

Attention: Robert G. DeLaMater

Email: delamaterr@sullcrom.com

(ii) if to the Acquiror after the Closing:

RenaissanceRe Holdings Ltd.

12 Crow Lane

Pembroke HM19, Bermuda

Attention: General Counsel

E-mail: shw@renre.com

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Steven J. Gartner

   Sean M. Ewen

E-mail: sgartner@willkie.com

sewen@willkie.com

Section 11.03. Public Announcements. No party hereto or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law, GAAP or applicable securities exchange rules, in which case the party hereto required to publish such press release or public announcement shall allow the other party hereto a reasonable opportunity to comment on such press release or public announcement in advance of such publication. Prior to the Closing, neither of the parties hereto, nor any of their respective Affiliates or Representatives, shall make any disclosure concerning plans or intentions relating to the TMR Group Entities or their customers, agents, Producers or employees of, or other Persons with significant business relationships without first obtaining the prior written approval of the other party hereto, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that the foregoing shall not restrict disclosure in the Ordinary Course of Business unrelated to the transactions contemplated hereby.

Section 11.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 11.05. Entire Agreement. Except as otherwise expressly provided in the Transaction Agreements, this Agreement and the other Transaction Agreements constitute the entire agreement of the parties hereto with respect to the subject matter of the Transaction Agreements and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of the Parent and/or its Affiliates, on the one hand, and the Acquiror and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.

Section 11.06. Assignment. This Agreement shall not be assigned, in whole or in part, by operation of law or otherwise without the prior written consent of the parties hereto; provided, however, that the Acquiror may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates or (b) designate one or more of its Affiliates to perform its obligations hereunder, in each case, without the consent of Parent if the Acquiror nonetheless remains fully responsible for the performance of its obligations hereunder. Any attempted assignment in violation of this Section 11.06 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by, the parties hereto and their successors and permitted assigns.

Section 11.07. No Third Party Beneficiaries. Except as provided in Section 5.09 with respect to Company Releasees and Parent Releasees, and in Article X with respect to Parent Indemnified Parties and Acquiror Indemnified Parties, and subject to the last two sentences of this Section 11.07, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including any policyholder of the Companies or any of the Reinsurance Entities) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.08. Amendment; Waiver. No provision of this Agreement or any other Transaction Agreements may be amended, supplemented or modified except by a written instrument signed by all of the parties thereto. No provision of this Agreement or any other Transaction Agreements may be waived except by a written instrument signed by the party against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 11.09. Disclosure Schedules. Matters reflected in any section or subsection of the Parent Disclosure Schedule or the Acquiror Disclosure Schedule are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters do not necessarily include other matters not required by this Agreement to be reflected. No reference to or disclosure of any item or other matter in any section or subsection of the Parent Disclosure Schedule or the Acquiror Disclosure Schedule shall be construed as an admission or indication to any third party that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Parent Disclosure Schedule or the Acquiror Disclosure Schedule, as applicable. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication to any third party that breach or violation exists or has actually occurred.

Section 11.10. Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND WHOLLY TO BE PERFORMED IN THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE CONFLICT OF LAWS PRINCIPLE. EXCEPT AS SET OUT BELOW IN THIS PARAGRAPH, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF NEW YORK (THE “NEW YORK COURTS”) FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE NEW YORK COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY NEW YORK COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF PROCESS MAY BE MADE ON THE PARENT OR THE HOLDING COMPANY BY U.S. REGISTERED MAIL TO THE FOLLOWING ADDRESS:

Tokio Marine North America, Inc.

1221 Avenue of the Americas, Suite 1500

New York, NY 10020

OR OTHER MEANS PERMITTED BY LAW. EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF PROCESS MAY BE MADE ON ACQUIROR BY U.S. REGISTERED MAIL TO THE FOLLOWING ADDRESS:

RenaissanceRe Holdings Ltd.

c/o CT Corporation

111 Eighth Ave

New York, NY 10011

OR OTHER MEANS PERMITTED BY LAW. SERVICE MADE PURSUANT TO THE IMMEDIATELY PRECEDING SENTENCES SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF NEW YORK. IN THE EVENT ANY PARTY HERETO FAILS TO NOTIFY ANY OTHER PARTY HERETO OF ITS AGENT FOR SERVICE OF PROCESS IN THE STATE OF NEW YORK, NOTHING HEREIN CONTAINED SHALL BE DEEMED TO AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY HERETO IN ANY OTHER JURISDICTION TO ENFORCE JUDGMENTS OBTAINED IN ANY ACTION, SUIT OR PROCEEDING BROUGHT PURSUANT TO THIS Section 11.10.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER ANY OF THE TRANSACTION AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS OR THE FORMATION, BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT. EACH OF THE PARENT AND THE ACQUIROR CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH OF THE PARENT AND THE ACQUIROR UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH OF THE PARENT AND THE ACQUIROR MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OF THE PARENT AND THE ACQUIROR HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS Section 11.10. EITHER THE PARENT OR THE ACQUIROR MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.11. Rules of Construction. Interpretation of this Agreement and the other Transaction Agreements (except as specifically provided in any such other Transaction Agreements, in which case such specified rules of construction shall govern with respect to such other Transaction Agreements) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recitals, Article, Section, paragraph, Schedule and Exhibit are references to the Preamble, Recitals, Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import shall mean “including without limitation”, unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein”, “hereof”, “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section; (g) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements; (h) the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law include a reference to (A) the corresponding rules and regulations and (B) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; and (k) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section; and (l) for purposes of determining whether any asset, liability or other amount was specifically recorded, identified, reserved for or accrued in the

Closing Statement, Financial Statements or Statutory Statements, such asset, liability or other amount will be deemed specifically recorded, identified, reserved for or accrued in such statements to the extent that (i) such asset, liability or other amount is specifically recorded, identified, reserved for or accrued in the underlying detail supporting the amounts set forth on such statements, including, to the extent applicable, the accounting work papers of the relevant entity preparing such statements, or (ii) such asset, liability or other amount was specifically recorded, identified, reserved for or accrued directly in such statements.

Section 11.12. Specific Performance. Subject to Section 10.06, (a) the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, (b) it is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity and (c) in the event that any Action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives, the defense or counterclaim that there is an adequate remedy at law.

Section 11.13. Further Assurances. On and after the Closing Date, the Parent (as reasonably requested from time to time by the Acquiror) and the Acquiror (as reasonably requested by the Parent) shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements.

Section 11.14. No Set-Off. No party shall have any right of setoff of any amounts due and payable, or any liabilities arising, under this Agreement against any other amounts due and payable under this Agreement or any other agreement among any of the parties or their respective Affiliates.

Section 11.15. Counterparts. This Agreement and each of the other Transaction Agreements may be executed in two or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to any Transaction Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of any such Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

TOKIO MARINE & NICHIDO FIRE INSURANCE CO., LTD.

By:	/s/ Satoru Komiya
	Name:	Satoru Komiya
	Title:	Senior Managing Director

TOKIO MARINE HOLDINGS, INC., solely with respect to Section 5.14 and Article XI

By:	/s/ Satoru Komiya
	Name:	Satoru Komiya
	Title:	Senior Managing Director

RENAISSANCERE HOLDINGS LTD

By:	/s/ Kevin J. O’Donnell
	Name:	Kevin J. O’Donnell
	Title:	Chief Executive Officer and President

Signature Page

Stock Purchase Agreement

SCHEDULE I

LIST OF TRANSFERRED SUBSIDIARIES

1.	TMR Management, Inc.

2.	Shima Reinsurance Ltd.

3.	Tokio Solution Management Ltd.

SI-1

EXHIBIT A

DEFINITIONS

“2017/2016 Financial Statements” shall have the meaning set forth in Section 3.06(a).

“2018 Financial Statements” shall have the meaning set forth in Section 3.06(a).

“401(k) Plan” shall have the meaning set forth in Section 6.01(e).

“Accounting Principles” means with respect to the Statutory Statements the statutory accounting practices and procedures prescribed or permitted by the applicable Governmental Authority charged with the supervision of a Reinsurance Entity in the jurisdiction in which such Reinsurance Entity is domiciled, in accordance with applicable Law.

“Acquired Competitive Business” shall have the meaning set forth in Section 5.14(b).

“Acquiring Entity” shall mean RenaissanceRe Specialty Holdings (UK) Limited, a Bermuda exempted company limited by shares that is a tax resident in the UK, or as applicable, one or more Affiliates thereof.

“Acquiror” shall have the meaning set forth in the Preamble hereto.

“Acquiror Benefit Plan” means any incentive, profit-sharing, stock option, stock purchase, other equity-based, employment, consulting, compensation, vacation or other leave, change in control, retention, supplemental retirement, severance, health, medical, disability, life insurance, deferred compensation or other employee compensation or benefit plan, program or agreement, whether or not in writing and whether or not funded, established or maintained by the Acquiror or any of its applicable Affiliates.

“Acquiror Burdensome Condition” shall have the meaning set forth in Section 5.06(f).

“Acquiror Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article IV.

“Acquiror Fundamental Representations” means the representations and warranties made in Section 4.01, Section 4.02(a), Section 4.08, and Section 4.13.

“Acquiror Indemnified Parties” shall have the meaning set forth in Section 10.02(a).

“Acquiror Material Adverse Effect” means a material impairment on or material delay in the ability of the Acquiror or any Affiliate of the Acquiror to perform their respective material obligations under this Agreement or any Transaction Agreement or to consummate the transactions contemplated by this Agreement. For the avoidance of doubt and without limiting the foregoing, “Acquiror Material Adverse Effect” includes a material impairment of the ability of the Acquiror to obtain any Governmental Approval required in connection with the consummation of the transactions contemplated by the Transaction Agreements, notwithstanding the compliance by the Acquiror with the terms of this Agreement (including Section 5.06).

“Acquiror Permits” shall have the meaning set forth in Section 4.05(f).

“Acquiror Releasor” shall have the meaning set forth in Section 5.09(b).

“Acquiror SEC Reports” shall have the meaning set forth in Section 4.10.

“Action” means any claim, action, investigation, suit, arbitration, mediation or proceeding by or before any Governmental Authority or arbitral body.

“Actuarial Firms” shall have the meaning set forth in Section 3.06(j).

“Actuarial Report” shall have the meaning set forth in Section 3.06(j).

“ADC/TPC Premium” shall have the meaning set forth in Section 1.01(d) of the Parent Disclosure Schedule.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person and the term “Affiliated” shall have a correlative meaning; for the avoidance of doubt, unless otherwise specified herein, the TMR Group Entities shall be deemed “Affiliates” of the Parent (and not the Acquiror) prior to the Closing and shall be deemed “Affiliates” of the Acquiror (not the Parent) from and after the Closing; provided, however, that for the purposes of this definition, the Parent shall be deemed not to be an Affiliate of the Acquiror.

“AML Measures” shall have the meaning set forth in Section 3.09(e).

“Anti-Corruption Law” means: (i) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997 (the “OECD Convention”); (ii) the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further amended and supplemented from time to time (the “FCPA”); (iii) the UK Bribery Act 2010; (iv) the Anti-Money Laundering and Anti-Terrorist Financing Supervision and Enforcement Act 2008 (“AML/ATF Act”); and (v) any other applicable Law (including any: (a) statute, ordinance, rule or regulation; (b) order of any court, tribunal or any other judicial body; and (c) rule, regulation, guideline or order of any public body, or any other administrative requirement) which: (I) prohibits the conferring of any gift, payment or other benefit on any person or any officer, employee, agent or adviser of such person; or (II) is broadly equivalent to the FCPA, AML/ATF Act and/or the UK Bribery Act 2010 or was intended to enact the provisions of the OECD Convention or which has as its objective the prevention of corruption.

“Business” means the business conducted by the TMR Group Entities, Norwood and the TMR Branches as of the date hereof, including (a) reinsuring third parties and (b) providing fronting capabilities, whether on a fully collateralized or leveraged basis or otherwise, or “transformer vehicles” to insurance-linked securities funds.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York, Tokyo, Japan, Zurich, Bermuda, Switzerland or London, United Kingdom are required or authorized by Law to remain closed.

“Capital Stock” means capital stock or other type of equity interest in (as applicable) a Person.

“Cash True-Up Amount” means, (a) if the Closing RenRe Share Price is less than or equal to the Signing RenRe Share Price, the amount by which (i) the Closing Share Consideration Amount exceeds (ii) the product of (A) the RenRe Share Amount and (B) the Closing RenRe Share Price, or (b) if the Signing RenRe Share Price is less than the Closing RenRe Share Price, an amount equal to zero.

“Closing” shall have the meaning set forth in Section 2.02.

“Closing Cash Consideration” shall mean the Estimated Closing Consideration less the Closing Share Consideration Amount plus the Cash True-Up Amount (if any).

“Closing Date” shall have the meaning set forth in Section 2.02.

“Closing RenRe Share Price” means an amount equal to the volume weighted average closing price of RenRe Shares per share on the New York Stock Exchange (as reported by Bloomberg Finance L.P. or another reputable source mutually agreeable to the Parent and the Acquiror) over the thirty (30) Trading Day period and ending on, and including the fifth Trading Day prior to the Closing Date.

“Closing Share Consideration Amount” shall mean $250 million.

“Closing Statement” shall have the meaning set forth in Section 2.05(a).

“Closing Tangible Book Value” shall have the meaning set forth on Section 1.01(b) of the Parent Disclosure Schedule.

“CO” means Swiss Code of Obligations of March 30, 1911, as amended from time to time.

“Code” means the United States Internal Revenue Code of 1986.

“Companies” shall have the meaning set forth in the Recitals.

“Company Benefit Plan” shall have the meaning set forth in Section 3.14(a).

“Company ERISA Affiliate” shall have the meaning set forth in Section 3.14(c).

“Company Material Adverse Effect” means any change, effect, event, occurrence, condition, state of facts or development that, either alone or in combination, has had, or would be reasonably expected to have, (a) a materially adverse effect on the Business, operations, assets, liabilities or condition (financial or otherwise) or results of operations of any the TMR Group

Entities, taken as a whole; provided, however, that none of the following, in each case arising after the date hereof, shall constitute or be deemed to contribute to a Company Material Adverse Effect, or shall otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably likely to occur: any adverse effect arising out of, resulting from or attributable to (i) the global economy generally or capital or financial markets generally, including changes in interest or exchange rates, (ii) political conditions generally, including the withdrawal of the United Kingdom from the European Union in the event that such withdrawal takes effect on March 29, 2019 with no transitional period, (iii) conditions generally affecting the insurance industry in which the Business participates, (iv) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (v) any changes in applicable Law, IFRS, UK GAAP, SAP, or the enforcement or interpretation thereof, (vi) actions required to be taken or omitted pursuant to this Agreement or the Transaction Agreements, (vii) the failure of any TMR Group Entity to meet or achieve the results set forth in any internal budget, plan, projection or forecast; provided that this clause (vii) will not prevent a determination that any change, effect or other cause underlying such failure to meet budgets, plans, projections or forecasts has resulted in or contributed to a Company Material Adverse Effect; provided that the matters described in clauses (i) - (iv) shall be included and taken into account in the term “Company Material Adverse Effect” to the extent any such matter has a disproportionate adverse impact on the business, operations, assets, liabilities or condition (financial or otherwise) or results of operations of the TMR Group Entities, taken as a whole, relative to the other participants in the industries in which they operate; and (b) a material impairment on or material delay in the ability of the Parent or any Affiliate of the Parent to perform their respective material obligations under this Agreement or other Transaction Agreements or to consummate the transactions contemplated by this Agreement.

“Company Owned Intellectual Property” means all Intellectual Property owned by any TMR Group Entity, in whole or in part, including the Intellectual Property set forth in Section 3.11(a) of the Parent Disclosure Schedule.

“Company Releasee” shall have the meaning set forth in Section 5.09(a).

“Company Software” means the proprietary Software owned by any TMR Group Entity and included in (a) the products that any TMR Group Entity currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties or (b) the services that any TMR Group Entity currently provides or makes available to third parties.

“Competing Transaction” shall have the meaning set forth in Section 5.20.

“Competitive Business” shall have the meaning set forth in Section 5.14(a)(i).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.05(a).

“Contaminant” shall have the meaning set forth in the Section 3.11(h).

“Continuing Employee” shall have the meaning set forth in Section 6.01(a).

“Contract” means any contract, agreement, undertaking, mortgage, indenture, commitment, loan, consent, license, purchase order, Real Property Lease, note, bond or other legally binding obligation or arrangement, whether written or oral, other than any Company Benefit Plan.

“Control,” “Controlled,” and “Controlling” mean, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings. For the purposes of this Agreement, the Parent shall be deemed not to be Controlled by any Person.

“Controlled Group Liability” shall have the meaning set forth in Section 3.14(c).

“Data Protection Laws” means all applicable Laws related to data protection, data privacy, data security, financial privacy, breach notification, consumer marketing and cross-border data transfer in the United States of America, the European Union (including the United Kingdom) or elsewhere in the world.

“Delphi Securities” shall have the meaning set forth in Section 5.12(b).

“Debt Financing Sources” means the agents, arrangers, lenders and other financial institutions that are providing or arranging the debt financing in connection with the transactions contemplated hereunder, any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates and their and their respective affiliates’ current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and Representatives and respective successors and assigns of the foregoing Persons.

“Dispute Notice” shall have the meaning set forth in Section 2.05(c).

“Disputed Claim” means any claim on a (re)insurance Contract that any TMR Group Entity has denied, in whole or in part.

“ECC Lower Amount” shall mean an amount equal to the Estimated Closing Consideration minus $5 million.

“ECC Upper Amount” shall mean an amount equal to the Estimated Closing Consideration plus $5 million.

“Eligible Insurance Proceeds” means, with respect to Losses to be reimbursed by an Indemnifying Party that may be covered, in whole or in part, by third-party insurance coverage, the maximum amount of insurance proceeds actually received in cash under such third-party insurance coverage with respect to such Losses, net of the costs (including any premium increases) in seeking such collection.

“Employee” means (i) each officer or employee of any TMR Group Entity and (ii) each worker (within the meaning of the UK Employment Rights Act 1996) of any TMR Group Entity who performs services in the United Kingdom.

“Environmental Laws” means any federal, state, provincial, foreign or local statute, Law, rule, regulation, ordinance, code, treaty, permit, binding guideline, restriction and rule of common law, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment or any agreement with any Governmental Authority relating to pollution, protection, preservation or safety of the environment, human health, safety, or hazardous materials.

“Equipment” shall have the meaning set forth in Section 3.19(d).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Estimated Closing Consideration” shall mean an amount determined in U.S. dollars equal to the product of (x) the Estimated Tangible Book Value and (y) 1.02, less an amount equal to the sum of (1) the Estimated Pre-Closing Dividend Amount and (2) the ADC/TPC Premium.

“Estimated Pre-Closing Dividend Amount” shall have the meaning set forth in Section 2.05(a).

“Estimated Tangible Book Value” shall have the meaning set forth in Section 2.05(a).

“Excluded Taxes” shall have the meaning set forth in Section 7.03(a).

“Exclusive Business Confidential Information” means confidential trade secrets, client lists, client identities and information, information regarding service providers, marketing plans, sales plans, management organization information, operating policies or manuals, business plans or operations or techniques, financial records or data, or other financial, commercial, business or technical information (including such information belonging to clients, accounts, suppliers or customers of the Business), in each case solely to the extent relating to the Business or the TMR Group Entities, that the Holding Company or its Subsidiaries have in their possession as of the Closing. Notwithstanding the foregoing, Exclusive Business Confidential Information shall not include any of the aforementioned items which (a) at the time of their disclosure or use are, or thereafter become, publicly known or otherwise available in the public domain other than as a result of any breach or violation of this Agreement by the Holding Company or its Affiliates, (b) were disclosed to the Holding Company or its Affiliates by a third party not known to the Holding Company or its Affiliates to be subject to an obligation of confidentiality with respect to such items or (c) are independently developed or discovered without reference to such items by personnel of the Holding Company or its Affiliates that were not involved with the Business prior to the Closing.

“Fair Market Value” shall have the meaning set forth on Section 1.01(c) of the Parent Disclosure Schedule.

“Final Closing Consideration” shall mean an amount determined in U.S. dollars equal to the product of (x) the Closing Tangible Book Value and (y) 1.02, less an amount equal to the sum of (1) the Pre-Closing Dividend Amount and (2) the ADC/TPC Premium.

“Financing” means any debt or equity financing, whether public or private, by the Acquiror for the purpose of funding the consideration for the transactions contemplated by this Agreement.

“Financing Assistance” means the following actions of the Parent, the TMR Group Entities and their respective Representatives:

(a) using commercially reasonable efforts to cause the TMR Group Entities’ independent accountants to cooperate with to the Acquiror in a manner consistent with their customary practice and to participate in customary auditor due diligence calls and provide customary accountants’ “comfort letters” (including customary “negative assurances”) and customary consents to the inclusion of audit reports in connection with the Financing if historical financial statements or other financial information of the Business are included in any offering documents for the Financing consisting of a securities offering;

(b) using commercially reasonable efforts to provide all documentation and other information about the TMR Group Entities required to be delivered pursuant to and within the time periods as set forth in any agreement with the Debt Financing Sources, with respect to “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing no later than ten (10) Business Days prior to the Closing Date;

(d) before distribution of any marketing materials in connection with any syndicated bank financing, using its commercially reasonable efforts to identify that portion of such materials relating to the TMR Group Entities that may be distributed to public-side lenders; and

(e) promptly after obtaining knowledge thereof, using commercially reasonable efforts to supplement the written information regarding the TMR Group Entities provided pursuant to Section 5.10 to the extent that any such information contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

“Financing Sources” means the Persons that are providing or proposing to provide debt or equity financing to the Acquiror, the Acquiror or their respective Affiliates in connection with this Agreement and any arrangers, bookrunners, administrative agents, collateral agents and Affiliates of the foregoing, and their respective affiliates’ current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and Representatives and respective successors and assigns of the foregoing Persons.

“finally determined” shall have the meaning set forth in Section 10.05.

“Financial Statements” shall have the meaning set forth in Section 3.06(a).

“FINMA” means the Swiss Financial Market Supervisory Authority.

“Full Year Financial Statements” shall have the meaning set forth in Section 3.06(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Approval” shall have the meaning set forth in Section 3.05.

“Governmental Authority” means any domestic or foreign governmental, legislative, judicial, administrative or regulatory authority (including, for the avoidance of doubt, state insurance regulatory authorities), agency, commission, board, tribunal, body, court, self-regulatory organization, quasi-governmental authority, association (including the NAIC) or any instrumentality thereof, whether federal, state, local or non-U.S. or any political subdivision thereto, or any arbitral body or panel.

“Governmental Order” means any decision, ruling, order, writ, judgment, injunction, stipulation, determination, decree or award entered by or with any Governmental Authority.

“Guarantee” shall mean the TMR AG Deed of Guarantee, TMR UK Deed of Guarantee or the NWM Agreement.

“Hedging Activity” means any forward sale, hedging or similar transaction involving any RenRe Shares, including any transaction by which any economic risks and/or rewards or ownership of, or voting rights with respect to, any such RenRe Shares are transferred, assigned or otherwise affected.

“Holding Company” shall have the meaning set forth in the Preamble hereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” means the International Financial Reporting Standards promulgated by the International Accounting Standards Board.

“Indebtedness” means, with respect to any Person, without duplication: (a) any obligations of such Person for borrowed money, (b) any obligations of such Person evidenced by bonds, notes, debentures, letters of credit or similar instruments, (c) any obligations of such Person under conditional sale, title retention or similar agreements, (d) any obligations of such Person with respect to the deferred purchase price of property, securities or other assets (including any “earn-out” payments if such obligation would be a liability on the balance sheet of such Person in accordance with IFRS or UK GAAP, as applicable, but excluding trade payables in the Ordinary Course of Business), (e) any capital lease obligations of such Person, (f) any net obligations of such Person in respect of interest rate, currency or commodity swaps, collars, caps, hedges, futures Contract, forward Contract, option or other derivative Contracts, (g) any accrued interest, premiums, penalties, breakages, “make whole amounts” and other obligations of such Person relating to the foregoing that would be payable in connection with the repayment of the foregoing, and (h) all Indebtedness of the type referred to in clauses (a) through (g) above creating a Lien on the assets or properties of such Person or guaranteed by such Person.

“Indemnified Party” shall have the meaning set forth in Section 10.04(a).

“Indemnifying Party” shall have the meaning set forth in Section 10.04(a).

“Indemnity Base” shall mean the Purchase Price plus the Pre-Closing Dividend Amount.

“Independent Accounting Firm” means either KPMG or Deloitte, as mutually agreed by the Acquiror and the Parent in writing, or if either such firm is not available or is unwilling to serve, then an independent and nationally recognized accounting firm upon which the Acquiror and the Parent mutually agree in writing, or failing such mutual agreement; within twenty (20) Business Days after the Acquiror and the Parent are notified that KPMG and Deloitte are not available or are unwilling to serve, an independent and nationally recognized accounting firm selected by the New York City office of the American Arbitration Association upon the request of the Acquiror and the Parent.

“Initial Outside Date” shall mean July 30, 2019.

“Insurance Act” shall have the meaning set forth in Section 3.10(b).

“Intellectual Property” means: (a) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, renewals, extensions and reexaminations thereof and all rights therein provided by international treaties or conventions; (b) trademarks, service marks, trade dress, logos, trade names, corporate names and going business designations, any and all common law rights with respect to any of the foregoing, Internet domain names, and registrations and applications for registration of any of the foregoing, all rights therein provided by international treaties or conventions and all extensions and renewals of any of the foregoing, and all goodwill associated with any of the foregoing (collectively, “Trademarks”); (c) copyrights, data and database rights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, including moral rights of authors; (d) inventions and trade secrets, including proprietary information, processes and know-how that qualify as trade secrets under applicable law; and (e) Software.

“Intercompany Agreements” means Contracts, agreements, notes, leases, licenses and other instruments between any TMR Group Entity, Norwood or TMR Branch, on the one hand, and the Parent or any Affiliate of the Parent (other than the TMR Group Entities, Norwood and TMR Branches), on the other hand.

“Intercompany Payables” means all account, note or loan payables and all advances (cash or otherwise) or any other extensions of credit that are payable by any TMR Group Entity or Norwood, on the one hand, to Parent or any of its Affiliates (other than the TMR Group Entities or Norwood), on the other hand.

“Intercompany Receivables” means all account, note or loan payables and all advances (cash or otherwise) or any other extensions of credit that are receivable by any TMR Group Entity or Norwood, on the one hand, from Parent or any of its Affiliates (other than the TMR Group Entities or Norwood), on the other hand.

“Interim Financial Statements” shall have the meaning set forth in Section 3.06(a).

“Investment Assets” shall have the meaning set forth in Section 3.17.

“IRS” means the U.S. Internal Revenue Service.

“ISA” means Swiss Federal Insurance Supervisory Act of December 17, 2004, as amended from time to time.

“IT Systems” means the computer, communications and network systems (both desktop and enterprise-wide), Software, hardware, interfaces, related systems and other information technology equipment used by any TMR Group Entity in its business or operations.

“Knowledge” of a Person means: (a) in the case of the Parent, the actual knowledge of any Person listed in Section 1.01(a) of the Parent Disclosure Schedule after due inquiry of the direct reports of such Person or target employees having responsibility relating to the relevant matter; provided, however, that due inquiry shall not require such Persons to conduct (or have conducted) any searches, analyses (including clearance or prior art searches), or legal opinions (including freedom-to-operate opinions) with respect to Intellectual Property or IT Systems, or (b) in the case of the Acquiror, the actual knowledge of any Person listed in Section 1.01(b) of the Acquiror Disclosure Schedule after due inquiry of the direct reports of such Person or target employees having responsibility relating to the relevant matter.

“KPMG” shall have the meaning set forth in Section 3.06(j).

“KPMG Report” shall have the meaning set forth in Section 3.06(j).

“Large Claim” means (i) an individual claim on a Reinsurance Contract that is in excess of $10,000,000 per risk or (ii) claims arising from the same event which in the aggregate are in excess of $25,000,000, in each case, on a gross basis.

“Law” means any federal, state, local or foreign law, statute or ordinance, or any rule, code, treaty, constitution, regulation, judgment, order, writ, injunction, ruling, decree, administrative interpretation or agency requirement of any Governmental Authority.

“Leased Real Properties” means all real property with respect to which any TMR Group Entity holds a leasehold or subleasehold estate in or is otherwise granted the right to use or occupy.

“Letters of Credit” shall have the meaning set forth in Section 5.11(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, escheat, encroachment, lien, charge of any kind, option, easement, purchase right, right of first refusal, right of pre-emption, conditional sale agreement, covenant, condition or other similar restriction (including restrictions on transfer) or any agreement to create any of the foregoing.

“Losses” means any and all losses, damages, costs, expenses, liabilities, settlement payments, Taxes, awards, judgments, fines, obligations, claims penalties, interest and penalties, deficiency related to any of the foregoing (including reasonable and documented legal fees (including court and attorneys’ and other professionals’ fees) and expenses and out-of-pocket costs of investigation, collection or enforcement of any provision of this Agreement or other Transaction Agreement), in each case, whether known or unknown, whether asserted or unasserted, and whether accrued or unaccrued.

“Material Contract” means any Contract, agreement, instrument or other legally binding obligation to which any TMR Group Entity or Norwood is a party (other than Company Benefit Plans, Reinsurance Contracts and Intercompany Agreements (excluding, with respect to the foregoing reference to Intercompany Agreements, Surviving Intercompany Agreements that are not Reinsurance Contracts)) which

(i) calls for the payment by or on behalf of any TMR Group Entity or Norwood in excess of $500,000 per annum, or the delivery by any TMR Group Entity or Norwood of goods or services with a fair market value in excess of $500,000 during the remaining term thereof;

(ii) any TMR Group Entity or Norwood is lessee of, or which holds or operates any personal property owned by any other Person for which the annual payment exceeds $500,000;

(iii) each mortgage, hypothec, indenture, loan or credit agreement, security agreement or other Contract for indebtedness relating to the borrowing of money or extensions of credit or granting Liens upon any of the assets or properties of each of the TMR Group Entities or Norwood, or the direct or indirect guarantee, capital maintenance agreement or keep-well by any TMR Group Entity or Norwood or any obligation for borrowed money of any Person (other than a TMR Group Entity or Norwood) or any other liability of a TMR Group Entity or Norwood in respect of indebtedness for borrowed money of any Person (other than a TMR Group Entity or Norwood), in each case, in an aggregate principal outstanding amount of $1 million;

(iv) each guarantee, letter of credit, security agreement, capital maintenance agreement, keep-well agreement or other similar Contract in favor of or supporting any TMR Group Entity or Norwood;

(v) each Contract (including letters of intent) for the acquisition or disposition of all or any portion of any Person, any business unit thereof, capital stock or all or substantially all of the assets of any other Person or material real property (whether by merger, sale of stock, sale of assets or otherwise), since December 31, 2016;

(vi) each lease, rental or occupancy agreement, real property license, installment and conditional sale agreement, and other Contract that, in each case, (a) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property, including the leases related to the Leased Real Property and (b) other than the leases related to the Leased Real Property, involves annual payments in excess of $500,000;

(vii) each joint venture Contract, partnership agreement, strategic alliance or limited liability company agreement with a third party (including any Contract providing for the sharing of profits of any TMR Group Entity or Norwood with such third party or other similar agreement or arrangement) (in each case, other than with respect to a Transferred Subsidiary);

(viii) each Contract requiring capital expenditures in an annual amount in excess of $500,000;

(ix) each Contract containing covenants expressly limiting the freedom of any TMR Group Entity, Norwood or its Affiliates to compete with any Person or engage in any business, including any product line or line of business, or operate in any jurisdiction, or to solicit the employment of any Person or any Contract that would so limit the freedom of the Acquiror or any of its Affiliates;

(x) each Contract containing a most favored nation, most favored customer, rights of first offer, rights of first refusal or similar obligations that contain minimum purchase or sale obligations (including any take-or-pay Contracts) or that provide for any TMR Group Entity or Norwood to be the exclusive or preferred provider or recipient of any product or service obligation or other similar provision or requiring the Company or any of its Subsidiaries to conduct business on an exclusive basis;

(xi) each Contract with a Governmental Authority (other than a Permit);

(xii) each Contract that would purport to apply to the Parent or any of its Affiliates (other than a TMR Group Entity or Norwood) following the Closing;

(xiii) any agreement pursuant to which any TMR Group Entity or Norwood (a) grants a right, license or covenant not to sue or similar rights or covenants with respect to any material Intellectual Property owned by such TMR Group Entity or Norwood or (b) is granted a license, covenant not to sue or similar rights or covenants with respect to any Intellectual Property of a third Person that is material to the business of such TMR Group Entity or Norwood, other than non-negotiable, end-user object code licenses to commercially available Software with a one-time or annual aggregate fee of less than $500,000;

(xiv) each Contract with any TMR Group Entities’ or Norwood’s Affiliates or any of its or their officers, directors, equityholders, employees or consultants, or any Person related to such natural Person, including any Contract relating to indemnification, advancement of expenses and/or exculpation from liability;

(xv) each Contract that provides for earn-outs or other contingent obligations to be paid by a TMR Group Entity or Norwood or the payment of any deferred purchase price by a TMR Group Entity or Norwood;

(xvi) each Contract involving any resolution, settlement, or waiver of any actual or threatened Action;

(xvii) each Contract pursuant to which any TMR Group Entity or Norwood (a) transfers a right or obligation to provide insurance underwriting services to a third party, (b) engages a third party to supervise and administer an insurance program or (c) engages any third party to provide business or claims administration services with respect to any insurance Contract or investment management services;

(xviii) any stockholders, investors rights, registration rights or similar Contract;

(xix) under which any TMR Group Entity or Norwood has made advances or loans to another Person other than to another TMR Group Entity or Norwood or with respect to employee advances in the Ordinary Course of Business as permitted under all applicable Laws; and

(xx) each other Contract that is material to any TMR Group Entity or Norwood or its respective financial condition or results of operations.

“Material Reinsurance Contracts” means: (i) all Reinsurance Contracts that were entered into or assumed by any of the Reinsurance Entities prior to the date of this Agreement under or in connection with which any such Reinsurance Entity has assumed any insurance or reinsurance risk from insurers or other reinsurers and that have an annual premium associated therewith that is greater or equal to $14.5 million and (ii) all Reinsurance Contracts under which any of the Reinsurance Entities has transferred, ceded or retroceded material liabilities (except to the extent such transfer, cession or retrocession relates to fronted or pass-through business) and has any material existing rights or obligations.

“Materials” shall have the meaning set forth in Section 5.08(c).

“Milliman” shall have the meaning set forth in Section 3.06(j).

“Milliman Report” shall have the meaning set forth in Section 3.06(j).

“NAIC” means the National Association of Insurance Commissioners.

“Net Tax Benefit” shall have the meaning set forth in Section 10.08(g)Section 3.14(k).

“New York Courts” shall have the meaning set forth in Section 11.10(a)Section 3.14(k).

“Non-U.S. Plan” shall have the meaning set forth in Section 3.14(k).

“Norwood” shall mean Norwood Re Ltd., a Bermuda exempted company limited by shares.

“Norwood Statutory Statements” shall have the meaning set forth in Section 3.06(d).

“Notice of Insurance” shall have the meaning set forth in Section 10.08(d).

“NWM Agreement” means the Net Worth Maintenance Agreement, dated as of July 1, 2015, between the Parent and TMR AG.

“Open Source License” means any license that is identified as an open source software license by the Open Source Initiative (http://www.opensource.org/licenses/) or any similar license or licensing model.

“Ordinary Course of Business” with respect to a Person means the ordinary course of business of such Person, consistent with past practice.

“Outside Date” shall have the meaning set forth in Section 9.01(b).

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Confidentiality Agreement” shall have the meaning set forth in Section 5.16.

“Parent Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article III.

“Parent Fundamental Representations” means the representations and warranties made in Section 3.01, Section 3.02, Section 3.03, Section 3.04(a), Section 3.22, and Section 3.23.

“Parent Indemnified Parties” shall have the meaning set forth in Section 10.03(a).

“Parent Names and Marks” means the names “TMR” and “Tokio Marine,” or any derivative or variation thereof, and any Trademarks associated with any such name.

“Parent Releasee” shall have the meaning set forth in Section 5.09(b).

“Parent Releasor” shall have the meaning set forth in Section 5.09(a).

“Permits” shall have the meaning set forth in Section 3.10(a).

“Permitted Liens” means the following Liens: (a) Liens that secure debt that is reflected on the Reference Balance Sheets; (b) Liens for Taxes, assessments or other governmental charges or levies arising in the Ordinary Course of Business that are not yet due or payable or that are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with IFRS or UK GAAP, as applicable; (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens arising in the Ordinary Course of Business and imposed by Law for amounts not yet due or payable or that are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with IFRS or UK GAAP, as applicable; (d) Liens incurred or deposits made to a Governmental Authority in connection with a governmental authorization, registration, filing, license, permit or approval; (e) Liens incurred or deposits made in the Ordinary Course of Business, in connection with workers’ compensation, unemployment insurance or other types of social security; (f) defects of title, easements, rights-of-way, covenants, restrictions and other similar charges or encumbrances not materially interfering with the ordinary conduct of business or which are shown by a current title report or other similar report or listing previously provided or made available to the Acquiror; (g) Liens not created by any TMR Group Entity that affect the underlying fee interest of any Leased Real Property; (h) all non-exclusive licenses, agreements, settlements, consents, covenants not to assert and other similar arrangements with respect to Intellectual Property that are granted by a TMR Group Entity in the Ordinary Course of Business; (i) zoning, building and other generally applicable land use restrictions; provided, however, that such restrictions do not materially interfere with the present use of the relevant

Leased Real Property by any TMR Group Entity, respectively; (j) any set of facts an accurate up-to-date survey would show; provided, however, that such facts do not materially interfere with the present use of the relevant Leased Real Property by any TMR Group Entity, respectively; (k) Liens or other restrictions on transfer imposed by applicable insurance Laws; (l) pledges or other collateral assignments of assets, including by means of a credit for reinsurance trust, to or for the benefit of cedants under reinsurance written by a Reinsurance Entity for purposes of statutory accounting credit; and (m) clearing and settlement Liens on securities and other investment properties incurred in the ordinary course of clearing and settlement transactions in such securities and other investment properties and holding of legal title or other interests in securities or other investment properties by custodians or depositories in the Ordinary Course of Business.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Personal Data” means the same as “personal data,” “personal information,” “non-public personal information,” or the equivalent under any Data Protection Law.

“Post-Closing Covenants” shall have the meaning set forth in Section 10.01.

“Post-Closing Taxable Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Covenants” shall have the meaning set forth in Section 10.01.

“Pre-Closing Dividend” shall have the meaning set forth in Section 5.12(a).

“Pre-Closing Dividend Amount” shall mean the Fair Market Value as of the Closing Date or, if earlier, the date such dividend(s) is made, of the assets, cash or securities dividend pursuant to Section 5.12 on or prior to the Closing Date, provided, that in no event shall the Pre-Closing Dividend Amount exceed $500 million.

“Pre-Closing Taxable Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Preference Shares” shall have the meaning set forth in Section 4.08(a).

“Preliminary Pre-Closing Dividend Amount” shall have the meaning set forth in Section 2.04(b)(i).

“Preliminary Statement” shall have the meaning set forth in Section 2.05(b).

“Preliminary Tangible Book Value” shall have the meaning set forth in Section 2.04(b)(ii).

“Producer” means each insurance agent, broker, marketer, underwriter, wholesaler, distributor, reinsurance intermediary or other producer that wrote, sold, produced or marketed any Reinsurance Contracts for any of the Reinsurance Entities.

“Purchase Price” shall mean the Closing Cash Consideration (as adjusted pursuant to Section 2.05(f) and Section 2.05(g)), plus the Closing Share Consideration Amount.

“Real Property Leases” means any lease, sublease, sub-sublease, license and other agreement, including all written modifications, amendments, supplements, waivers, side letters and guaranties thereto, under which any TMR Group Entity subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Reference Balance Sheet Date” shall have the meaning set forth in Section 3.06(a).

“Reference Balance Sheets” shall have the meaning set forth in Section 3.06(a).

“Registered Intellectual Property” means registered copyrights, registered Trademarks, registered Internet domain names, issued patents, social media accounts and/or any pending applications for any of the foregoing.

“Reinsurance Contract” means any insurance or ceded or assumed (re)insurance policy, binder, slip or Contract entered into, issued, acquired, reinsured, assumed or administered by a Reinsurance Entity or Norwood or by or to which any Reinsurance Entity or Norwood is subject (including, for the avoidance of doubt, any parametric policy, loss portfolio transfer agreement, industry loss warranty, fronting agreement, derivative contract entered into therewith or other financial product of the type issued by a reinsurance or insurance company and each other Contract relating to the third party capital business of the TMR Group Entities or Norwood, including any derivative contracts, trust agreements, subscription agreements or other agreements entered in connection therewith) that is (a) in force on the date of this Agreement or entered into prior to the Closing in connection with the Business in compliance with Section 5.01, and remains in force as of the Closing or (b) terminated or expired but under which the ceding company thereto may continue to receive reinsurance coverage, together, in each case, with all renewals, extensions or reinstatements thereof and all binders, slips, undertakings, cover notes, riders, endorsements, facultative certificates, amendments, commutation agreements, termination amendments and reinsurance trust, collateral management and other ancillary agreements issued or entered into in connection with the foregoing; provided, however, that Reinsurance Contracts shall not include Intercompany Agreements (other than Surviving Intercompany Agreements that are Reinsurance Contracts as defined above).

“Reinsurance Entity” shall have the meaning set forth in Section 3.06(d).

“RenRe Share Amount” means (a) if the Closing RenRe Share Price is less than or equal to the Signing RenRe Share Price, an amount equal to the quotient obtained by dividing (i) the Closing Share Consideration Amount by (ii) the Signing RenRe Share Price, or (b) if the Signing RenRe Share Price is less than the Closing RenRe Share Price, an amount equal to the quotient obtained by dividing (i) the Closing Share Consideration Amount by (ii) the Closing RenRe Share Price, in either case of clause (a) or (b), rounded down to the nearest whole number.

“RenRe Shares” means common shares, par value $1.00 per share, of RenaissanceRe Holdings Ltd.

“Representation and Authorization Letter” means a customary representation and authorization letter (which shall include a representation to the Debt Financing Sources (x) that the public side versions of such documents, if any, do not include material non-public information about the Business, the TMR Group Entities, Norwood or their respective securities and (y) as to the accuracy of the information contained in the disclosure and marketing materials related to the debt financing and the Required Financial Information).

“Representative” of a Person means the directors, officers, employees, advisers, agents, consultants, accountants, investment bankers or other representatives of such Person and of such Person’s Affiliates.

“Required Financial Information” has the meaning set forth in Section 5.10(a)(C).

“Reserve Development Agreement” shall have the meaning set forth in Section 2.04(a)(iv).

“Restricted Period” means a period commencing on the Closing Date and ending two (2) years thereafter.

“RRA” shall have the meaning set forth in the Recitals.

“SAP” means, as to any insurance or reinsurance company, the statutory accounting practices prescribed or permitted by applicable insurance Laws and the insurance regulatory authorities, in each case, of the jurisdiction in which such company is domiciled.

“SEC” means U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Shares” shall have the meaning set forth in the Recitals.

“Signing RenRe Share Price” means an amount equal to $128.37.

“Software” means computer software code, applications, utilities, development tools, diagnostics, databases, data structures, interfaces and embedded systems, whether in source code, interpreted code, object code or other form.

“Statutory Statements” shall have the meaning set forth in Section 3.06(d).

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time Capital Stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than 50% of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly beneficially owned or Controlled by such Person.

“Surviving Intercompany Agreements” shall have the meaning set forth in Section 5.06(f).

“Tax” or “Taxes” means all federal, state, local or foreign taxes, charges, payments in lieu of taxes, levies, duties or other assessments or charges of any kind whatsoever, and premium-based fees, licenses and assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, premium, alternative or add-on minimum, single business, margin, inventory, capital stock, bulk, production, recording, registration, mortgage, stamp, real estate, excise, withholding, payroll, employment, social security, unemployment, occupation, real property, personal property, estimated taxes imposed by any Tax Authority, and all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority with respect thereto.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Proceeding” shall have the meaning set forth in Section 7.06.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) filed with, supplied to or required to be filed with or supplied to a Tax Authority relating to Taxes, including any amendment thereof.

“Third Party Claim” shall have the meaning set forth in Section 10.04(a).

“Third Party Consent” shall have the meaning set forth in Section 5.06(d).

“TMR AG” shall have the meaning set forth in the Recitals.

“TMR AG Deed of Guarantee” shall mean the Amended and Restated Deed of Guarantee, dated July 1, 2015, by the Parent and Tokio Marine & Nichido Life Insurance Co., Ltd. in favor of any holder of a Reinsurance Policy (as defined therein).

“TMR AG Shares” shall have the meaning set forth in the Recitals.

“TMR Branch” shall have the meaning set forth in Section 3.02.

“TMR Group Entity” shall have the meaning set forth in the Recitals.

“TMR Group Entity Plan” shall have the meaning set forth in Section 3.14(a).

“TMR UK” shall have the meaning set forth in the Recitals.

“TMR UK Deed of Guarantee” shall mean the Deed of Guarantee, dated April 1, 2011, by the Parent in favor of any holder of an insurance policy (as defined therein).

“TMR UK Shares” shall have the meaning set forth in the Recitals.

“TPC Agreement” shall have the meaning set forth in Section 2.04(a)(iv).

“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property.”

“Trading Day” means each such day on which the New York Stock Exchange is open for trading.

“Transaction Agreements” shall have the meaning set forth in Section 2.04(a)(iv).

“Transferred Subsidiaries” shall have the meaning set forth in the Recitals.

“TSA” shall have the meaning set forth in Section 5.23.

“UK GAAP” means United Kingdom Generally Accepted Accounting Practice (United Kingdom Accounting Standards, comprising FRS 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland,” and applicable law).

“UK Group Relief” means any loss, allowance, relief or other amount or entitlement (including for the avoidance of doubt any amount or entitlement in respect of capital) which may be made available by one person to another related person under the Law of the United Kingdom, irrespective of the mechanism whereby such amount or entitlement is made available to that other person.

“UK Pension Plan” shall have the meaning set forth in Section 3.14(m).

“Value Creation Plan” shall have the meaning set forth in Section 6.01(c).

“Value Creation Plan Awards” shall have the meaning set forth in Section 6.01(c).

“VAT” means the Tax imposed in accordance with Directive 2006/112/EC and any permitted derogations therefrom, as well as any equivalent or similar Tax imposed under the laws of any jurisdiction that is not a Member State of the European Union. For the avoidance of doubt, the term “VAT” shall not include any sales or use Tax imposed by any state or political subdivision of the United States.

“Virtual Data Room” means the virtual data room maintained by Intralinks containing documents and information relating to the TMR Group Entities, Norwood and the Business, and made available in electronic form to the Acquiror and its Representatives.

“WARN Act” shall have the meaning set forth in Section 3.15(e).

EXHIBIT B

Restrictive Legend

The shares represented hereby have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under the Securities Act of 1933 and under the securities laws of any applicable state or an opinion of counsel satisfactory to the corporation to the effect that such registrations are not required.

B-1

Exhibit C

Form Of Opinion

A.

The Acquiror is incorporated as an exempted company limited by shares and existing under the laws of Bermuda and is a separate legal entity. The Acquiror is in good standing with the Registrar of Companies of Bermuda.

B.

The Acquiror has the requisite capacity and power to enter into, execute and deliver the Documents to which it is a party and to perform its obligations under them. The performance by the Acquiror of its obligations under the Stock Purcahse Agreement will not violate the memorandum of association or bye laws of the Acquiror nor any applicable law, regulation, order or decree in Bermuda.

C.

The issuance of RenRe Shares to be delivered to the Parent has been duly authorized by all necessary corporate action on the part of the Acquiror. When duly issued and paid for pursuant to and in accordance with the terms of the Stock Purchase Agreement and the resolutions the RenRe Shares will be validly issued, fully paid, non-assessable shares of the Acquiror.

D.	No consent, approval, licence or authorisation is required from any governmental, judicial or public body or authority in Bermuda in connection with the issue or listing of the RenRe Shares.

E.

The choice of the law of the State of New York as the governing law of the Stock Purchase Agreement is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in Bermuda, except for those laws (i) which such court considers to be procedural in nature; (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of Bermuda. The submission in the Stock Purchase Agreement to the jurisdiction of the New York Courts is valid and binding upon the Acquiror.

F.

A final and conclusive judgment of a competent foreign court (other than a court of jurisdiction to which the Judgments (Reciprocal Enforcement) Act 1958 applies, and it does not apply to the courts of New York) against the Acquiror based upon the Stock Purchase Agreement under which a sum of money is payable (not being a sum payable in respect of taxes or other charges of a like nature, in respect of a fine or other penalty, or in respect of multiple damages as defined in the Protection of Trading Interests Act 1981) may be the subject of enforcement proceedings in the Supreme Court of Bermuda under the common law doctrine of obligation by action on the debt evidenced by the judgment of such competent foreign court. A final opinion as to the availability of this remedy should be sought when the facts surrounding the foreign court’s judgment are known, but, on general principles, we would expect such proceedings to be successful provided that:

C-1

(a)	the court which gave the judgment was competent to hear the action in accordance with private international law principles as applied in Bermuda; and

(b)	the judgment is not contrary to public policy in Bermuda, has not been obtained by fraud or in proceedings contrary to natural justice and is not based on an error in Bermuda law.

Enforcement of such a judgment against assets in Bermuda may involve the conversion of the judgment debt into Bermuda dollars, but the Bermuda Monetary Authority has indicated that its present policy is to give the consents necessary to enable recovery in the currency of the obligation.

For the purposes of the above, the term “good standing” means that the Acquiror has received Certificate of Compliance from the Registrar of Companies.

C-2

EXHIBIT E

RESERVE DEVELOPMENT AGREEMENT

between

TOKIO MILLENNIUM RE AG

TOKIO MILLENNIUM RE (UK) LIMITED

and

TOKIO MARINE & NICHIDO FIRE INSURANCE CO., LTD.

SCHEDULES

SCHEDULE 1 – AGREED PROCEDURES

SCHEDULE 2 – PREMIUM

RESERVE DEVELOPMENT AGREEMENT

This RESERVE DEVELOPMENT AGREEMENT (this “Agreement”), effective as of 12:01 a.m. on the Closing Date (the “Effective Date”), is made and entered into by and among Tokio Millennium Re AG (“Tokio AG”), Tokio Millennium Re (UK) Limited (“Tokio UK” and, collectively with Tokio AG, the “Cedent”) and Tokio Marine & Nichido Fire Insurance Co., Ltd. (the “Reinsurer”). Capitalized terms used herein are defined below.

WHEREAS, the Reinsurer and the Purchaser have entered into the Stock Purchase Agreement regarding, among other things, the sale by the Reinsurer and purchase by the Purchaser of all of the issued and outstanding shares of capital stock of Tokio AG and Tokio UK;

WHEREAS, the Purchaser and the Reinsurer have agreed that the Reinsurer will reinsure upon the terms and subject to the conditions stated herein a 95% share of the Cedent’s Ultimate Net Loss in excess of the Retention; and

WHEREAS, this Agreement is entered into as a condition to the Closing of the Stock Purchase Agreement.

ARTICLE I

DEFINITIONS1

1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings (definitions are applicable to both the singular and the plural forms of each term defined in this Article):

“Affiliate” means any other Person that directly or indirectly controls, is controlled by, or is under common control with, the first Person. “Control” (including the terms, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Agreed Procedures” means those accounting and actuarial procedures set forth on Schedule 1 attached hereto.

“Agreement” shall have the meaning specified in the preamble of this Agreement.

“Allocated Loss Adjustment Expenses” shall mean (i) all obligations for loss adjustment expenses payable as a result of the terms and conditions of the insurance and reinsurance contracts constituting the Reinsured Business and any court, arbitration, mediation or other dispute resolution costs, attorneys’ fees, expenses, pre- and post-judgment interest, and any external costs incurred in connection with the defense, investigation or audit of or negotiations of a dispute, including coverage disputes costs and expenses, involving the Reinsured Business; and (ii) a pro-rata share of salaries and expenses of in-house counsel, and personnel of the Cedent or

[1]	NTD: Definitions to be conformed to SPA once finalized, to the extent appropriate.

any of its Affiliates who, under the circumstances, have been either permanently assigned or temporarily diverted from their normal and customary duties and assigned to the adjustment of a loss covered by this Agreement according to the time occupied in adjusting such loss, excluding, however, office expenses and salaries of all other officials and employees of the Cedent or its Affiliates who are not classified, or temporarily working, as loss adjusters.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York, Tokyo, Japan, Zurich, Switzerland or London, United Kingdom are required or authorized by Law to remain closed.

“Ceded Reinsurance” means all reinsurance ceded by the Cedent pursuant to contracts, binders, certificates, policies, treaties or other evidence of reinsurance relating to the Reinsured Business in effect on or prior to the Effective Date, except the reinsurance provided pursuant to this Agreement.

“Ceded Reinsurance Commutation” means, with respect to any portion of the Ceded Reinsurance covering the Reinsured Business, a commutation or other similar transaction that results in the termination of the Ceded Reinsurance with respect to the Reinsured Business.

“Cedent” shall have the meaning specified in the preamble of this Agreement.

“Cedent Extra Contractual Obligations” means those obligations or losses arising from the grossly negligent, intentional or bad faith acts or omissions of the Cedent’s employees, officers or directors, or fraud of an employee, officer or director of the Cedent acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim, in each case as so determined by final adjudication by any order, judgment or decree of a court of competent jurisdiction.

“Closing” means the closing of the transactions contemplated by the Stock Purchase Agreement.

“Closing Date” means the date on which the Closing occurs.

“Collateral Requirement” shall have the meaning specified in Section 9.1(e).

“Commutation Effective Date” shall have the meaning specified in Section 8.2(a).

“Dispute Notice” shall have the meaning specified in Section 6.4(b) and Section 8.2(d), as applicable.

“Effective Date” shall have the meaning specified in the preamble of this Agreement.

“Eligible Assets” means and includes U.S. legal tender (“cash”) and U.S. Treasury Bills having a remaining maturity at the time of delivery of not more than one year.

“Estimated Loss Amount” means, as of any date of determination, the sum of (i) Loss Reserves as of such date of determination, plus (ii) Estimated Loss from Unearned Premiums as of such date of determination, plus (iii) the actual paid Losses from the Effective Date to such date of determination, minus (iv) any Recoveries and Reinsurance Recoveries from the Effective Date to such date of determination.

“Estimated Loss from Unearned Premium” means the aggregate estimated loss of the Cedent related to unearned premium in respect of the Reinsured Business, net of Reinsurance Recoverables and calculated in accordance with the Agreed Procedures.

“Extra Contractual Obligations” means those liabilities arising from claims which arise from the handling of any claim relating to the Reinsured Business because of, but not limited to, failure to settle within the policy limit, or by reason of alleged or actual negligence, fraud or bad faith rejecting an offer of settlement or in the preparation of the defense in the trial of any action against its insured or reinsured or in the preparations or prosecution of an appeal consequent upon such action, including losses in excess of policy limits, in each case excluding Cedent Extra Contractual Obligations.

“Governmental Action” means any consent, approval, authorization, waiver, Permit, grant, franchise, concession, agreement, license, certificate, exemption, order, decree, judgment, injunction, registration, declaration, filing, report or notice of, with or to any Governmental Authority.

“Governmental Authority” means any foreign or national government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Impairment Event” means any of the following occurrences:

(a) the Reinsurer becomes insolvent or has been placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations;

(b) the Reinsurer’s AM Best Rating or Standard & Poor’s Financial Strength Rating has been assigned or downgraded below “A-”; or

(c) the Reinsurer fails to pay any undisputed amounts due hereunder in excess of $[●] and such breach has not been cured within twenty (20) Business Days after written notice thereof from the Cedent.

“Independent Accounting Firm” means [•], or if such firm is not available or is unwilling to serve, then an independent and nationally recognized accounting firm upon which the Cedent and the Reinsurer mutually agree in writing, or failing such mutual agreement; within twenty (20) Business Days after the Cedent and the Reinsurer are notified that [•] is not available or is unwilling to serve, an independent and nationally recognized accounting firm selected by the New York City office of the American Arbitration Association upon the request of the Cedent and the Reinsurer; provided, however that, unless otherwise agreed between the Cedent and the

Reinsurer, if the Parent and the Acquiror submit any disputes to an Independent Accounting Firm (as defined in the Stock Purchase Agreement) pursuant to Section 2.05(d) of the Stock Purchase Agreement, such Independent Accounting Firm shall be the Independent Accounting Firm for purposes of Article XII hereof.

“Insurance Department” means in any jurisdiction, the Governmental Authority primarily charged with the regulation of the business of insurance in such jurisdiction.

“Law” means all (i) constitutions, treaties, statutes, laws (including common law), codes, rules, regulations, ordinances or orders of any Governmental Authority, (ii) Governmental Actions, (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority, and (iv) rules and policies of any self-regulatory body.

“Layer” means the Cedent’s losses in excess of the Retention up to the Reinsurer’s Aggregate Limit.

“Lien” means any mortgage, pledge, deed of trust, hypothecation, claim, security interest, title defect, encumbrance, burden, charge or other similar restriction, lease, sublease, claim, title retention agreement, option, easement, covenant, encroachment or other adverse claim.

“LOC” shall have the meaning specified in Section 9.1(a).

“Loss” or “Losses” means the amount of liability paid or to be paid by the Cedent from and after the Effective Date with respect to claims, including any settlements or compromises or disputed claims, arising out of or relating to the Reinsured Business. Loss shall include all Allocated Loss Adjustment Expenses, Extra Contractual Obligations, and commutations of any Reinsured Business in accordance with the terms and conditions of this Agreement. Loss shall also include profit commissions and No Claims Bonuses paid by the Cedent on the Reinsured Business where profit commissions and No Claims Bonuses were accounted for in the calculation of the Loss Reserves or Estimated Loss from Unearned Premium.

“Loss Reserves” means the aggregate reserves of the Cedent for Losses (including (i) Allocated Loss Adjustment Expenses and (ii) losses incurred but not reported), net of collectible Reinsurance Recoverables.

“Net Retained Liability” shall have the meaning specified in Section 2.2.

“Non-Specific Reinsurance” shall have the meaning specified in Section 2.2.

“Permits” means all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights.

“Person” means any natural person, firm, limited liability company, general partnership, limited partnership, joint venture, association, corporation, trust, Governmental Authority or other entity.

“Premium Adjustments” means any increase or decrease of premium under the Reinsured Business after the Effective Date as a result of retrospective premium adjustment provisions with respect to the Reinsured Business.

“Purchaser” means [RenaissanceRe Specialty Holdings (UK) Limited, a direct subsidiary of RenaissanceRe Holdings Ltd.].

“Purchaser Group” shall have the meaning specified in Section 2.1(b).

“Quarterly Loss Payment” with respect to each calendar quarter during the term of this Agreement, means (i) if the Ultimate Net Loss has never exceeded the Retention, zero; and (ii) if the Ultimate Net Loss has exceeded the Retention, the result of [0.95 x [(a) – (b)]] – (c)], where:

(a) is the Ultimate Net Loss as of the end of such calendar quarter;

(b) is the Retention; and

(c) is the sum of all Quarterly Loss Payments paid by the Reinsurer to the Cedent prior to the end of such calendar quarter.

“Quarterly Report” shall have the meaning specified in Section 6.1.

“Recoveries” means salvage and subrogation amounts actually recovered by the Cedent in respect of Losses. “Recoveries” do not include Reinsurance Recoveries.

“Reinsurance Recoverables” means the amount of reinsurance recoverables that are payable under Ceded Reinsurance with respect to Losses incurred by the Cedent.

“Reinsurance Recoveries” means the amount of Reinsurance Recoverables that are (i) actually collected by the Cedent under Ceded Reinsurance with respect to Losses incurred by the Cedent, or (ii) in the event of a Ceded Reinsurance Commutation, actually collected by the Cedent as the commutation payment.

“Reinsured Business” means (i) all insurance and reinsurance contracts of the Cedent (including the entire term of any multi-year policies) that are bound prior to the Effective Date and (ii) all renewals and replacements thereof or amendments or supplements thereto required under contractual terms in effect prior to the Effective Date or under applicable Law, in each case excluding any liabilities ceded by Tokio Millennium Re AG to Tokio Marine & Nichido Fire Insurance Co., Ltd. pursuant to that certain Retrocession Agreement, dated as of the date hereof, relating to third-party capital business. With respect to renewal and/or replacement contracts that are required pursuant to the contractual terms in effect prior to the Effective Date and/or applicable Law, such contracts may be renewed onto any balance sheet within the Purchaser Group and still qualify as Reinsured Business hereunder.

“Reinsurer” shall have the meaning specified in the preamble of this Agreement.

“Reinsurer’s Aggregate Limit” means $ 500,000,000.

“Representative” of a Person means the directors, officers, employees, advisers, agents, consultants, accountants, investment bankers or other representatives of such Person and of such Person’s Affiliates.

“Retention” means the sum of (i) Loss Reserves, plus (ii) Estimated Loss from Unearned Premiums, in each case as of the Effective Date and reflected on the Retention Statement, as finally determined in accordance with Section 6.4 and the Agreed Procedures.

“Retention Statement” shall have the meaning specified in Section 6.4(a).

“Stock Purchase Agreement” means the Stock Purchase Agreement, dated as of [•], 2018, as amended, among the Reinsurer, Tokio Marine Holdings and the Purchaser.

“Terminal Settlement Payment” shall have the meaning specified in Section 8.2.

“Terminal Settlement Statement” shall have the meaning specified in Section 8.2.

“Treasury Rate” means the interest rate on U.S. Treasury bills having a time to maturity of 90 days.

“Trust Account” shall have the meaning specified in Section 9.1(a).

“Trust Agreement” shall have the meaning specified in Section 9.1(a).

“Trustee” shall have the meaning specified in Section 9.1(a).

“Ultimate Net Loss” means, as of any date of determination, the sum of (i) the actual paid Losses from the Effective Date to such date of determination, less (ii) Recoveries and Reinsurance Recoveries from the Effective Date to such date of determination.

ARTICLE II

COVERAGE

2.1. Coverage.

(a) As of the Effective Date, the Cedent hereby cedes to the Reinsurer, and the Reinsurer hereby agrees to indemnify and reimburse the Cedent for, an aggregate amount equal to ninety-five percent (95%) of the Cedent’s Ultimate Net Loss in excess of the Retention, in an amount not to exceed the Reinsurer’s Aggregate Limit.

(b) Notwithstanding Section 2.1(a), there shall not be any duplicative payments or indemnities by the Reinsurer under the Stock Purchase Agreement and by the Reinsurer under this Agreement (i.e., no “double recovery” for the same loss). Subject to the immediately preceding sentence, notwithstanding anything to the contrary in this Agreement or any other agreement previously or concurrently entered into between the Reinsurer or any of its Affiliates and the Purchaser or any of its Affiliates in connection with the Stock Purchase Agreement and the transactions contemplated thereby, if the Cedent and/or the Purchaser, its Affiliates, officers, directors, employees, agents and representatives (collectively the “Purchaser Group”) has the right to indemnification or recovery under more than one provision of this Agreement or any such other agreement, the Purchaser Group shall have the right to seek and obtain indemnification or other recovery for all recoveries allowed under each such provision.

2.2. Net Retained Liability. The Cedent shall retain, net and unreinsured, five percent (5%) of the Layer (“Net Retained Liability”); provided, however, that the Reinsurer may purchase Non-Specific Reinsurance that may cover its Net Retained Liability and any recoveries under such Non-Specific Reinsurance shall be disregarded for purposes of determining Ultimate Net Loss. For purposes of this Agreement, “Non-Specific Reinsurance” shall mean either: (i) reinsurance purchased by the Cedent and/or its Affiliates that is designed to protect the Purchaser Group’s combined exposures with respect to certain types of risks which may include Reinsured Business hereunder; and (ii) only with the prior written consent of the Reinsurer (which shall not be unreasonably withheld), reinsurance purchased by the Purchaser Group with respect to the Reinsured Business in order to maintain the Cedent’s corporate risk tolerances, including reinsurance in order to maintain the Cedent’s corporate retention limits or to reduce the Cedent’s exposure to certain exposures outside of its corporate risk tolerances.

ARTICLE III

PREMIUM

3.1. Premium. The Cedent shall pay a premium to the Reinsurer in the amount and in accordance with the terms set forth in Schedule 2 to be annexed hereto.

ARTICLE IV

TRANSFER OR SALE OF REINSURED BUSINESS

4.1. Transfer or Sale within Purchaser Group. The Cedent shall be entitled to transfer or sell, by any means, all or a portion of the Reinsured Business to any balance sheet within the Purchaser Group and such transferred or sold business shall still qualify as Reinsured Business hereunder.

4.2. Transfer or Sale outside of Purchaser Group. With the prior written consent of the Reinsurer (which shall not be unreasonably withheld), the Cedent shall be entitled to transfer or sell, by any means, all or a portion of the Reinsured Business to an entity not within the Purchaser Group and the transfer or sale price shall be treated under this Agreement in a manner agreed to by each of the Reinsurer and the Cedent at the time of such transfer or sale.

ARTICLE V

GENERAL PROVISIONS; REPRESENTATIONS

5.1. Inspection; Cooperation. (a) Upon at least thirty (30) Business Days prior written notice, the parties to this Agreement or their designated representatives may inspect, at the offices of the Reinsurer or the Cedent where such records are located, any and all books and records of the Cedent or the Reinsurer, respectively, to the extent directly relating to the Reinsured Business, during normal business hours for such period as this Agreement is in effect or for as long thereafter as any rights or obligations of any party survives. The information obtained shall be used only for purposes relating to reinsurance under this Agreement.

(b) The Reinsurer shall have the right, but not the obligation, to associate at its own expense with the Cedent in the adjustment, litigation or negotiation of claims arising from the Reinsured Business; however, the Cedent shall retain ultimate authority on handling of claims.

(c) Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement including making available to each their respective officers and employees for interviews and meetings with Governmental Authorities and furnishing any additional assistance, information and documents as may be reasonably requested by a party from time to time. Without limiting the foregoing, the Cedent shall cooperate and otherwise take all reasonable steps to permit the Reinsurer to exercise its rights of association in respect of the Reinsured Business.

5.2. Misunderstandings and Oversights. If any delay, omission, error or failure to pay amounts due or to perform any other act required by this Agreement is unintentional and caused by misunderstanding or oversight, the Cedent and the Reinsurer will adjust the situation to what it would have been had the misunderstanding or oversight not occurred. The party first discovering such misunderstanding or oversight, or an act resulting from such misunderstanding or oversight, will notify the other party in writing promptly upon discovery thereof, and, subject to mutual agreement, the parties shall act to correct any agreed misunderstandings or oversights within ten (10) Business Days of such other party’s receipt of such notice. However, this Section shall not be construed as a waiver by either party of its right to enforce strictly the terms of this Agreement. All payments due with respect to such corrective action shall bear interest at the Treasury Rate then in effect from the date when such amounts would have been paid absent such misunderstanding or oversight to the date of actual payment, unless otherwise mutually agreed by the parties to this Agreement.

5.3. Payments. All payments made pursuant to this Agreement shall be made in immediately available funds.

5.4. Follow the Fortunes. The Reinsurer’s liability for each insurance or reinsurance arrangement constituting the Reinsured Business shall be subject in all respects to the same risks, terms, conditions, definitions, coverages, interpretations, waivers, modifications, alterations, and cancellations as the respective insurances (or reinsurances) of the Cedent (including, without limitation, coverage for any extra-contractual obligations or losses in excess of policy limits as may be covered under any of the insurance or reinsurance arrangements constituting the Reinsured Business). The true intent of this Agreement is that the Reinsurer shall, subject to the terms, conditions and limits of this Agreement, including the Reinsurer’s Aggregate Limit, follow the fortunes of the Cedent.

5.5. Administration. (a) The Cedent shall administer the Reinsured Business and Ceded Reinsurance at the Cedent’s sole expense. The Reinsurer shall not be liable for any costs and expenses for the administration of the Reinsured Business, or Ceded Reinsurance, except as set forth in the definition of “Allocated Loss Adjustment Expenses”.

(b) The Cedent shall administer the Reinsured Business and Ceded Reinsurance in a professional and competent manner consistent with the Cedent’s past practice and subject to 5.5(c)-(e) below.

(c) Without the prior written consent of the Reinsurer (such consent not to be unreasonably withheld), the Cedent shall not:

(i) Commute or terminate any Ceded Reinsurance (including any associated reinsurance collateral arrangement);

(ii) Commute or terminate any assumed insurance or reinsurance arrangement constituting the Reinsured Business in excess of $10,000,000;

(iii) Settle a claim on any one Property Other assumed insurance or reinsurance contract in excess of $10,000,000; or

(iv) Settle a claim on any one Property Catastrophe assumed insurance or reinsurance contract in excess of $25,000,000.

(d) The Reinsurer will be deemed to have consented if it fails to respond within:

(i) Ten (10) Business Days of receiving a request pursuant to 5.5(c)(i) or (ii); or

(ii) Two (2) Business Days of receiving a request pursuant to 5.5(c)(iii) or (iv).

(e) If the Reinsurer refuses to consent to a request under 5.5(c) or if circumstances prevented the Cedent from seeking such consent, the Reinsurer shall provide the Cedent with the basis for any objection to a commutation, termination or settlement in writing, following which the parties shall seek to mutually resolve any areas of dispute. If the parties are unable to resolve their dispute, it shall be referred to arbitration pursuant to Article XIII in order to determine the extent to which the Ultimate Net Loss may have increased due to the Cedent acting without prior written consent.

5.6. Representations and Warranties. The Reinsurer hereby represents and warrants to the Purchaser and the Cedent as of the Effective Date as follows:

(a) The Cedent and the Reinsurer are duly organized, validly existing and in good standing under the laws of their respective states of incorporation, and have the corporate and legal power and authority to own, lease and operate their assets, to carry on their business as now conducted and to enter into and consummate the transactions contemplated hereby.

(b) The Cedent and the Reinsurer have duly authorized, executed and delivered this Agreement, which constitutes the legal, valid and binding obligation of the Cedent and the Reinsurer enforceable against the Cedent and the Reinsurer in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(c) The execution, delivery and performance by the Cedent and the Reinsurer of this Agreement, and the performance by the Cedent and the Reinsurer of their respective obligations hereunder will not (i) conflict with any of the provisions of the articles or certificate of incorporation and bylaws of the Cedent or the Reinsurer, as applicable, (ii) conflict with or result in a breach of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under, or result in the creation of any Lien on the shares of issued and outstanding capital stock of the Cedent or any property or asset owned by the Cedent under, any Permit, instrument, contract or other legally binding commitment or agreement to which the Cedent or the Reinsurer is a party or by which any of their respective properties or assets is bound, or (iii) violate any Law applicable to the Cedent or the Reinsurer or their respective properties or assets.

ARTICLE VI

REPORTS; RESERVES

6.1. Quarterly Reports. Within forty-five (45) days after the close of each calendar quarter ending after the Effective Date, the Cedent shall deliver to the Reinsurer a report (the “Quarterly Report”) in a form mutually acceptable to the Cedent and the Reinsurer, containing the following information regarding the Reinsured Business:

(a) Loss Reserves and Estimated Loss from Unearned Premiums as of the beginning of the calendar quarter;

(b) Loss Reserves and Estimated Loss from Unearned Premiums as of the close of the calendar quarter;

(c) Loss actually paid by the Cedent, during the calendar quarter;

(d) Recoveries actually received by the Cedent during the calendar quarter;

(e) Reinsurance Recoveries actually received by the Cedent during the calendar quarter;

(f) Premium Adjustments during the calendar quarter;

(g) A calculation of Ultimate Net Loss as of the close of the calendar quarter;

(h) A calculation of the Quarterly Loss Payment for the calendar quarter;

(i) If security is required pursuant to Article IX, a calculation of the Collateral Requirement as of the end of the calendar quarter; and

(j) All additional information as may be reasonably required by the Reinsurer to prepare its statutory statements filed with insurance regulators or as may be otherwise reasonably requested by the Reinsurer for similar business purposes.

6.2. Payment. If the aggregate amount of Loss actually paid by the Cedent, net of Recoveries and Reinsurance Recoveries, is greater than the Retention, the Reinsurer shall pay to the Cedent any amounts due the Cedent pursuant to Section 2.1 (less any amounts previously paid by the Reinsurer to the Cedent under this Section) within thirty (30) days after the receipt of the Quarterly Report.

6.3. Commercially Reasonable Efforts to Supply Actual Data. In preparing all reports required in this Agreement, the Cedent shall use its commercially reasonable efforts to supply the actual data. If the actual data cannot be supplied with the appropriate report, the Cedent shall so indicate in the report, shall produce estimates thereof and shall provide amended reports based on actual data no more than thirty (30) Business Days after the actual data becomes available and the parties will settle any additional amounts due within ten (10) Business Days thereafter.

6.4. Calculation of Retention. (a) Within sixty (60) days following the Closing Date, the Cedent shall prepare and deliver to the Reinsurer a detailed calculation of the (i) Loss Reserves and (ii) Estimated Loss from Unearned Premiums, each determined in accordance with the Agreed Procedures (the “Retention Statement”).

(b) The Reinsurer shall have thirty (30) days following receipt of the Retention Statement to review the calculation of the Retention, and to notify the Cedent in writing if it disputes any aspect of the calculation of the Retention set forth in the Retention Statement (the “Dispute Notice”), specifying the reasons therefor in reasonable detail. The Reinsurer shall be conclusively deemed to have accepted all items and amounts contained in the Retention Statement other than the items identified in the Dispute Notice. In connection with the Reinsurer’s review of the Retention Statement, the Cedent shall permit, and shall cause its Representatives to permit, the Reinsurer and its Representatives to have reasonable access, during normal business hours and upon reasonable notice, to (i) the relevant books, records and employees of the Cedent and (ii) all relevant work papers, schedules, memoranda and other documents prepared by the Cedent or its Representatives in connection with its preparation of its calculation of the Retention.

(c) In the event that the Reinsurer shall deliver a Dispute Notice to the Cedent, the Cedent and the Reinsurer shall attempt to resolve such dispute as promptly as practicable and, upon such resolution, if any adjustments to the Retention shall be made in accordance with the resolution of the Cedent and the Reinsurer, then the Cedent and the Reinsurer shall set forth any such resolution in writing. If the Cedent and the Reinsurer are unable to resolve any such dispute within thirty (30) Business Days (or such longer period as the Cedent and the Reinsurer shall mutually agree in writing) of the Reinsurer’s delivery of such Dispute Notice, the Cedent and the Reinsurer shall promptly submit to the Independent Accounting Firm any remaining items in dispute for resolution pursuant to the procedures set forth in Article XII, and any determination of the Independent Accounting Firm shall be final and binding on the parties.

(d) To the extent that there are any Premium Adjustments that occur after the Effective Date, the Retention will be updated in accordance with the Agreed Procedures.

ARTICLE VII

DURATION: TERMINATION

7.1. Reinsurer’s Liability. This Agreement shall commence as of the Effective Date and continue in force until the earlier of (i) the date that the Reinsurer has actually paid an aggregate net amount in respect of Ultimate Net Loss equal to the Reinsurer’s Aggregate Limit, (ii) such time as the Cedent has no further liability with respect to the Reinsured Business and all amounts due to the Cedent under this Agreement have been paid by the Reinsurer and (iii) this Agreement is commuted in full and all amounts due to the Cedent under this Agreement have been paid by the Reinsurer.

ARTICLE VIII

COMMUTATION

8.1. Commutation by Agreement. Except as set forth in Section 8.2, this Agreement may only be commuted in accordance with the prior written agreement of the parties to this Agreement. The parties agree to negotiate in good faith a full commutation of this Agreement as of the fifth (5th) anniversary of the Effective Date and until commuted as of every anniversary thereafter.

8.2. Commutation Following Impairment Event.

(a) Upon the occurrence of an Impairment Event, the Cedent shall have the right (but not the obligation) to commute all, and not less than all, of the reinsurance ceded under this Agreement, by providing the Reinsurer with written notice of its intent to effect commutation. The commutation shall be effective on the date specified in such notice (the “Commutation Effective Date”); provided, that the Commutation Effective Date shall be at least ten (10) calendar days but no more than six (6) months following the date of such notice.

(b) In the event of a commutation pursuant to Section 8.2(a), the Reinsurer shall make a final payment (a “Terminal Settlement Payment”) to the Cedent in an amount equal to the result of [0.95 x [(i) – (ii)]] – (iii) – (iv)], where:

(i) is the Estimated Loss Amount as of the Commutation Effective Date;

(ii) is the Retention;

(iii) is the sum of all Quarterly Loss Payments paid by the Reinsurer to the Cedent prior to the Commutation Effective Date; and

(iv) is the discount for the present value of the result of the foregoing clauses (i)-(iii), based on the average remaining duration for the Reinsured Business and a discount interest mechanism to be mutually agreed by the parties to this Agreement at the time of such calculation.

(c) Within sixty (60) days following the Cedent’s delivery of a notice of its election to commute this Agreement pursuant to Section 8.2(a), the Cedent shall prepare and deliver to the Reinsurer a detailed calculation of the Terminal Settlement Payment (the “Terminal Settlement Statement”).

(d) The Reinsurer shall have thirty (30) days following receipt of the Terminal Settlement Statement to review the calculation of the Terminal Settlement Payment, and to notify the Cedent in writing if it disputes any aspect of the calculation of the Terminal Settlement Payment set forth in the Terminal Settlement Statement (the “Dispute Notice”), specifying the reasons therefor in reasonable detail. The Reinsurer shall be conclusively deemed to have accepted all items and amounts contained in the Terminal Settlement Statement other than the items identified in the Dispute Notice. In connection with the Reinsurer’s review of the Terminal Settlement Statement, the Cedent shall permit, and shall cause its Representatives to permit, the Reinsurer and its Representatives to have reasonable access, during normal business hours and upon reasonable notice, to (i) the books, records and relevant employees of the Cedent and (ii) all relevant work papers, schedules, memoranda and other documents prepared by the Cedent or its Representatives in connection with its preparation of its calculation of the Terminal Settlement Payment.

(e) In the event that the Reinsurer shall deliver a Dispute Notice to the Cedent, the Cedent and the Reinsurer shall attempt to resolve such dispute as promptly as practicable and, upon such resolution, if any adjustments to the Terminal Settlement Payment shall be made in accordance with the resolution of the Cedent and the Reinsurer, then the Cedent and the Reinsurer shall set forth any such resolution in writing. If the Cedent and the Reinsurer are unable to resolve any such dispute within thirty (30) Business Days (or such longer period as the Cedent and the Reinsurer shall mutually agree in writing) of the Reinsurer’s delivery of such Dispute Notice, the Cedent and the Reinsurer shall promptly submit to the Independent Accounting Firm any remaining items in dispute for resolution pursuant to the procedures set forth in Article XII, and any determination of the Independent Accounting Firm shall be final and binding on the parties.

(f) Any payment required to be made by the Reinsurer under Section 8.2 shall be made by wire transfer within five (5) Business Days of the determination of such amount, including the final determination of any payment amount pursuant to Article XII.

ARTICLE IX

COLLATERAL

9.1. Collateral.

(a) If the Reinsurer has experienced an Impairment Event and the Cedent has not yet elected to commute this Agreement in full pursuant to Section 8.2, at the Cedent’s request, the Reinsurer shall provide collateral as security for the Reinsurer’s obligations to the Cedent hereunder, in accordance with this Article IX. Within ten (10) Business Days after the Cedent’s delivery of notice to the Reinsurer requiring that the Reinsurer provide collateral pursuant to this Section 9.1, the Reinsurer shall deliver to the Cedent security in the form of (i) clean, irrevocable and unconditional letters of credit issued by a bank or banks acceptable to the Cedent (“LOCs”) and/or (ii) Eligible Assets valued at fair market value in a trust account (a “Trust Account”) with a trustee (the “Trustee”) reasonably acceptable to the Cedent naming the Cedent as sole beneficiary thereof, in the aggregate amount equal to the Collateral Requirement as of the end of the calendar quarter immediately preceding the Cedent’s written notice. The parties agree to negotiate in good faith the form of trust agreement pursuant to which the Reinsurer will establish and maintain with the Trustee the Trust Account (the “Trust Agreement”).

(b) Prior to depositing assets in the Trust Account, the Reinsurer will execute assignments, endorsements, medallion guaranteed stock powers, and medallion guaranteed bond powers in blank as appropriate in each instance for the type of asset, to transfer legal title to the trustee of all shares, obligations or any other assets requiring assignment, conveyance or transfer, in order that the Cedent, or the trustee upon the direction of the Cedent, may whenever necessary negotiate the assets, attach the endorsements and record the assignments without any additional consent or signature from the Reinsurer or any other entity.

(c) The amount of security provided by the Reinsurer shall be adjusted following the end of each calendar quarter to be equal to the Collateral Requirement as of the end of such calendar quarter as follows:

(i) If the aggregate face amount of the LOCs and the fair market value of the Eligible Assets held in the Trust Account at the end of any calendar quarter is less than the Collateral Requirement as of the end of such calendar quarter, calculated based on the most recent Quarterly Report, the Reinsurer shall, no later than ten (10) Business Days following receipt of Quarterly Report, increase the face amount of the LOCs and/or transfer additional Eligible Assets to the Trust Account so that the aggregate face amount of the LOCs and the fair market value of the Eligible Assets held in the Trust Account is not less than the Collateral Requirement as of the end of such calendar quarter.

(ii) If the aggregate face amount of the LOCs and the fair market value of the Eligible Assets held in the Trust Account at the end of any calendar quarter exceeds the Collateral Requirement as of the end of such calendar quarter, calculated based on the most recent Quarterly Report, the Reinsurer shall have the right to decrease the face amount of the LOCs and/or withdraw Eligible Assets from the Trust Account in accordance with the terms of the Trust Agreement.

(d) The Cedent and the Reinsurer agree that the LOC may be drawn upon by the Cedent and the assets maintained in the Trust Account may be withdrawn by the Cedent, including without limitation by any liquidator, rehabilitator, receiver or conservator of the Cedent, without diminution because of insolvency on the part of the Cedent or the Reinsurer at any time without notice to or consent from the Reinsurer, but only for one or more of the following purposes:

(i) to pay or reimburse the Cedent for amounts due to the Cedent hereunder, to the extent such amount has not been paid by the Reinsurer within [•] ([•]) Business Days following the Reinsurer’s receipt of a written notice thereof; and

(ii) to make payments to the Reinsurer of amounts held in the Trust Account in excess of the amount required to be maintained by the Reinsurer in the Trust Account.

(e) The term “Collateral Requirement”, as of any date of determination, means [100]% of the result of [0.95 x [(i) – (ii)]] – (iii)], where:

(i) is the Estimated Loss Amount as of such date of determination;

(ii) is the Retention; and

(iii) is the sum of all Quarterly Loss Payments paid by the Reinsurer to the Cedent prior to such date of determination.

ARTICLE X

INSOLVENCY

10.1. Payments. In the event of the insolvency of the Cedent, payments due the Cedent on all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be paid by the Reinsurer directly to the Cedent or to its domiciliary liquidator on the basis of the amount of the claim allowed in the insolvency proceeding, subject to court approval, without diminution because of the insolvency of the Cedent. It is agreed and understood, however, that (i) in the event of the insolvency of the Cedent, the Reinsurer shall be given written notice of the pendency of a claim against the insolvent Cedent with respect to the policy or policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding and (ii) during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defenses which it may deem available to the Cedent or its domiciliary liquidator.

10.2. Continuity of Terms. In the event of the insolvency of the Cedent, the terms of this Agreement shall continue in full force and effect.

ARTICLE XI

EXCLUSIONS

11.1. Exclusions. The following shall be excluded from the definition of “Ultimate Net Loss” and not covered by this Agreement:

(a) Any liability paid by the Cedent prior to the Effective Date; and

(b) Any liability of any tax, whether the tax is denominated as an income tax, excise tax, premium tax, surplus lines tax or any other tax assessment.

ARTICLE XII

INDEPENDENT ACCOUNTING FIRM

12.1. Dispute Resolution. In the event that the Cedent and Reinsurer are unable to mutually resolve a dispute pursuant to Section 6.4, or Section 8.2, the Cedent and the Reinsurer shall promptly submit to the Independent Accounting Firm for resolution those items remaining in dispute pursuant to the following procedures:

(a) The Cedent and the Reinsurer agree to enter into a customary engagement letter with the Independent Accounting Firm, and any fees, costs or expenses of the Independent Accounting Firm (and the American Arbitration Association if engaged pursuant to the definition of Independent Accounting Firm) in respect of its services as contemplated by this Section 12.1 shall be borne by the parties in reverse proportion to the relative success of the parties on the disputed items submitted to the Independent Accounting Firm, with such determination of relative success made by the Independent Accounting Firm, or if the Independent Accounting Firm is unwilling to make such determination, then such fees, costs and expenses shall be borne fifty percent (50%) by the Reinsurer and fifty percent (50%) by the Cedent.

(b) The Independent Accounting Firm shall be instructed to use reasonable best efforts to perform its services and reach a final determination with respect to the matters submitted to it for resolution within thirty (30) days of submission of the dispute thereto and, in any case, as promptly as practicable after such submission. In resolving any disputed item, the Independent Accounting Firm (i) shall be bound by the provisions of this Section 12.1 and any other relevant provisions of this Agreement and (ii) may not assign a value to any item greater than the greatest value for such item claimed by either the Cedent or the Reinsurer or less than the smallest value for such item claimed by either the Cedent or the Reinsurer.

(c) In connection with the Independent Accounting Firm’s consideration of the dispute submitted to it, each party shall permit, and cause its Affiliates and Representatives to permit, the Independent Accounting Firm and its Representatives to have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by such Party or its Representatives in connection with its preparation of the disputed statement and/or the Dispute Notice, as the case may be, and to personnel of such Party and its Affiliates and any other information which the Independent Accounting Firm or any Representative thereof reasonably requests, and the parties hereto shall, and shall cause their respective Affiliates and Representatives to, otherwise cooperate with the Independent Accounting Firm and its Representatives in connection therewith.

(d) Any determination of the Independent Accounting Firm shall be final and binding on the parties.

ARTICLE XIII

ARBITRATION

13.1. Resolution of Damages. Except as otherwise provided in this Agreement, including in Section 6.4 and Section 8.2, as a condition precedent to any right arising under this Agreement, any dispute between the Cedent and the Reinsurer arising out of the provisions of this Agreement, or concerning its interpretation or validity, whether arising before or after termination of this Agreement, shall be submitted to arbitration in the manner set forth in this Article XIII. Either party may initiate arbitration of any such dispute by giving written notice to the other party by registered mail or a recognized overnight courier of its intention to arbitrate and of its appointment of an arbitrator in accordance with Section 13.3.

13.2. Composition of Panel. Unless the parties agree upon a single arbitrator within fifteen (15) days after the receipt of notice of intention to arbitrate, all disputes shall be submitted to an arbitration panel composed of two arbitrators and an umpire, chosen in accordance with Sections 13.3 and 13.4.

13.3. Appointment of Arbitrators. The party requesting arbitration (hereinafter referred to as the “claimant”) shall appoint an arbitrator and give written notice thereof, by registered mail or a recognized overnight courier to the other party (hereinafter referred to as the “respondent”) together with its notice of intention to arbitrate. Unless a single arbitrator is agreed upon within fifteen (15) days after the receipt of the notice or intention to arbitrate, the respondent shall, within thirty (30) days after receiving such notice, also appoint an arbitrator and notify the claimant thereof in a like manner. Before instituting a hearing, the two arbitrators so appointed shall choose an impartial umpire. If, within thirty (30) days after they are both appointed, the arbitrators fail to agree upon the appointment of an umpire, the umpire shall be appointed by the President of the American Arbitration Association. The arbitrators shall be present or former executives or officers of property and casualty insurance or reinsurance companies. The arbitrators and umpire shall be disinterested individuals and not be under the control of either party, and shall have no financial interest in the outcome of the arbitration.

13.4. Failure of a Party to Appoint Arbitrator. If the respondent fails to appoint an arbitrator within thirty (30) days after receiving a notice of intention to arbitrate, such arbitrator shall be appointed by the President of the American Arbitration Association, and shall then, together with the arbitrator appointed by the claimant, choose an umpire as provided in Section 13.3.

13.5. Choice of Forum. Any arbitration instituted pursuant to this Article XIII shall be held in New York, New York or such other place as the parties may mutually agree.

13.6. Submission of Dispute to Panel. Unless otherwise extended by the arbitration panel, or agreed to by the parties, the claimant shall submit its brief to the panel within forty-five (45) days after the selection of an umpire. The respondent shall submit its brief within forty-five (45) days thereafter. The claimant may submit a reply brief within thirty (30) days after the filing of the respondent’s brief. Notwithstanding anything herein to the contrary, the time period for submission of the case to the panel may be extended or modified by mutual consent of the parties.

13.7. Procedure Governing Arbitration. Each party participating in the arbitration shall have the obligation to produce those documents and as witnesses to the arbitration those of its employees as any other participating party reasonably requests providing always that the same witnesses and documents be obtainable and relevant to the issues before the arbitration and not be unduly burdensome or excessive. The parties may mutually agree as to pre-hearing discovery prior to the arbitration hearing and in the absence of agreement, upon the request of any party, pre-hearing discovery may be conducted as the panel shall determine in its sole discretion to be in the interest of fairness, full disclosure, and a prompt hearing, decision and award by the panel. The panel shall be the final judge of the procedures of the panel, the conduct of the arbitration of the rules of evidence, the rules of privilege and production and of excessiveness and relevancy of any witnesses and documents upon the petition of any participating party. To the extent permitted by law, the panel shall have the authority to issue subpoenas and other orders to enforce their decisions.

13.8. Arbitration Award. The arbitration panel shall render its decision within sixty (60) days after termination of the proceeding unless the parties consent to an extension, which decision shall be in writing, stating the reason therefor. The decision of the majority of the panel shall be final and binding on the parties to the proceeding except to the extent otherwise provided in the Federal Arbitration Act. Judgment upon the award may be entered in any court having jurisdiction pursuant to the Federal Arbitration Act.

13.9. Cost of Arbitration. Unless otherwise allocated by the panel, each party shall bear the expense of its own arbitrator and its own witnesses and shall equally bear with the other parties the expense of the umpire and the arbitration.

13.10. Limit of Authority. It is agreed that the arbitrators shall have no authority to impose any punitive, exemplary or consequential damage awards on either of the parties hereto.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1. Headings. Headings used herein are not a part of this Agreement and shall not affect the terms hereof.

14.2. Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier two business days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:

If to the Cedent:

[•]

Facsimile: [•]

Attention: [•]

If to the Reinsurer:

[•]

Facsimile: [•]

Attention: [•]

or to such other address or to such other Person as either party may have last designated by notice to the other party.

14.3. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any right or obligation hereunder, may be assigned by either party without the prior written consent of the other party; provided, that the Reinsurer may assign this Agreement to a third party reinsurer with the prior written consent of the Cedent, which consent shall not be unreasonably withheld. Any assignment in violation of this Section 14.3 shall be void and shall have no force and effect.

14.4. Execution in Counterpart. This Agreement may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

14.5. Currency. Whenever the word “Dollars” or the “$” sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars. Amounts paid or received by the Cedent in currency that is not United States Dollars shall be converted to United States Dollars at the rate of exchange at which such transactions are converted on the books of the Cedent.

14.6. Amendments. This Agreement may not be changed, altered or modified unless the same shall be in writing executed by the Cedent and the Reinsurer.

14.7. Governing Law. This Agreement will be construed, performed and enforced in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

14.8. Entire Agreement; Severability. (a) This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, between the parties and their respective Affiliates, representatives and agents in respect of the subject matter hereof and thereof.

(b) If any provision of this Agreement is held to be void or unenforceable, in whole or in part, (i) such holding shall not affect the validity and enforceability of the remainder of this Agreement, including any other provision, paragraph or subparagraph, and (ii) the parties agree to attempt in good faith to reform such void or unenforceable provision to the extent necessary to render such provision enforceable and to carry out its original intent.

(c) If any provision of this Agreement shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be void in such state, but this shall not affect the validity or enforceability of such provision in any other jurisdiction.

14.9. No Waiver; Preservation of Remedies. No consent or waiver, express or implied, by any party to or of any breach or default by any other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such other party hereunder. Failure on the part of any party to complain of any act or failure to act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such first party of any of its rights hereunder. The rights and remedies provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or equity.

14.10. Third Party Beneficiary. Except as expressly provided for in the insolvency subsection above or in Section 14.3 of this Agreement, nothing in this Agreement will confer any rights upon any Person that is not a party or a successor or permitted assignee of a party to this Agreement; provided, that the parties expressly agree and acknowledge that the Purchaser is also a third party beneficiary for purposes of Section 5.5 of this Agreement.

14.11. Negotiated Agreement. This Agreement has been negotiated by the parties and the fact that the initial and final draft will have been prepared by either party or an intermediary will not give rise to any presumption for or against any party to this Agreement or be used in any respect or forum in the construction or interpretation of this Agreement or any of its provisions.

14.12. Interpretation. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Nothing affecting the validity or enforceability of any agreement entered into between the Reinsurer or any of its Affiliates and the Purchaser or any of its Affiliates in connection with the Stock Purchase Agreement and the transactions contemplated thereby shall affect the validity or enforceability of this Agreement.

14.13. Incontestability. In consideration of the mutual covenants and agreements contained herein, each party hereto does hereby agree that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each party does hereby agree that it shall not, directly or indirectly, contest the validity or enforceability hereof.

14.14. Survival. Article XIII and Article XIV shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

TOKIO MILLENNIUM RE AG

By
Name:
Title:

TOKIO MILLENNIUM RE (UK) LIMITED

By
Name:
Title:

TOKIO MARINE & NICHIDO FIRE INSURANCCE CO., LTD.

By
Name:
Title:

SCHEDULE 1

AGREED PROCEDURES

1.	Calculation of Loss Reserves

The Loss Reserves shall be those on the Effective Date.

2.	Calculation of Estimated Loss from Unearned Premium (ELUEP)

For each Line of Business, the ELUEP shall be the product of (i) the unearned premium as carried on the financial books and records of the Cedent on the Effective Date, multiplied by (ii) the Loss Ratio. To the extent that there are any Premium Adjustments that occur after the Effective Date, the ELUEP shall be the product of (i) the sum of the earned premium after the Effective Date and any remaining unearned premiums as of the date of the Quarterly Report, multiplied by (ii) the Loss Ratio.

The Estimated Loss from Unearned Premiums shall be the sum of the ELUEP for all lines of business.

For purposes of the calculation above:

(a)	“Line of Business” shall mean each line of business written by TMR as reported in its 2019 Swiss Solvency Test.

(b)	“Loss Ratio” shall mean, for each line of business, the expected loss ratios as reported in its 2019 Swiss Solvency Test.

For avoidance of doubt, an example of the Loss Ratios are set forth in Table 4-4 of the TMR Swiss Solvency Test as at 1st January 2018.

The Parties further agree the ELUEP shall be calculated in accordance with TMR’s historical guidelines, principles, practices and policies in effect on the Effective Date of the Stock Purchase Agreement, including but not limited those guidelines, principles, practices and policies related to TMR’s Swiss Solvency Test (other than any change required by applicable law).

EXHIBIT F

RETROCESSION AGREEMENT

between

TOKIO MILLENNIUM RE AG

and

TOKIO MARINE & NICHIDO FIRE INSURANCE CO., LTD.

This RETROCESSION AGREEMENT (the “Agreement”), is made and effective as 12:01 a.m. on [●]1 (the “Effective Date”), by and between TOKIO MARINE & NICHIDO FIRE INSURANCE CO., LTD. (“Reinsurer”), a company organized in accordance with the laws of Japan, and TOKIO MILLENNIUM RE AG, a company organized in accordance with the laws of Switzerland and/or its branches (collectively, the “Company”).

W I T N E S S E T H:

WHEREAS, the Company and the Reinsurer wish to enter into a retrocessional arrangement pursuant to which the Company will cede to the Reinsurer, and the Reinsurer will assume from the Company, all of the Company’s liabilities arising from the Stop Loss Reinsurance Contracts (as defined below) comprising the Subject Business (as defined below) upon the terms and subject to the conditions described herein; and

NOW, THEREFORE, in consideration of the foregoing premises and recitals, which form a part of this Agreement, and the mutual covenants and agreements herein contained and of the mutual benefits herein provided, the parties hereto hereby agree as follows:

ARTICLE I

SUBJECT BUSINESS

This Agreement shall cover liabilities ceded to the Reinsurer under the Stop Loss Reinsurance Contracts listed on the schedule attached hereto as Exhibit 1 (the “Stop Loss Reinsurance Contracts Schedule”) and made a part hereof, as amended and provided by the Company to the Reinsurer from time to time during the Risk Period of this Agreement in the manner set forth in the immediately following paragraph (such contracts set forth on the Stop Loss Reinsurance Contracts Schedule (as may be amended), collectively referred to herein as the “Subject Business”).

The term “Stop Loss Reinsurance Contract(s)” shall be limited to those agreements entered into by the Company with the Third Party Capital Partners (as defined below), and do not include any stop loss reinsurance agreements written in the ordinary course of business to any entity that is not a Third Party Capital Partner.

[1]	Note to Draft: To be the Closing Date.

The Subject Business shall be limited to Stop Loss Reinsurance Contracts that the Company entered into with Third Party Capital Partners which either (i) are in force as of the Effective Date or (ii) incept during the Risk Period. “Third Party Capital Partners” shall mean those fund managers identified on Exhibit 2, inclusive of any individual funds managed by those fund managers.

ARTICLE II

AGGREGATE LIMIT

The Reinsurer shall indemnify the Company for Losses (as defined below) it pays under the Stop Loss Reinsurance Contracts comprising the Subject Business in an aggregate amount not to exceed (a) the Aggregate Limit for the respective Annual Period and (b) the Total Aggregate Limit for all Annual Risk Periods.

Losses under each Contract constituting the Subject Business will be covered in the Annual Risk Period in which the effective date of such Contract occurs. With respect to Losses under Stop Loss Reinsurance Contracts already in force as of the Effective Date, such Losses will be covered in the First Annual Risk Period.

The Company shall notify the Reinsurer of the Aggregate Limit for each Annual Risk Period no later than fifteen (15) days following the first day of each such Annual Risk Period.

There shall be no reinstatement whatsoever of any limit under this Agreement for any Annual Risk Period.

“Aggregate Limit” shall mean, for each Annual Risk Period:

First Annual Risk Period:	As determined by the Company, but not to exceed the greater of (a) $3,000,000,000 and (b) the total amount of limits for Stop Loss Reinsurance Contracts comprising the Subject Business in force on the Effective Date.

Second Annual Risk Period:	As determined by the Company, but not to exceed the lesser of (a) $3,000,000,000 and (b) the Total Aggregate Limit less the Aggregate Limit for the First Annual Risk Period.

Third Annual Risk Period:	As determined by the Company, but not to exceed the lesser of (a) $3,000,000,000 and (b) the Total Aggregate Limit less the Aggregate Limit for the First Annual Risk Period and the Aggregate Limit for the Second Annual Risk Period (such amount not to be less than zero).

“Risk Period” shall mean the period commencing at 12:01 a.m. Standard Time on the Effective Date to and including 11:59 p.m. Standard Time on December 31, 2021.

“Standard Time” shall follow the time specified or determined, as applicable, under the applicable Contract comprising the Subject Business.

“First Annual Risk Period” shall begin at 12:01 a.m. Standard Time on the Effective Date and end at 11:59 p.m. Standard Time on December 31, 2019.

“Second Annual Risk Period” shall begin at 12:01 a.m. Standard Time on January 1, 2020 and end at 11:59 p.m. Standard Time on December 31, 2020.

“Third Annual Risk Period” shall begin at 12:01 a.m. Standard Time on January 1, 2021 and end at 11:59 p.m. Standard Time on December 31, 2021.

“Total Aggregate Limit” shall mean $5,500,000,000.

ARTICLE III

TERM

This Agreement shall become effective, and the reinsurance coverage hereunder shall incept, as of 12:01 a.m. Standard Time as of the Effective Date and shall continue in effect from the Effective Date until:

(i)	Such time as the Company has no further liability with respect to the Subject Business and all amounts due to the Company under this Agreement have been paid by the Reinsurer;

(ii)	The Total Aggregate Limit has been paid in full; or

(iii)	This Agreement is terminated in accordance with its terms.

Upon the expiration of the Risk Period, the Reinsurer shall remain liable for all Losses (including, without limitation, all incurred Losses as well as Losses incurred but not reported) with respect to all Stop Loss Reinsurance Contracts comprising the Subject Business in force on the Effective Date or with effective dates during the Risk Period until the natural expiration date and final disposition of all of the Company’s obligations with respect to such Stop Loss Reinsurance Contracts.

ARTICLE IV

COVERAGE

Subject to the terms and conditions hereof, the Reinsurer shall indemnify the Company for 100% of losses paid by the Company under Stop Loss Reinsurance Contracts comprising the Subject Business, provided that the maximum amount payable by the Reinsurer hereunder in the aggregate for any Annual Risk Period shall not exceed the applicable Aggregate Limit for such Annual Risk Period or the Total Aggregate Limit during the Risk Period.

“Loss” or “Losses” shall be equal to the sum of all loss amounts to be paid (and in fact paid) by the Company in accordance with the terms of the Stop Loss Reinsurance Contracts comprising the Subject Business. For avoidance of doubt, “paid” as used herein shall include offset of any other balances held at the Company.

ARTICLE V

TERRITORY

This Agreement shall follow the territorial scope of the Stop Loss Reinsurance Contracts comprising the Subject Business.

ARTICLE VI

EXCLUSIONS

This Agreement shall be subject to the exclusions contained in the Stop Loss Reinsurance Contracts comprising the Subject Business.

ARTICLE VII

FOLLOW THE FORTUNES

The Reinsurer’s liability for each Contract comprising the Subject Business shall attach simultaneously with that of the Company and shall be subject in all respects to the same risks, terms, conditions, definitions, coverages, interpretations, waivers, modifications, alterations, and cancellations as the respective insurances (or reinsurances) of the Company (including, without limitation, coverage for any extra-contractual obligations or losses in excess of policy limits, as may be covered under any Stop Loss Reinsurance Contracts comprising the Subject Business). The true intent of this Agreement is that the Reinsurer shall, subject to the terms, conditions and limits of this Agreement, including the Total Aggregate Limit, follow the fortunes of the Company. Notwithstanding anything to the contrary, the Company and the Reinsurer agree that the Company would not otherwise agree to insure or reinsure risks under the Stop Loss Reinsurance Contracts without the Reinsurer’s absolute and unconditional commitment to follow the fortunes of the Company in all respects with respect thereto as expressly set forth in this Agreement in accordance with the terms hereof, except in cases of gross negligence, fraud and willful misconduct on the part of the Company.

ARTICLE VIII

PREMIUM

The Company will pay the Reinsurer the premium set forth on Exhibit 3 hereto on the Effective Date.

ARTICLE IX

REPORTS

Within twenty (20) Business Days after the close of each calendar quarter, the Company shall provide the Reinsurer the following information (each, a “Quarterly Report”) with respect to each Contract included in the Subject Business: the applicable Annual Period for such Contract, the remaining Aggregate Limit for each Annual Period and the aggregate premiums received for each Annual Period. In connection with the delivery of each Quarterly Report, the Company will also deliver an updated Stop Loss Reinsurance Contracts Schedule. In addition, the Company shall immediately notify the Reinsurer once it becomes aware of a claim under a Contract included in the Subject Business that is likely to give rise to a Loss under this Agreement.

ARTICLE X

SETTLEMENTS OF REINSURER’S LIABILTIIES

Within thirty (30) Business Days after receipt by the Reinsurer of any Quarterly Report, and an invoice reflecting amounts due under this Agreement, the Reinsurer shall pay to the Company amounts due hereunder.

Notwithstanding the above, in the event that at any time the Company becomes obligated to make a payment or series of payments under a Stop Loss Reinsurance Contract included in the Subject Business that will give rise to a Loss under this Agreement, before such payment is due, the Company may present to the Reinsurer an itemized statement of the amounts payable hereunder. The Reinsurer then shall be obligated (subject to the terms and conditions of this Agreement) to simultaneously pay such Loss to the Company when the Company makes the payment or series of payments under the Stop Loss Reinsurance.

ARTICLE XI

REPRESENTATIONS, WARRANTIES AND COVENANTS

(a)	The Reinsurer represents and warrants to the Purchaser and the Company as of the Effective Date that:

(i)

the Company and the Reinsurer are duly organized, validly existing and in good standing under the laws of their respective states of incorporation, and have the corporate and legal power and authority to own, lease and operate their assets, to carry on their business as now conducted and to enter into and consummate the transactions contemplated hereby;

(ii)

the Company and the Reinsurer have duly authorized, executed and delivered this Agreement, which constitutes the legal, valid and binding obligation of the Company and the Reinsurer enforceable against the Company and the Reinsurer in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles;

(iii)

the execution, delivery and performance by the Company and the Reinsurer of this Agreement, and the performance by the Company and the Reinsurer of their respective obligations hereunder will not (i) conflict with any of the provisions of the articles or certificate of incorporation and bylaws of the Company or the Reinsurer, as applicable, (ii) conflict with or result in a breach of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under, or result in the creation of any Lien on the shares of issued and outstanding capital stock of the Company or any property or asset owned by the Company under, any Permit, instrument, contract or other legally binding commitment or agreement to which the Company or the Reinsurer is a party or by which any of their respective properties or assets is bound, or (iii) violate any Law applicable to the Company or the Reinsurer or their respective properties or assets.

(b)	The Reinsurer covenants to the Company that it shall use utmost good faith in all of its dealings with the Company and in all of the transactions contemplated hereby.

“Purchaser” shall mean RenaissanceRe Holdings Ltd.

ARTICLE XII

ADMINISTRATION COVENANTS

The Company shall administer the Subject Business at the Company’s sole expense. The Reinsurer shall not be liable for any costs and expenses for the administration of the Subject Business and the Company shall be entitled to retain all revenues, premiums and fees related to the Subject Business.

The Company shall administer the Subject Business in a professional and competent manner consistent with the Company’s past practice and in accordance with the following:

(a)	the Company shall use utmost good faith in all of its dealings with the Reinsurer under this Agreement and in all of the transactions contemplated hereby;

(b)	the Company shall not make any material change in the guidelines, principles, practices or policies in effect on the date hereof with respect to pricing or underwriting the Subject Business;

(c)

the Company shall not make any material changes in the Company’s methods of accounting, except in accordance with commercially accepted accounting practices or as required by applicable law or accounting standards;

(d)

the Company shall not settle or compromise any claim under the Subject Business that is in excess of $10,000,000 individually or $25,000,000 in the aggregate without consent from the Reinsurer, such consent not to be unreasonably withheld;

(e)

the Company shall enforce its rights to salvage and subrogation relating to any loss, a part of which loss was sustained by the Reinsurer under this Agreement, and to prosecute all claims arising out of such rights if, in the Company’s opinion, it is economically reasonable to do so; if the Company refuses or neglects to enforce any rights of subrogation relating to the Subject Business, the Reinsurer will be entitled to exercise the Company’s right of subrogation, and is hereby empowered and authorized to institute appropriate action in the name of the Company;

(f)

the Company shall not transfer or sell, by any means, all or a portion of the Subject Business to an unaffiliated entity without the prior written consent of the Reinsurer, such consent not to be unreasonably withheld; and

(g)	the Company shall maintain books and records relating to the Subject Business and this Agreement in accordance with the Company’s policies and procedures generally applicable thereto.

ARTICLE XIII

CURRENCY

Wherever the word “Dollars” or sign “$” appear in this Agreement they shall be construed to mean United States Dollars.

For purposes of this Agreement, when the Company pays Losses in currencies other than United States currency, such Losses shall be converted into United States Dollars at the same rates of exchange as entered in the Company’s books.

ARTICLE XIV

ACCESS TO RECORDS/CONFIDENTIALITY

The Reinsurer and its duly appointed representatives shall have full access to the books and records of the Company during normal business hours on all Business Days and at any other reasonable times for the purpose of obtaining information concerning this Agreement and the Stop Loss Reinsurance Contracts covered hereunder or the subject matter hereof. Upon request, the Company shall supply the Reinsurer and its duly appointed representatives, at the Reinsurer’s expense, with copies of the whole or any part of such books and records relating to this Agreement or the subject matter hereof.

Each of the parties (as a receiving party, the “Receiving Party”) agrees, on behalf of itself and its affiliates, agents and representatives, to hold and keep confidential, and not to disclose to any third party (for the avoidance of doubt, “third party” as used herein shall not include any affiliates, agents, representatives or investors of the Receiving Party), any confidential and proprietary information of the other party (as disclosing party, the “Disclosing Party”) that it receives or has access to (unless requested or required by relevant insurance regulatory authorities or otherwise compelled to do so by applicable law). The Reinsurer further agrees, on behalf of itself and its affiliates, agents and representatives, that it shall not use any underwriting or related information received from the Company, except for the sole purpose of analyzing the risks to be ceded to the Reinsurer hereunder or in the application of the terms of this Agreement. The Receiving Party agrees to abide by any determination by the Disclosing Party that any information provided to the Receiving Party constitutes confidential and proprietary information.

ARTICLE XV

ERRORS AND OMISSIONS

Any inadvertent delay, omission, or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, provided such delay, omission or error is rectified promptly upon discovery.

ARTICLE XVI

RIGHT OF ASSOCIATION

The Reinsurer shall have the right, but not the obligation, to associate at its own expense with the Company in the adjustment, litigation or negotiation of claims arising from the Subject Business; however, the Company shall retain ultimate authority on handling of claims

ARTICLE XVII

ARBITRATION

Any dispute or claim between the Reinsurer and the Company arising out of or relating to this Agreement, including its formation and validity, shall be referred to arbitration. Arbitration shall be initiated by the delivery, by mail, facsimile, or other reliable means, of a written demand for arbitration by one party to the other. The arbitration shall be held in the State of New York or such other place as the parties may mutually agree.

Arbitration shall be conducted before a three-person arbitration panel appointed as follows. Each party shall appoint one arbitrator, and the two arbitrators so appointed shall then appoint a neutral umpire before proceeding. If either party fails to appoint an arbitrator within thirty (30) days after it receives a written request by the other party to do so, the requesting party may appoint both arbitrators. Should the two arbitrators fail to choose an umpire within thirty (30) days of the appointment of the second arbitrator, the parties shall appoint the umpire pursuant to the ARIAS●U.S. Umpire Selection Procedure. The arbitrators and umpire shall be either present or former executive officers of insurance or reinsurance companies, or arbitrators certified by ARIAS●U.S. The arbitrators and umpire shall not be under the control of either party, and shall have no financial interest in the outcome of the arbitration.

The arbitrators and umpire shall interpret this Agreement as an honorable engagement, and shall not be obligated to follow the strict rules of law or evidence. In making their award, they shall apply the custom and practice of the insurance and reinsurance industry, with a view to effecting the general purpose of the Agreement.

The decision of a majority of the arbitration panel shall be final and binding. The arbitration panel shall render its award in writing. Judgment upon the award may be entered in any court having jurisdiction. Each party shall pay: (i) the fees and expenses of its own arbitrator; and (ii) an equal share of the fees and expenses of the umpire and of the other expenses of the arbitration.

ARTICLE XVIII

NOTICES

All notices, requests, demands and other communications hereunder must be in writing (including facsimile transmission or electronic mail) and shall be deemed to have been duly given (i) when received if delivered by hand against written receipt, (ii) when received if sent by facsimile transmission or electronic mail between 9:00 a.m. and 5:00 p.m. on a Business Day, provided such transmission is confirmed by the transmitting machine or e-mail system of the sender, or (iii) if sent by overnight courier, two (2) Business Days after delivery to a recognized major overnight courier service, fees prepaid. In each case notices shall be addressed as follows:

If to the Company:

Tokio Millennium Re AG

Chesney House

96 Pitts Bay Road

Pembroke HM 08, Bermuda

Attn: [●]

Tel: [●]

Fax: [●]

E-mail: [●]

If to the Reinsurer:

Tokio Marine & Nichido Fire Insurance Co., Ltd.

1-2-1 Marunouchi, Chiyoda-Ku, Tokyo, 100-8050, Japan

Attention:

Tel: [●]

Fax: [●]

E-mail: [●]

ARTICLE XIX

MISCELLANEOUS

A. Offset. Both the Reinsurer and the Company shall have, and may exercise at any time, the right to offset any balance or balances due from one party to the other or, to the extent permitted by applicable law, such other’s successor, including a successor by operation of law. Such offset may only include balances due under this Agreement and any other reinsurance agreement heretofore or hereafter entered into between the Reinsurer and the Company (whether in the capacity as a reinsured or reinsurer) provided that such other reinsurance agreement(s) relate(s) only to the Subject Business or any portion thereof, regardless of whether such balances are in respect of premiums, commission, losses or otherwise.

B. Entire Agreement. This Agreement (including Stop Loss Reinsurance Contracts Schedules) contain the entire agreement between the parties, and supersede all prior or contemporaneous discussions, negotiations, representations, or agreements, relating to the subject matter hereof.

C. Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York (other than any mandatory conflict of law rule which might result in the application of the law of any other jurisdiction).

D. Third Party Rights. This Agreement is intended for the exclusive benefit of the parties to this Agreement and their respective successors and permitted assigns, and nothing contained in this Agreement shall be construed as creating any rights or benefits in or to any third party.

E. Headings. The captions of the various sections of this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning thereof.

F. Amendments. This Agreement may not be modified or amended or any term or provision hereof waived or discharged except in writing signed by the party against whom such amendment, modification, waiver or discharge is sought to be enforced.

G. Waiver. Except as otherwise provided in this Agreement, any failure or delay on the part of any party in exercising any power or right hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder or otherwise available at law or in equity.

H. Assignment. No party may assign any of its rights or obligations under this Agreement without the written consent of the other party to this Agreement. Except as otherwise provided in this Agreement, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and assigns of each party to this Agreement.

I. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized directors and officers, as the case may be.

TOKIO MILLENNIUM RE AG

By:

Name:
Title:

TOKIO MARINE & NICHIDO FIRE INSURANCE CO., LTD.

By:

Name:
Title:

EXHIBIT 1

Stop Loss Reinsurance Contracts Schedule

EXHIBIT 2

Third Party Capital Partners

EXHIBIT G

ADDENDUM NO. 14 TO THE SOFTWARE DEVELOPMENT AND CONSULTING SERVICES AGREEMENT

This ADDENDUM NO. 14 TO THE SOFTWARE DEVELOPMENT AND CONSULTING SERVICES AGREEMENT (the “Addendum”), dated as of [•], 2018, is made by and between Tokio Millennium Re AG, a Swiss corporation (the “Assignee”) and Tokio Marine Technologies LLC, a Delaware limited liability company (the “Assignor”).

WHEREAS, Tokio Millennium Re Ltd. and Assignee have entered into that certain Software Development and Consulting Services Agreement, dated as of September 1, 2007 (the “Agreement”);

WHEREAS, on October 15, 2013, Tokio Millennium Re Ltd. changed its corporate name to Tokio Millennium Re AG;

WHEREAS, on [•], Tokio Marine & Nichido Fire Insurance Co., Ltd., and Renaissancere Holdings Ltd (“Purchaser”) entered into a stock purchase agreement (the “SPA”) pursuant to which, among other things, Purchaser agreed to acquire the outstanding share capital of Assignee; and

WHEREAS, as contemplated under the SPA, the Assignor and Assignee would like to amend and clarify their rights to DEVELOPED TECHNOLOGY (as defined in the Agreement).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements set forth in the Agreement and the SPA, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendments.

a.	A new Section 4.3 is hereby added to the Agreement:

TMT agrees to assign, and hereby does assign, to TMRE all right, title and interest in and to all DEVELOPED TECHNOLOGY created, developed, conceived, made or reduced to practice under and during the scope of the DEVELOPMENT PROGRAM or related activities under this Agreement whether created, developed, conceived, made or reduced practice prior to or after the EFFECTIVE DATE. If any DEVELOPED TECHNOLOGY cannot be assigned or did or does not otherwise vest in TMRE, to the extent allowed by applicable agreements and laws, TMT, on behalf of itself, its employees, officers and subcontractors, hereby grants to TMRE an exclusive, assignable, irrevocable, perpetual, worldwide, sublicenseable (through one or multiple tiers), royalty-free, unlimited license to use, make, modify, sell, offer for sale, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally perform and display such DEVELOPED TECHNOLOGY in any media now known or hereafter known. To the extent rights related to paternity, integrity, disclosure, and withdrawal of DEVELOPED TECHNOLOGY (collectively, “MORAL RIGHTS”) may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where MORAL RIGHTS exist, TMT, on behalf of itself, its employees, officers and subcontractors, hereby irrevocably waives such MORAL RIGHTS and consents to any action of TMRE that would violate such MORAL RIGHTS in the absence of such consent.

b.	Appendix A is hereby amended to include the following services under section (b):

(9)	Providing maintenance and support services regarding any TMT software and/or hardware used by TMRE and its affiliates in analyzing risk; and

(10)	Assisting TMRE in transitioning maintenance and support for any TMT systems, models, software and hardware used by TMRE and its affiliates in analyzing risk to TMRE’s full control.

2. No Representations and Warranties. Assignee acknowledges that the DEVELOPED TECHNOLOGY and all rights therein are assigned on an “as is” basis. Except as provided in the Agreement (as amended) and the SPA, Assignor hereby disclaims all representations and warranties with respect to the DEVELOPED TECHNOLOGY.

3. Governing Law. This Addendum is construed under and ruled by the laws of the State of Delaware.

4. Counterparts. This Addendum may be executed in two or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Addendum by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart thereof.

[Signature Page follows]

IN WITNESS WHEREOF, Assignor and Assignee each has caused this Addendum to be executed as of the date first written above.

TOKIO MARINE TECHNOLOGIES LLC	TOKIO MILLENNIUM RE AG

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to the ADDENDUM NO. 14 TO THE SOFTWARE

DEVELOPMENT AND CONSULTING SERVICES AGREEMENT]

AMENDMENT NO. 1

This Amendment No. 1 (the “Amendment”), dated as of November 5, 2018, is made in reference to that certain Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of October 30, 2018, by and among RenaissanceRe Holdings Ltd., a Bermuda exempted company limited by shares (the “Acquiror”), Tokio Marine & Nichido Fire Insurance Co., Ltd., a Japanese joint stock corporation (“Parent”), and, solely with respect to Section 5.14 and Article XI thereof, Tokio Marine Holdings, Inc., a Japanese joint stock corporation (the “Holding Company”).

W I T N E S S E T H:

WHEREAS, the parties intend for this Amendment to qualify as an amendment to the Stock Purchase Agreement in compliance with the requirements for doing so that are set forth in Section 11.08 of the Stock Purchase Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parent, the Holding Company and the Acquiror, in accordance with Section 11.08 of the Stock Purchase Agreement, hereto agree to the following:

Section 1. Amendments to the Stock Purchase Agreement. The parties hereby agree to amend the Stock Purchase Agreement as follows:

(a) Section 2.04(a)(iv)(3) of the Stock Purchase Agreement is hereby amended and restated in its entirety as follows:

“(3) the TPC Agreement substantially in the form attached hereto as Exhibit F (the “TPC Agreement”),”

(b) Exhibit F of the Stock Purchase Agreement is hereby amended and restated in its entirety as set forth in Exhibit F hereto.

Section 2. References. Unless otherwise specifically defined in this Amendment, each term used in this Amendment that is defined in the Stock Purchase Agreement has the meaning assigned to that term in the Stock Purchase Agreement. Each reference in the Stock Purchase Agreement to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Stock Purchase Agreement shall from and after the effective date of this Amendment refer to the Stock Purchase Agreement as amended hereby, except in any instance in the Stock Purchase Agreement where any such reference relates to the original date of the execution of the Stock Purchase Agreement (including, without limitation, any references to “as of the date hereof”) in which instance each such reference shall relate to the Stock Purchase Agreement before giving effect to this Amendment.

Section 3. Miscellaneous. Article XI of the Stock Purchase Agreement is hereby incorporated by reference, mutatis mutandis.

[Signature Page Follows]

1

IN WITNESS WHEREOF, the Parent have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

TOKIO MARINE & NICHIDO FIRE INSURANCE CO., LTD.

By:	/s/ Satoru Komiya
	Name:	Satoru Komiya
	Title:	Senior Managing Director

TOKIO MARINE HOLDINGS, INC., solely with respect to Section 5.14 and Article XI

By:	/s/ Satoru Komiya
	Name:	Satoru Komiya
	Title:	Senior Managing Director

Signature Page

Amendment No. 1 to Stock Purchase Agreement

2

RENAISSANCERE HOLDINGS LTD

By:	/s/ Kevin J. O’Donnell
	Name:	Kevin J. O’Donnell
	Title:	Chief Executive Officer and President

Signature Page

Amendment No. 1 to Stock Purchase Agreement

3

Exhibit F

TPC Agreement

[See Exhibit F above]